As filed with the Securities and Exchange Commission on February 6, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ameri Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7379	95-4484725
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	100 Canal Pointe Blvd., Suite 108 Princeton, New Jersey 08540 (732) 243-9250
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Giri Devanur President and Chief Executive Officer 100 Canal Pointe Boulevard, Suite 108 Princeton, New Jersey 08540
	(732) 243-9250
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Adam W. Finerman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019 (212) 451-2300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share, underlying Warrants	1,666,666(1)	$1.80(2)	$2,999,999	$347.70
Common Stock, par value $0.01 per share, underlying Warrants	1,000,000(3)	$6.00(2)	$6,000,000	$695.40
Common Stock, par value $0.0001 per share	1,749,888(4)	$6.51(5)	$11,391,771	$1,320.31
Warrants to purchase Common Stock	2,666,666(6)	—(7)	—(7)	—(7)
9.0% Series A Cumulative Preferred Stock, par value $0.01 per share	363,611(8)	$50.00(9)	$18,180,550	$2,107.13
TOTAL			$38,572,320	$4,470.54
__________

(1)
Represents the issuance by the Registrant of 1,666,666 shares of common stock underlying a warrant issued in connection with a private transaction that closed on May 26, 2015.  Pursuant to Rule 416, there are also being registered such indeterminable additional shares of common stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)	Based on the exercise price of the applicable warrant in accordance with Rule 457(g) under the Securities Act.

(3)
Represents the issuance by the Registrant of 1,000,000 shares of common stock underlying a warrant issued in connection with a private transaction that closed on May 13, 2016.  Pursuant to Rule 416, there are also being registered such indeterminable additional shares of common stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(4)
Represents the resale of 83,189 shares of common stock issued to our non-executive directors as compensation for their service to the Registrant, as well as 1,111,111 shares of common stock issued to Lone Star Value Investors, LP (“LSVI”) pursuant to the exercise of a warrant on May 13, 2016 and 555,588 additional shares of common stock held by LSVI.

(5)
Estimated at $6.51 per share, the average of the high and low prices of the Registrant’s common stock as reported on the OTCQB Marketplace on January 30, 2017, solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(6)	Represents the resale of warrants to purchase common stock sold in private transactions that closed in May 2015 and May 2016.

(7)	No fee pursuant to Rule 457(g) under the Securities Act.

(8)
Represents the resale of 363,611shares of 9.0% Series A Cumulative Preferred Stock issued pursuant to an exchange of an outstanding convertible note of the Registrant for such shares on December 30, 2016.  Pursuant to Rule 416, there are also being registered such indeterminable additional shares of 9.0% Series A Cumulative Preferred Stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(9)	Calculated in accordance with Rule 457(i) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. No securities may be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 6, 2017

Preliminary Prospectus

AMERI HOLDINGS, INC.

2,666,666 Shares of Common Stock Issuable upon Exercise of Outstanding Warrants

1,749,888 Shares of Common Stock
2,666,666 Warrants to Purchase Common Stock
363,611 Shares of 9.0% Series A Cumulative Preferred Stock

This prospectus relates to the issuance by us of (i) 1,666,666 shares of our common stock, par value $0.01 per share (the “Common Stock”) upon the exercise of warrants (the “Original Warrants”) that were issued in our May 26, 2015 private transaction with one of our significant stockholders, Lone Star Value Investors, LP (“LSVI”), and (ii) 1,000,000 shares of Common Stock upon the exercise of warrants, which were issued in a private transaction with LSVI on May 13, 2016 (the “Additional Warrants” and, together with the Original Warrants, the “Warrants”).  Each Original Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $1.80 per share and each Additional Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $6.00 per share.  We will receive the proceeds from the exercise of the Warrants, but not from the sale of the underlying Common Stock.

This prospectus also relates to the resale of 1,749,888 shares of our Common Stock, 2,666,666 Warrants, and 363,611 shares of our 9.0% Series A Cumulative Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), by the selling security holders named in this prospectus or their permitted transferees.  The shares of Common Stock being offered by the selling security holders consists of 83,189 shares of Common Stock issued to our non-executive directors as compensation for their service to us, as well as 1,111,111 shares of Common Stock issued to LSVI pursuant to the partial early exercise of the Original Warrant on May 13, 2016 and 555,588 additional shares of Common Stock held by LSVI.

The selling security holders may offer, sell or distribute all or a portion of their securities publicly or through private transactions at prevailing market prices or at negotiated prices.  We will not receive any of the proceeds from the sale of the securities owned by the selling security holders.  We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws.  The selling security holders will bear all commissions and discounts, if any, attributable to their sale of securities.  See “Plan of Distribution” beginning on page 70 of this prospectus.

Our Common Stock is quoted on the OTCQB Marketplace under the symbol “AMRH”.  There is no established trading market for our Warrants or the Series A Preferred Stock.  On January 30, 2017, the closing price of our Common Stock was $6.51.  As of January 30, 2017, we had 14,002,494 shares of Common Stock, 2,666,666 Warrants and 363,611 shares of Series A Preferred Stock issued and outstanding.

Our principal executive offices are located at 100 Canal Pointe Blvd., Suite 108, Princeton, New Jersey 08540, and our telephone number is (732) 243-9250.

INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” ON PAGE 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

The date of this prospectus is ___________, 2017

TABLE OF CONTENTS

Prospectus Summary	2
Risk Factors	10
Cautionary Note Regarding Forward-Looking Statements	26
Use of Proceeds	27
Determination of Offering Price	27
Price Range of Securities and Dividends	28
Description of Business	29
Management’s Discussion and Analysis of Financial Condition and Results of Operations	40
Management	51
Executive Compensation	58
Certain Relationships and Related Transactions	64
Security Ownership of Certain Beneficial Owners and Management	65
Selling Security Holders	67
Plan of Distribution	70
Description of Capital Stock	73
Legal Matters	76
Experts	76
Where You Can Find More Information	76
Index to Consolidated Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless the context indicates otherwise, the terms “Ameri,” “the Company,” “we,” “us” and “our” refer to Ameri Holdings, Inc., a Delaware corporation and its subsidiaries.

Our Company

We are a next generation technology-management solutions firm that does business under the brand name “Ameri100”. We have built products and services to assist global 2000 companies by architecting and delivering the best technology solutions enabling customers to transform their business processes. We have built a new method of measuring the effectiveness of technology deployments across large and medium size companies. Through acquisitions, we have built deep consulting expertise in business process management and enterprise resource planning particularly surrounding SAP software and technology.

Our primary business objective is to develop enhanced business capabilities over time leveraging technology and providing our clients with  a competitive advantage. Our line of products includes the Langer Index, developed by Dr. Arthur M. Langer and under exclusive license to us.  The Langer Index is an assessment system that helps define insights in businesses and create impactful transformations.  The primary goal of the Langer Index is to assess the information technology (“IT”) readiness of a medium and large sized IT organization.  The Langer Index helps streamline existing data collection, enabling more expeditious, hassle-free mobile data collection. The Langer Index provides sophisticated data analysis and visualization capabilities for business users and promotes the CIO team to build strategies and action plans to achieve strategic initiatives. While most scorecards retain the traditional financial metrics that are backward looking, the Langer Index is a predictor of future success. Our other product offerings include our Simple Advanced Planning and Optimization (APO) application, which provides sales professionals with real-time collaboration capabilities, and our Integrated Business Planning (IBP) / Sales and Operations Planning (S&OP) Mobile Analytics application, one of several applications for analyzing and managing large data sets that addresses sales and operations planning.  Most recently, we have also incorporated S/4 Hana product offerings including the Hana Cloud Platform (HCP), Hana Enterprise Cloud (HEC) and Hana Cloud Integration (HCI).

As of December 31, 2016, we employed 237 employees in 10 locations in the United States, Canada and India. For the three months ended September 30, 2016, nine months ended September 30, 2016 and nine months ended December 31, 2015, we generated revenues of $10,058,558, $23,758,460 and $15,976,422, respectively, and incurred net losses of $1,718,549, $4,088,625, and $1,890,758, respectively.

Our Business Strategy

Our business strategy is to continue to expand through a combination of internal growth and targeted, strategic acquisitions.  Our internal growth strategy includes the following primary areas of focus:

•
Product-line Expansion:  We continue to expand the types of products and services that we provide to our clients.  Most recently this includes integration of the S/4 Hana product series including HCP, HEC and HCI.  We believe this product series will constitute an important product line for our company over the next five years because SAP users are required to migrate to S/4 Hana by 2023.

•	Client Expansion: We continue to aggressively pursue new clients particularly as we expand the products and services we provide in an ongoing effort to both add revenue and diversify our business.

•
Vertical Integration:  We continue to focus on expanding the nature and extent of products and services provided to each client through networking beyond the then-current primary business provided on a client-by-client basis.

Our strategy to expand through targeted, strategic acquisitions involves leveraging our relationships in our industry to source and acquire other companies that have attractive revenues and earnings and share similar core values with us.  Employing this strategy has resulted in our acquiring four companies in the past two years in our sector and we continue to target and review other acquisition candidates for possible acquisition in the next two years, including the proposed acquisition of an SAP consulting services company. See “Recent and Proposed Acquisitions – Letter of Intent” below.

Background

We were incorporated under the laws of the State of Delaware in February 1994 as Spatializer Audio Laboratories, Inc., which was a shell company immediately prior to our completion of a “reverse merger” transaction on May 26, 2015, in which we caused Ameri100 Acquisition, Inc., a Delaware corporation and our newly created, wholly owned subsidiary, to be merged with and into Ameri and Partners Inc (“Ameri and Partners”), a Delaware corporation (the “Merger”). As a result of the Merger, Ameri and Partners became our wholly owned subsidiary with Ameri and Partners’ former stockholders acquiring a majority of the outstanding shares of our common stock. The Merger was consummated under Delaware law, pursuant to an Agreement of Merger and Plan of Reorganization, dated as of May 26, 2015 (the “Merger Agreement”), and in connection with the Merger we changed our name to AMERI Holdings, Inc.

Ameri Holdings Inc., along with its ten subsidiaries, Ameri and Partners, Ameri Consulting Service Private Ltd., Ameri100 Georgia Inc., Bellsoft India Solutions Private Ltd., BSI Global IT Solutions Inc., Linear Logics, Corp. Winhire Inc, Ameri100 Virtuoso Inc., DC&M Partners, L.L.C. and Bigtech Software Private Limited, provides consulting services and technology solutions to enterprise clients around the globe.

Organizational Chart

Additional Information

Our principal executive offices are located at 100 Canal Pointe Blvd., Suite 108, Princeton, New Jersey 08540, and our telephone number is (732) 243-9250.  Our website is www.ameri100.com.

Recent and Proposed Acquisitions

Letter of Intent

On August 3, 2016, we entered into a non-binding letter of intent relating to the proposed acquisition (the “Proposed Acquisition”) of an SAP consulting services company (the “Target”).  As of February 1, 2017, the terms of the Proposed Acquisition include the purchase of all of the outstanding shares of the Target in exchange for the issuance of shares of our Common Stock valued at an aggregate of $3,750,000, the issuance of a 6% unsecured promissory note, and earn-out payments of up to $3,600,000 worth of our common stock to be paid, if earned, over the course of two years, starting in 2018.  The Target provides U.S. domestic, offshore and onsite SAP consulting services and had revenues for the nine months ended September 30, 2016 of over $6 million (based on unaudited financial statements). We anticipate that due diligence can be completed and the Proposed Acquisition can be closed during the first quarter of 2017, although the Proposed Acquisition is subject to approval by our lender and there can be no assurance the transaction will be consummated in this time frame or at all. Approval of our board of directors will be required for the closing of the Proposed Acquisition. Stockholder approval is not necessary to approve the Proposed Acquisition, and we do not believe there are any required regulatory approvals or that the Proposed Acquisition constitutes a significant acquisition for the Company.

Acquisition of DC&M

On July 29, 2016, we acquired 100% of the membership interests of DC&M Partners, L.L.C. (“DCM”), an Arizona limited liability company, pursuant to the terms of a Membership Interest Purchase Agreement by among us, DCM, all of the members of DCM, Giri Devanur and Srinidhi “Dev” Devanur, our President and Chief Executive Officer and Executive Vice Chairman, respectively. DCM is a provider of information technology development, consulting and management services and is located in Chandler, Arizona.

The purchase price for the acquisition of DCM consisted of: (a) a cash payment in the amount of $3,000,000 at closing, (b) 1,600,000 shares of our common stock, which are to be issued on July 29, 2018 or upon a change of control of our company (whichever occurs earlier), and (c) earn-out payments of $1,500,000 payable in cash each year to be paid, if earned, in 2017 and 2018.

Acquisition of Virtuoso

On July 22, 2016, we, through wholly-owned acquisition subsidiaries, acquired all of the outstanding membership interests of Virtuoso, L.L.C. (“Virtuoso”), a Kansas limited liability company, pursuant to the terms of an Agreement of Merger and Plan of Reorganization, by and among us, Virtuoso Acquisition Inc., Ameri100 Virtuoso Inc., Virtuoso and the sole member of Virtuoso (the “Sole Member”).  Virtuoso is an SAP consulting firm specialized in providing services on SAP S/4 HANA finance, enterprise mobility and cloud migration and is based in Leawood, Kansas. In connection with the merger, Virtuoso’s name was changed to Ameri100 Virtuoso Inc.  The Virtuoso acquisition did not constitute a significant acquisition for the Company.

The purchase price paid to the Sole Member for the acquisition of Virtuoso consisted of: (a) a cash payment in the amount of $675,000 which was due within 90 days of closing and was paid on October 21, 2016, (b) $659,138, or 101,250 shares of the Company’s common stock at closing at a market price of $6.51 per share, on July 22, 2016, and (c) earn-out payments in cash and stock of $225,000 and approximately $280,744, respectively, to be paid, if earned, in 2017, 2018 and 2019.

Acquisition of Bigtech Software Private Limited

On June 23, 2016, we entered into a definitive agreement to purchase Bigtech Software Private Limited (“Bigtech”), a pure-play SAP services company providing a complete range of SAP services including turnkey implementations, application management, training and basis ABAP support. Based in Bangalore, India, Bigtech offers SAP services to bring effectiveness in business operations to companies of all sizes and verticals. The acquisition of Bigtech was effective as of July 1, 2016, and the consideration paid for the acquisition was:

•	$340,000;

•	Warrants for the purchase of 51,000 shares of our common stock, with such warrants exercisable for two years; and
•	$255,000, which may become payable in cash as a commission to the sellers of Bigtech if Bigtech achieves certain revenue targets.

Bigtech’s financial results are included in our unaudited condensed consolidated financial results starting July 1, 2016.  The Bigtech acquisition did not constitute a significant acquisition for the Company.

Acquisition of Bellsoft, Inc.

On November 20, 2015, we completed the acquisition of Bellsoft, Inc., a consulting company based in Lawrenceville, Georgia with over 175 consultants specialized in the areas of SAP software, business intelligence, data warehousing and other enterprise resource planning services.  Following the acquisition, the name of Bellsoft, Inc. was changed to Ameri100 Georgia Inc. (“Ameri Georgia”).  Ameri Georgia has operations in the United States, Canada and India. For financial accounting purposes, we recognized September 1, 2015 as the effective date of the acquisition.  The consideration for the acquisition of Ameri Georgia included:

•	A cash payment in the amount of $3,000,000, which was paid at closing;
•	235,295 shares of our common stock issued at closing;
•	$250,000 quarterly cash payments to be paid on the last day of each calendar quarter of 2016;
•	A $1,000,000 cash reimbursement to be paid 5 days following closing to compensate Ameri Georgia for a portion of its approximate cash balance as of September 1, 2015;
•	Approximately $2,910,817 to be paid within 30 days of closing in connection with the excess of Ameri Georgia’s accounts receivable over its accounts payable as of September 1, 2015; and
•
Earn-out payments of approximately $500,000 a year for 2016 and 2017, if earned through the achievement of annual revenue and EBITDA targets specified in the purchase agreement, subject to downward or upward adjustment depending on actual results.

The Offering

We are registering (i) the offer and sale by us of 2,666,666 shares of Common Stock underlying Warrants previously issued by us and (ii) the resale of 1,749,888 shares of Common Stock, 2,666,666 Warrants, and 363,611 shares of Series A Preferred Stock by the selling security holders named in this prospectus or their permitted transferees.

Issuance of Common Stock Underlying Warrants

Shares to be issued upon exercise of Warrants	2,666,666 shares of Common Stock underlying our Warrants.

Shares outstanding prior to exercise of Warrants	14,002,494 shares of Common Stock as of January 30, 2017.

Shares to be outstanding assuming exercise of all Warrants	16,669,160 shares of Common Stock.

Terms of Warrants
Each Original Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $1.80 per share and each Additional Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $6.00 per share. Each Warrant may be exercised at any time, with the Original Warrants exercisable until May 26, 2020 and the Additional Warrants exercisable until May 13, 2021, or earlier upon redemption or liquidation.

Use of Proceeds
We expect to receive approximately $9,000,000 in gross proceeds assuming the cash exercise of all of the Warrants at their respective exercise prices.  However, the Original Warrants may be exercised on a cashless basis, in which case we would expect to receive $6,000,000 in gross proceeds from the cash exercise of the Additional Warrants. We intend to use any net proceeds from the cash exercise of the Warrants for working capital, business acquisitions general corporate purposes.

Trading market	The Warrants are not quoted or listed on any national exchange or quotation system and our company does not currently intend to apply for the listing or quotation of the Warrants.

Resale of Common Stock, Warrants and Series A Convertible Preferred Stock by Selling Security Holders

Common Stock offered by the selling security holders	We are registering 1,749,888 shares of Common Stock to be offered by the selling security holders named herein.

Warrants offered by the selling security holders
Each Original Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $1.80 per share and each Additional Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $6.00 per share.  The Original Warrants may also be exercised on a cashless basis pursuant to the terms of such warrants.  Each Warrant may be exercised at any time, with the Original Warrants exercisable until May 26, 2020 and the Additional Warrants exercisable until May 13, 2021, or earlier upon redemption or liquidation.

Series A Preferred Stock offered by the selling security holders	We are registering 363,611 shares of Series A Preferred Stock to be offered by the selling security holders.

Dividends on Series A Preferred Stock
Holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Company’s board of directors, cumulative dividends at the rate of 9.0% per annum (the dividend rate) on the $50 liquidation preference per share of the Series A Preferred Stock, payable quarterly in arrears on each dividend payment date. Dividends are paid in cash or, at the Company’s option, in additional shares of Series A Preferred Stock or a combination thereof.  For more information, please read “Description of Capital Stock—Series A Preferred Stock.”

Voting Rights of Series A Preferred Stock
The Series A Preferred Stock has no voting rights; however, if the Company does not pay dividends on the Series A Preferred Stock for six or more quarterly periods, whether or not consecutive, the holders of the Series A Preferred Stock, voting as a single class with the holders of any other parity security upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on the Company’s board of directors until the Company pays all dividends owed on the Series A Preferred Stock and parity securities. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock (such series voting together as a separate class) shall be required for to authorize, create or increase shares ranking senior to the Series A Preferred Stock or to effect certain amendments to the Company charter that would materially and adversely affect the terms of the Series A Preferred Stock.

Series A Preferred Stock Optional Redemption / Special Redemption upon Change of Control
The Company may not redeem the Series A Preferred Stock prior to the one year anniversary of its issuance, except pursuant to a special redemption following a change of control of the Company.  On and after the one year anniversary of the issuance of the Series A Preferred Stock, the Company may redeem the Series A Preferred Stock for cash at its option, in whole or in part, at a redemption price of $50 per share, plus accrued and unpaid dividends.  Following a change of control, the Company will have the option to redeem the Series A Preferred Stock for cash at $50 per share plus accrued and unpaid dividends, in whole or in part.

Series A Preferred Stock Limited Conversion Right upon a Change of Control Redemption	Upon a change of control, holders of the Series A Preferred Stock will have the right (unless, prior to the change of control conversion date, the Company provides notice of its election to redeem the Series A Preferred Stock) to convert some or all of the Series A Preferred Stock on a specified change of control conversion date into a number of shares of Common Stock (or equivalent value of alternative consideration) per share of Series A Preferred Stock to be converted equal to the lesser of:

	•
the quotient obtained by dividing (1) the sum of the $50.00 liquidation preference plus the amount of any accumulated and unpaid dividends to, but not including, the change of control conversion date (unless the change of control conversion date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividends will be included in this sum) by (2) the common stock price at the time of conversion; and

	•	25.

If, prior to the change of control conversion date, the Company provides a redemption notice, whether pursuant to the special optional redemption right in connection with a change of control or the optional redemption right, the Series A Preferred Stock will not have any right to convert in connection with the change of control conversion right and any Series A Preferred Stock subsequently selected for redemption that has been tendered for conversion will be redeemed on the related date of redemption instead of converted on the change of control conversion date.

No Maturity or Mandatory Redemption of Series A Preferred Stock	The Series A Preferred Stock shall not have any stated maturity redemption date and will not be subject to any sinking fund or mandatory redemption provisions except for redemption at the Company’s option upon a change of control.

Terms of the offering	The selling security holders will determine when and how they will dispose of the Common Stock, Warrants and Series A Preferred Stock registered under this prospectus for resale.

Securities outstanding prior to this offering	14,002,494 shares of our Common Stock and 363,611 shares of our Series A Preferred Stock are issued and outstanding as of January 30, 2017. In addition, as of January 30, 2017, 2,666,666 shares of Common Stock are issuable upon exercise of the 2,666,666 outstanding Warrants.

Securities outstanding after this offering	16,669,160 shares of our Common Stock, which assumes the exercise of all Warrants, and 363,611 shares of our Series A Preferred Stock. The number of shares of Common Stock outstanding after this offering excludes the 338,431 shares of Common Stock available for future issuance under the Ameri Holdings, Inc. 2015 Equity Incentive Award Plan.

Use of Proceeds	We will not receive any of the proceeds from the sale of shares of Common Stock, Warrants or Series A Preferred Stock by the selling security holders. However, we will receive proceeds from the cash exercise of Warrants if they are exercised by the selling security holder, provided that the Original Warrants may be exercised on a cashless basis. We intend to use any net proceeds from the cash exercise of the Warrants for working capital, business acquisitions general corporate purposes.

Trading market and ticker symbol	Our Common Stock is quoted on the OTCQB Marketplace under the symbol “AMRH”. There has been no market for our Warrants and Series A Preferred Stock and we do not expect a public market to develop for them, or, if any market does develop for either security, it may not be sustained. Our Warrants and Series A Preferred Stock are not listed on any exchange or quoted on the OTC Bulletin Board.

For additional information concerning the offering, see “Plan of Distribution” beginning on page 70.

Risk Factors

Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 10.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows and our prospects could be harmed. In that event, the price of our securities could decline and you could lose part or all of your investment.

Risk Factors Relating to Our Business and Industry

We recorded a net loss for the three and nine months ended September 30, 2016, and there can be no assurance that our future operations will result in net income.

For the three and nine months ended September 30, 2016, we had net revenues of $10,058,558 and $23,758,460, respectively, and net losses of $1,718,549 and $4,088,625, respectively. At September 30, 2016, we had stockholders’ equity of $4,752,604, an increase of $4,494,071 from December 31, 2015. There can be no assurance that our future operations will result in net income. Our failure to increase our revenues or improve our gross margins will harm our business. We may not be able to achieve profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, our gross margins fail to improve or our operating expenses exceed our expectations, our operating results will suffer. The prices we charge for our solutions and services may decrease, which would reduce our revenues and harm our business. If we are unable to sell our solutions at acceptable prices relative to our costs, or if we fail to develop and introduce on a timely basis new solutions and services from which we can derive additional revenues, our financial results will suffer.

We and our subsidiaries have limited operating histories and therefore we cannot ensure the long-term successful operation of our business or the execution of our business plan.

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by emerging growth companies in new and rapidly evolving markets, such as the technology consulting markets in which we operate. We must meet many challenges including:

•	establishing and maintaining broad market acceptance of our solutions and services and converting that acceptance into direct and indirect sources of revenue;
•	establishing and maintaining adoption of our technology solutions in a wide variety of industries and on multiple enterprise architectures;
•	timely and successfully developing new solutions and services and increasing the functionality and features of existing solutions and services;
•	developing solutions and services that result in high degrees of enterprise client satisfaction and high levels of end-customer usage;
•	successfully responding to competition, including competition from emerging technologies and solutions;
•	successfully integrating acquired companies with their respective clients and line of products and services into our company;
•	developing and maintaining strategic relationships to enhance the distribution, features, content and utility of our solutions and services; and
•	identifying, attracting and retaining talented technical services staff at reasonable market compensation rates in the markets in which we employ.

Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all.  If we are unable to successfully address these risks our business will be harmed.

Uncertain global economic conditions may continue to adversely affect demand for our services.

Our revenue and gross margin depend significantly on general economic conditions and the demand for IT services in the markets in which we operate. Economic weakness and constrained IT spending has resulted, and may result in the future, in decreased revenue, gross margin, earnings and growth rates. A material portion of our revenues and profitability is derived from our clients in North America, Canada and Europe. Recent or future weakening in these markets may result in high government deficits, credit downgrades or otherwise, could have a material adverse effect on our results of operations. Ongoing economic volatility and uncertainty affects our business in a number of other ways, including making it more difficult to accurately forecast client demand beyond the short term and effectively build our revenue and resource plans.  Economic downturns also may lead to restructuring actions and associated expenses.  Uncertainty about future economic conditions makes it difficult for us to forecast operating results and to make decisions about future investments. Delays or reductions in IT spending could have a material adverse effect on demand for our products and services, and consequently the results of operations, financial condition, cash flows and stock price.

Our operations and assets in India expose us to regulatory, economic, political and other uncertainties in India, which could harm our business.

We have an offshore presence in India where a number of our technical professionals are located.  In the past, the Indian economy has experienced many of the problems confronting the economies of developing countries, including high inflation and varying gross domestic product growth.  Salaries and other related benefits constitute a major portion of our total operating costs.  Many of our employees based in India where our wage costs have historically been significantly lower than wage costs in the United States and Europe for comparably skilled professionals, and this has been one of our competitive advantages.  However, wage increases in India or other countries where we have our operations may prevent us from sustaining this competitive advantage if wages increase.  We may need to increase the levels of our employee compensation more rapidly than in the past to continue to recruit and retain talent. If such events occur, we may be unable to continue to increase the efficiency and productivity of our employees and wage increases in the long term may reduce our profit margins.

Further, India has experienced natural disasters and incidents of terrorism, which have emerged as the biggest risk.  In the event that any of our business centers are affected by any such disasters, we may sustain damage to our operations and properties, suffer significant losses and be unable to complete our client engagements in a timely manner. In addition, companies may decline to contract with us for services in the light of these risks, because of more generalized concerns about relying on a service provider utilizing international resources that may be viewed as less stable than those provided domestically.

We are subject to significant influence over actions exercised by the Indian government, which could have an adverse effect on our business sector. Such actions by the government could influence the functioning of our business both in long and short term.  We have been provided significant tax incentives in the past, which includes among other things, tax holidays and favorable rules on foreign investment and repatriation. In addition, a change in laws, policies and regulations by the regulators including changes in industry or trade policies, budget amendments or a change in the government could require costly changes to the way we operate and remove any of the benefits realized by us which could have a material adverse effect on our business, results of operations and financial condition.

Our clients may seek to reduce their dependence on India for outsourced IT services or take advantage of the services provided in countries with labor costs similar to or lower than India.

Clients that presently outsource a significant proportion of their IT services requirements to vendors in India may, for various reasons, including in response to rising labor costs in India and to diversify geographic risk, seek to reduce their dependence on one country. We expect that future competition will increasingly include firms with operations in other countries, especially those countries with labor costs similar to or lower than India, such as China, the Philippines and countries in Eastern Europe. Since wage costs in our industry in India are increasing, our ability to compete effectively will become increasingly dependent on our reputation, the quality of our services and our expertise in specific industries. If labor costs in India rise at a rate that is significantly greater than labor costs in other countries, our reliance on the labor in India may reduce our profit margins and adversely affect our ability to compete, which would, in turn, have a negative impact on our results of operations.

Our international operations subject us to exposure to foreign currency fluctuations.

We have operations in three countries, namely the United States, Canada and India, and as we expand our international operations, more of our customers pay us in foreign currencies. Transactions in currencies other than U.S. dollars subject us to fluctuations in currency exchange rates. Accordingly, changes in exchange rates between the U.S. dollar and other currencies could have a material adverse effect on our revenues and net income, which may in turn have a negative impact on our business, results of operations, financial condition and cash flows.  The exchange rate between the U.S. dollar and other currencies has changed substantially in recent years and may fluctuate in the future.  We expect that a majority of our revenues will continue to be generated in U.S. dollars for the foreseeable future and that a significant portion of our expenses, including personnel costs, as well as capital and operating expenditures, will continue to be denominated in other currencies such as the Indian Rupee.  The hedging strategies that we have implemented, or may in the future implement, to mitigate foreign currency exchange rate risks cannot reduce or completely offset our exposure to foreign exchange rate fluctuations and may expose our business to unexpected market, operational and counterparty credit risks.  Accordingly, we may incur losses from our use of foreign exchange derivative contracts that could have a material adverse effect on our business, results of operations and financial condition.

An inability to recruit and retain IT professionals will adversely affect our ability to deliver our services.

Our industry relies on large numbers of skilled IT employees, and our success depends upon our ability to attract, develop, motivate and retain a sufficient number of skilled IT professionals and project managers who possess the technical skills and experience necessary to deliver our services. Qualified IT professionals are in demand worldwide and are likely to remain a limited resource for the foreseeable future.  Our failure to attract or retain qualified IT professionals in sufficient numbers may have a material adverse effect on our business, results of operations, financial condition and cash flows.

As part of our growth strategy, we intend to acquire other businesses; however, there is no assurance that we will be able to identify appropriate acquisition targets, successfully acquire identified targets, acquire identified targets on favorable terms or successfully integrate the business of acquired companies to realize the full benefits of the combined businesses.

While we recently acquired DCM, Virtuoso, Bigtech and Bellsoft, and we have entered into a letter of intent with the Target in connection with our growth strategy to acquire other businesses, we can provide no assurance that we will identify appropriate acquisition targets, successfully complete any future acquisitions or successfully integrate the business of companies we do acquire. Even if we successfully acquire a business entity, there is no assurance that our combined business will become profitable. The process of completing the integration of acquired businesses could cause an interruption of, or loss of momentum in, the activities of our company and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the pursuit of business acquisitions and the integration of acquired businesses, and the incurrence of significant, non-recurring costs in connection with proposed acquisitions, could have an adverse effect on our business, financial condition or results of operations.

We may encounter difficulties in completing or integrating acquisitions, which could adversely affect our operating results.

We expect to expand our presence in new markets, expand its capabilities and acquire new customers, some of which may occur through acquisitions. These transactions may involve acquisitions of entire companies, portions of companies, the entry into joint ventures and acquisitions of businesses or selected assets. Potential challenges related to our acquisitions and joint ventures include:

•	paying a high price for acquisitions and incurring higher than expected acquisition costs;

•	difficulty in integrating acquired operations, systems, assets and businesses;

•	difficulty in implementing financial and management controls, reporting systems and procedures;

•	difficulty in maintaining customer, vendor, employee or other favorable business relationships of acquired operations and restructuring or terminating unfavorable relationships;

•	ensuring sufficient due diligence prior to an acquisition and addressing unforeseen liabilities of acquired businesses;

•	making acquisitions in new markets, geographies or technologies where our knowledge or experience is limited;

•	failing to realize the benefits from goodwill and intangible assets resulting from acquisitions which may result in write-downs;

•	failing to achieve anticipated business volumes; and

•	making acquisitions which force us to divest other businesses.

Any of these factors could prevent us from realizing the anticipated benefits of an acquisition, including additional revenue, operational synergies and economies of scale. Our failure to realize the anticipated benefits of acquisitions could adversely affect our business and operating results.

We face intense competition from other product and service providers.

We are subject to intense competition in the industry in which we operate which may adversely affect our results of operations, financial condition and cash flows. We operate in a highly intensive competitive industry, which is served by numerous global, national, regional and local firms. Our industry has experienced rapid technological developments, changes in industry standards and customer requirements. The principal competitive factors in the IT markets include the range of services offered, size and scale of service provider, global reach, technical expertise, responsiveness to client needs, speed in delivery of IT solutions, quality of service and perceived value. Many companies also choose to perform some or all of their back office IT and IT-enabled operations internally. Such competitiveness requires us to keep pace with technological developments and maintains leadership; enhance our service offerings, including the breadth of our services and portfolio, and address increasingly sophisticated customer requirements in a timely and cost-effective manner.

We market our service offerings to large and medium-sized organizations. Generally, the pricing for the projects depends on the type of contract, which includes time and material contracts, annual maintenance contracts (fixed time frame), fixed price contracts and transaction price based contracts. The intense competition and the changes in the general economic and business conditions can put pressure on us to change our prices. If our competitors offer deep discounts on certain services or provide services that the marketplace considers more valuable, we may need to lower prices or offer other favorable terms in order to compete successfully.  Any broad-based change to our prices and pricing policies could cause revenues to decline and may reduce margins and could adversely affect results of operations, financial condition and cash flows.  Some of our competitors may bundle software products and services for promotional purposes or as a long-term pricing strategy or provide guarantees of prices and product implementations.  These practices could, over time, significantly constrain the prices that we can charge for certain services.  If we do not adapt our pricing models to reflect changes in customer use of our services or changes in customer demand, our revenues and cash flows could decrease.

Our competitors may have significantly greater financial, technical and marketing resources and greater name recognition and, therefore, may be better able to compete for new work and skilled professionals. Similarly, if our competitors are successful in identifying and implementing newer service enhancements in response to rapid changes in technology and customer preferences, they may be more successful at selling their services. If we are unable to respond to such changes our results of operations may be harmed.  Further, a client may choose to use its own internal resources rather than engage an outside firm to perform the types of services we provide. We cannot be certain that we will be able to sustain our current levels of growth in the face of competitive pressures, including competition for skilled technology professionals and pricing pressure from competitors employing an on-site/offshore business model.

In addition, we may face competition from companies that increase in size or scope as the result of strategic alliances such as mergers or acquisitions. These transactions may include consolidation activity among hardware manufacturers, software companies and vendors, and service providers. The result of any such vertical integration may be greater integration of products and services that were once offered separately by independent vendors. Our access to such products and services may be reduced as a result of such an industry trend, which could adversely affect our competitive position. These types of events could have a variety of negative effects on our competitive position and our financial results, such as reducing our revenue, increasing our costs, lowering our gross margin percentage, and requiring us to recognize impairments on our assets.

Our business could be adversely affected if we do not anticipate and respond to technology advances in our industry and our clients’ industries.

The IT and offshore outsourcing services industries are characterized by rapid technological change, evolving industry standards, changing client preferences and new product introductions. Our success will depend, in part, on our ability to develop IT solutions that keep pace with industry developments. We may not be successful in addressing these developments on a timely basis or at all and no assurance can be given that if these developments are addressed, we will be successful in the marketplace. In addition, products or technologies developed by others may render our services noncompetitive or obsolete. Our failure to address these developments could have a material adverse effect on our business, results of operations, financial condition and cash flows.

A significant number of organizations are attempting to migrate business applications to advanced technologies.  As a result, our ability to remain competitive will be dependent on several factors, including our ability to develop, train and hire employees with skills in advanced technologies, breadth and depth of process and technology expertise, service quality, knowledge of industry, marketing and sales capabilities. Our failure to hire, train and retain employees with such skills could have a material adverse impact on our business. Our ability to remain competitive will also be dependent on our ability to design and implement, in a timely and cost- effective manner, effective transition strategies for clients moving to advanced architectures. Our failure to design and implement such transition strategies in a timely and cost-effective manner could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our business could be materially adversely affected if we do not or are unable to protect our intellectual property or if our services are found to infringe upon or misappropriate the intellectual property of others.

Our success depends in part upon certain methodologies and tools we use in designing, developing and implementing applications systems in providing our services. We rely upon a combination of nondisclosure and other contractual arrangements and intellectual property laws to protect confidential information and intellectual property rights of ours and our third parties from whom we license intellectual property. We enter into confidentiality agreements with our employees and limit distribution of proprietary information. The steps we take in this regard may not be adequate to deter misappropriation of proprietary information and we may not be able to detect unauthorized use of, protect or enforce our intellectual property rights. At the same time, our competitors may independently develop similar technology or duplicate our products or services. Any significant misappropriation, infringement or devaluation of such rights could have a material adverse effect upon our business, results of operations, financial condition and cash flows.

Litigation may be required to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time consuming and costly. Although we believe that our services do not infringe or misappropriate on the intellectual property rights of others and that we have all rights necessary to utilize the intellectual property employed in our business, defense against these claims, even if not meritorious, could be expensive and divert our attention and resources from operating our company. A successful claim of intellectual property infringement against us could require us to pay a substantial damage award, develop non-infringing technology, obtain a license or cease selling the products or services that contain the infringing technology. Such events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Any disruption in the supply of power, IT infrastructure and telecommunications lines to our facilities could disrupt our business process or subject us to additional costs.

Any disruption in basic infrastructure, including the supply of power, could negatively impact our ability to provide timely or adequate services to our clients. We rely on a number of telecommunications service and other infrastructure providers to maintain communications between our various facilities and clients in India, the United States and elsewhere. Telecommunications networks are subject to failures and periods of service disruption, which can adversely affect our ability to maintain active voice and data communications among our facilities and with our clients. Such disruptions may cause harm to our clients’ business. We do not maintain business interruption insurance and may not be covered for any claims or damages if the supply of power, IT infrastructure or telecommunications lines is disrupted. This could disrupt our business process or subject us to additional costs, materially adversely affecting our business, results of operations, financial condition and cash flows.

System security risks and cyber-attacks could disrupt our information technology services provided to customers, and any such disruption could reduce our expected revenue, increase our expenses, damage our reputation and adversely affect our stock price.

Security and availability of IT infrastructure is utmost concern for our business, and securing all critical information and infrastructure necessary for rendering services is also one of the top priorities of our customers.

System security risks and cyber-attacks could breach the security and disrupt the availability of our IT services provided to customers. Any such breach or disruption could allow the misuse of our information systems, resulting in litigation and potential liability for us, the loss of existing or potential clients, damage to our reputation and diminished brand value, and could have a material adverse effect on our financial condition.

Our network and our deployed security controls could also be penetrated by a skilled computer hacker or intruder. Further, a hacker or intruder could compromise the confidentiality and integrity of our protected information, including personally identifiable information; deploy malicious software or code like computer viruses, worms or Trojan horses, etc. may exploit any security vulnerabilities, known or unknown, of our information system; cause disruption in the availability of our information and services; and attack our information system through various other mediums.

We also procure software or hardware products from third party a vendor that provide, manages and monitors our services.  Such products may contain known or unfamiliar manufacturing, design or other defects which may allow a security breach or cyber-attack, if exploited by a computer hacker or intruder, or may be capable of disrupting performance of our IT services and prevent us from providing services to our clients.

In addition, we manage, store, process, transmit and have access to significant amounts of data and information that may include our proprietary and confidential information and that of our clients. This data may include personal information, sensitive personal information, personally identifiable information or other critical data and information, of our employees, contractors, officials, directors, end customers of our clients or others, by which any individual may be identified or likely to be identified. Our data security and privacy systems and procedures meet applicable regulatory standards and undergo periodic compliance audits by independent third parties and customers. However, if our compliance with these standards is inadequate, we may be subject to regulatory penalties and litigation, resulting in potential liability for us and an adverse impact on our business.

We are still susceptible to data security or privacy breaches, including accidental or deliberate loss and unauthorized disclosure or dissemination of such data or information. Any breach of such data or information may lead to identity theft, impersonation, deception, fraud, misappropriation or other offenses in which such information may be used to cause harm to our business and have a material adverse effect on our financial condition, business, results of operations and cash flows.

We must effectively manage the growth of our operations, or our company will suffer.

Our ability to successfully implement our business plan requires an effective planning and management process.  If funding is available, we intend to increase the scope of our operations and acquire complimentary businesses.  Implementing our business plan will require significant additional funding and resources. As we continue to expand our operations, we will need to continue to hire additional executives and other employees and make significant capital investments. If we continue to expand our operations, it will place a significant strain on our existing management and resources.  If we continue to expand, we will need to continue to improve our financial and managerial controls and reporting systems and procedures, and we will need to expand, train and manage our workforce. Any failure to manage any of the foregoing areas efficiently and effectively would cause our business to suffer.

Our revenues are concentrated in a limited number of clients in a limited number of industries and our revenues may be significantly reduced if these clients decrease their IT spending.

For the nine-month period ended September 30, 2016, sales to five major customers accounted for 46% of our total revenue compared to our 54% for the nine-month period ended September 30, 2015.  Consequently, if our top clients reduce or postpone their IT spending significantly, this may reduce demand for our services and negatively affect our revenues and profitability. Accordingly, any significant decrease in the growth of the financial services or other industry segments on which we focus may reduce the demand for our services and negatively affect our revenues, profitability and cash flows.

Our results of operations may fluctuate from quarter to quarter, which could affect our business, financial condition and results of operations.

Our results of operations may fluctuate from quarter to quarter depending upon several factors, many of which are beyond our control. These factors include the timing and number of client projects commenced and completed during the quarter, the number of working days in a quarter, employee hiring, attrition and utilization rates and the mix of time-and-material projects versus fixed price deliverable projects and maintenance projects during the quarter. Additionally, periodically our cost increases due to both the hiring of new employees and strategic investments in infrastructure in anticipation of future opportunities for revenue growth.

These and other factors could affect our business, financial condition and results of operations, and this makes the prediction of our financial results on a quarterly basis difficult. Also, it is possible that our quarterly financial results may be below the expectations of public market analysts.

We are heavily dependent on our senior management, and a loss of a member of our senior management team could cause our stock price to suffer.

If we lose one or more members of our senior management, we may not be able to find appropriate replacements on a timely basis, and our business could be adversely affected. Our existing operations and continued future development depend to a significant extent upon the performance and active participation of certain key individuals. If we were to lose any of our key personnel, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

Our international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect its operations.

We must comply with all applicable international trade, customs, export controls and economic sanctions laws and regulations of the United States and other countries. We are also subject to the Foreign Corrupt Practices Act and other anti-bribery laws that generally bar bribes or unreasonable gifts to foreign governments or officials. Changes in trade sanctions laws may restrict our business practices, including cessation of business activities in sanctioned countries or with sanctioned entities, and may result in modifications to compliance programs. Violation of these laws or regulations could result in sanctions or fines and could have a material adverse effect on our financial condition, results of operations and cash flows.

Our income tax returns are subject to review by taxing authorities, and the final determination of our tax liability with respect to tax audits and any related litigation could adversely affect our financial results.

Although we believe that our tax estimates are reasonable and that we prepare and submit our tax filings on a timely basis and in accordance with all applicable tax laws, the final determination with respect to any tax audits, and any related litigation, could be materially different from our estimates or from our historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on operating results and/or cash flows in the periods for which that determination is made. In addition, future period earnings may be adversely impacted by litigation costs, settlements, penalties, and/or interest assessments.

Failure of our customers to pay the amounts owed to us in a timely manner may adversely affect our financial condition and operating results.

We generally provide payment terms ranging from 30 to 75 days. As a result, we generate significant accounts receivable from sales to our customers, representing approximately 69% of current assets as of September 30, 2016. Accounts receivable from sales to customers were $7,724,860 as of September 30, 2016. As of September 30, 2016, the largest amount owed by a single customer was approximately 2% of total accounts receivable. As of September 30, 2016, we had no allowance for doubtful accounts. If any of our significant customers have insufficient liquidity, we could encounter significant delays or defaults in payments owed to us by such customers, and we may need to extend our payment terms or restructure the receivables owed to us, which could have a significant adverse effect on our financial condition. Any deterioration in the financial condition of our customers will increase the risk of uncollectible receivables. Global economic uncertainty could also affect our customers’ ability to pay our receivables in a timely manner or at all or result in customers going into bankruptcy or reorganization proceedings, which could also affect our ability to collect our receivables.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments, including non-U.S. governments. In particular, we are required to comply with certain Securities and Exchange Commission (the “SEC”) and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We may not have sufficient working capital to execute our business strategy.

It is likely we may require additional funds to execute our business strategy.  The amount of such additional funds will depend upon the level of growth of  our revenues through the implementation of both the internal growth strategic acquisition strategies.  We can provide no assurance that we will be able to obtain sufficient capital now or in the future to support our operations. Should we be unable to raise sufficient  capital, we could be forced to cease operations.

Acquisitions, expansions or infrastructure investments may require us to increase our level of indebtedness or issue additional equity.

As we continue to consummate additional acquisition opportunities, undertake additional expansion activities or make substantial investments in our infrastructure, our capital needs continue to expand.  Accordingly, we may need to draw down additional borrowings under our credit facility or access public or private debt or equity markets. There can be no assurance, however, that we will be successful in raising additional debt or equity, or that we will be able to raise such funds on terms that we would consider acceptable.

An increase in the level of indebtedness, if any, could, among other things:

•	make it difficult for us to obtain financing in the future for acquisitions, working capital, capital expenditures, debt service requirements or other purposes;
•	limit our flexibility in planning for or reacting to changes in our business;
•	limit our ability to pay dividends;
•	make us more vulnerable in the event of a downturn in our business; and
•	affect certain financial covenants with which we must comply in connection with our credit facilities.

Additionally, any further equity offering would dilute your ownership interest in our company.

Risk Factors Relating to Our Indebtedness

We have a substantial amount of indebtedness, which may limit our operating flexibility and could adversely affect our results of operations and financial condition.

We have approximately $4.7 million in borrowings outstanding under our $10 million credit facility (the “Credit Facility”), which provides for up to $8 million in principal for revolving loans (the “Revolving Loans”) for general working capital purposes, up to $2 million in principal pursuant to a term loan (the “Term Loan”) for the purpose of a permitted business acquisition and up to $200,000 for letters of credit.

Our indebtedness could have important consequences to our investors, including, but not limited to:

•	increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;
•
requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures or other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business, the competitive environment and the industry in which we operate;
•	placing us at a competitive disadvantage as compared to our competitors that are not as highly leveraged; and
•	limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

A breach of a covenant or restriction contained in our senior secured credit facility could result in a default that could in turn permit the affected lender to accelerate the repayment of principal and accrued interest on our outstanding loans and terminate its commitments to lend additional funds. If the lender under such indebtedness accelerates the repayment of our borrowings, we cannot assure you that we will have sufficient assets to repay those borrowings as well as any other indebtedness.

Interest under the Credit Facility is payable monthly in arrears and accrues as follows:

(a)	in the case of Revolving Loans, a rate per annum equal to the sum of (i) the Wall Street Journal Prime Rate plus (ii) 2.00%;

(b)	in the case of the Term Loan, a rate per annum equal to the sum of (i) the Wall Street Journal Prime Rate plus (ii) 3.75%; and

(c)	in the case of other obligations under the Credit Facility, a rate per annum equal to the sum of (i) the greater of (A) 3.25% or (B) Wall Street Journal Prime Rate plus (ii) 3.75%.

The Credit Facility also requires the payment of certain fees, including, but not limited to letter of credit fees and an unused Revolving Loans fee.  An increase in interest rates would adversely affect our profitability. To the extent that our access to credit is restricted because of our own performance or conditions in the capital markets generally, our financial condition would be materially adversely affected. Our level of indebtedness may make it difficult to service our debt and may adversely affect our ability to obtain additional financing, use operating cash flow in other areas of our business or otherwise adversely affect our operations.

Our Credit Facility contains restrictive covenants that may impair our ability to conduct business.

The Credit Facility contains a number of customary affirmative and negative covenants that, among other things, will limit or restrict our ability to: incur additional indebtedness (including guaranty obligations); incur liens; engage in mergers, consolidations, liquidations and dissolutions (other than pursuant to transactions approved by the lender); sell assets; pay dividends and make other payments in respect of capital stock; make acquisitions, investments, loans and advances; pay and modify the terms of certain indebtedness; engage in certain transactions with affiliates; enter into negative pledge clauses and clauses restricting subsidiary distributions; and change its line of business, in each case, subject to certain limited exceptions.  As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt or other financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. Failure to comply with such restrictive covenants may lead to default and acceleration under our Credit Facility and may impair our ability to conduct business. We may not be able to maintain compliance with these covenants in the future and, if we fail to do so, we may not be able to obtain waivers from the lenders and/or amend the covenants, which may adversely affect our financial condition.

Upon the occurrence of an event of default under our Credit Facility, our lender could elect to accelerate payments due and terminate all commitments to extend further credit. Consequently, we may not have sufficient assets to repay the Credit Facility.

Upon the occurrence of an event of default under our Credit Facility, the lender thereunder could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lender under the Credit Facility could proceed against the collateral granted to them to secure that indebtedness. The Company has pledged substantially all of its assets as collateral under the Credit Facility. If the lender accelerates the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay the Credit Facility.

Risk Factors Relating to Our Securities and Capital Structure

We have not paid dividends on our Common Stock in the past and do not expect to pay dividends on our Common Stock in the future.  Any return on investment in our Common Stock may be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends on our Common Stock in the foreseeable future. The payment of dividends on our Common Stock would depend on earnings, financial condition, payment of dividends on our Series A Preferred Stock and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends on our Common Stock, our Common Stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

There is a limited market for our securities, which may make it more difficult to dispose of our securities.

Our Common Stock is currently quoted on the OTCQB Marketplace. There is a limited trading market for our Common Stock and as of January 31, 2017 our average daily trading volume was only 288 shares traded per trading day.  Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our Common Stock, the ability of holders of our Common Stock to sell shares of our Common Stock, or the prices at which holders may be able to sell their Common Stock.

There has been no market for our Warrants and Series A Preferred Stock and we do not expect a public market to develop for them, or, if any market does develop for either security, it may not be sustained. Our Warrants and Series A Preferred Stock are not listed on any exchange or quoted on the OTC Bulletin Board.

A sale of a substantial number of shares of our Common Stock may cause the price of the Common Stock to decline.

If our stockholders sell substantial amounts of our Common Stock in the public market, the market price of our Common Stock could fall. These sales also may make it more difficult for us to sell our equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.  This risk is significant because of concentrated positions of our Common Stock held by a small group of investors.

Because certain of our stockholders control a significant number of shares of our Common Stock, they may have effective control over actions requiring stockholder approval.

Our directors, executive officers and principal stockholders, and their respective affiliates, beneficially own approximately 97.9% of our outstanding shares of Common Stock.  Accordingly, our executive officers, directors and principal stockholders, and their respective affiliates, will have significant influence on the ability to control the Company and the outcome of issues submitted to our stockholders.

If the benefits of any proposed acquisition of do not meet the expectations of investors, stockholders or financial analysts, the market price of our Common Stock may decline.

If the benefits of any proposed acquisition of do not meet the expectations of investors or securities analysts, the market price of our Common Stock prior to the closing of the proposed acquisition may decline. The market values of our Common Stock at the time of the proposed acquisition may vary significantly from their prices on the date the acquisition target was identified.

In addition, broad market and industry factors may materially harm the market price of our Common Stock irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.  These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results and retroactively affect previously reported results.

Being a public company results in additional expenses and diverts management’s attention, and could also adversely affect our ability to attract and retain qualified directors.

As a public reporting company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These requirements generate significant accounting, legal and financial compliance costs, and make some activities more difficult, time consuming or costly, and may place significant strain on our personnel and resources.  The Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting.  In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.

As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition and results of operations. These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance. If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

As a public reporting company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies.  In particular, as an emerging growth company we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
•
are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•
are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
•	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and
•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.  Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules.  For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company.  In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period.  Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Though we are required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until year-end 2017. However, as an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the end of the fiscal year for which our second annual report is due or the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

To comply with the requirements of being a public company, we have undertaken various actions, and may need to take additional actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the Financial Industry Regulatory Agency, the SEC or other regulatory authorities, which could require additional financial and management resources.

The market price of our securities may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to this offering, trading in our Common Stock has been limited.  There is also currently no market for our Warrants or Series A Preferred Stock and it is unclear whether one will develop.  If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	changes in the market’s expectations about our operating results;
•	success of competitors;
•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning the Company or its markets in general;

•	operating and stock price performance of other companies that investors deem comparable to the Company;
•	our ability to market new and enhanced products on a timely basis;
•	changes in laws and regulations affecting our business;
•	commencement of, or involvement in, litigation involving the Company;
•	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of securities available for public sale;
•	any major change in our board of directors or management;
•	sales of substantial amounts of our securities by our directors, executive officers or significant stockholders or the perception that such sales could occur; and
•	general economic and political conditions such as recession; interest rate, and international currency fluctuations; and acts of war or terrorism.

In addition, the market price of our Common Stock could also be affected by possible sales of our Common Stock by investors who view the Series A Preferred Stock as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our Common Stock. The hedging or arbitrage could, in turn, affect the trading price of the Series A Preferred Stock.

Many of the factors listed above are beyond our control. In addition, broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our Common Stock, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress the price of our securities regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

If securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•
the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•
the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	limiting the liability of, and providing indemnification to, our directors and officers;
•	controlling the procedures for the conduct and scheduling of stockholder meetings;
•	providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and
•
advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our security holders to receive a premium for their securities and could also affect the price that some investors are willing to pay for our securities.

The Series A Preferred Stock ranks junior to all of our indebtedness.

In the event of our bankruptcy, liquidation, reorganization or other winding-up, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our indebtedness has been paid.  In addition, we are a holding company and the Series A Preferred Stock will effectively rank junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries and any capital stock of our subsidiaries not held by us. The rights of holders of the Series A Preferred Stock to participate in the distribution of assets of our subsidiaries will rank junior to the prior claims of that subsidiary’s creditors and any other equity holders. Consequently, if we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on any or all of the Series A Preferred Stock then outstanding. We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preferred Stock.

We currently have no preferred stock outstanding and no other capital stock outstanding that is senior to or on parity with the Series A Preferred Stock. As of January 1, 2017, we had approximately $4.7 million of total indebtedness for borrowed money.

We are not obligated to pay dividends on the Series A Preferred Stock if prohibited by law and will not be able to pay cash dividends if we have insufficient cash to do so.

Under Delaware law, dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay dividends on the Series A Preferred Stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital.

Further, even if adequate surplus is available to pay dividends on the Series A Preferred Stock, we may not have sufficient cash to pay cash dividends on the Series A Preferred Stock. We may elect to pay dividends on the Series A Preferred Stock in shares of additional Series A Preferred Stock; however, our ability to pay dividends in shares of our Series A Preferred Stock may be limited by the number of shares of Series A Preferred Stock we are authorized to issue under our amended and restated certificate of incorporation (the “Certificate of Incorporation”).  As of January 30, 2017, we had issued 363,611 shares of our Series A Preferred Stock out of 700,000 authorized shares.

The terms of our financing agreements may limit our ability to pay dividends on the Series A Preferred Stock.

Financing agreements, whether ours or those of our subsidiaries and whether in place now or in the future may include restrictions on our ability to pay cash dividends on our capital stock, including the Series A Preferred Stock. These limitations may cause us to be unable to pay dividends on the Series A Preferred Stock unless we can refinance amounts outstanding under those agreements. We do not intend to pay cash dividends to the extent we are restricted by any of our financing arrangements.

The Series A Preferred Stock is a recent issuance that does not have an established trading market, which may negatively affect its market value and the ability to transfer or sell such shares.

The shares of Series A Preferred Stock are a recent issue of securities with no established trading market.  Since the Series A Preferred Stock has no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market or converting their shares and selling in the secondary market.  We do not intend to list the Series A Preferred Stock on any securities exchange.  We cannot assure you that an active trading market in the Series A Preferred Stock will develop or, even if it develops, we cannot assure you that it will last. In either case, the trading price of the Series A Preferred Stock could be adversely affected and your ability to transfer your shares of Series A Preferred Stock will be limited. We are not aware of any entity making a market in the shares of our Series A Preferred Stock which we anticipate may further limit liquidity.

We may issue additional series of preferred stock that rank equally or superior to the Series A Preferred Stock as to dividend payments and liquidation preference.

Neither our Certificate of Incorporation nor the Certificate of Designations for the Series A Preferred Stock prohibits us from issuing additional series of preferred stock that would rank equally or superior to the Series A Preferred Stock as to dividend payments and liquidation preference. Our Certificate of Incorporation provides that we have the authority to issue up to 1,000,000 shares of preferred stock, including up to 700,000 shares of Series A Preferred Stock. The issuances of other series of preferred stock could have the effect of reducing the amounts available to the Series A Preferred Stock in the event of our liquidation, winding-up or dissolution. It may also reduce cash dividend payments on the Series A Preferred Stock if we do not have sufficient funds to pay dividends on all Series A Preferred Stock outstanding and outstanding parity preferred stock.

Future issuances of preferred stock may adversely affect the market price for our Common Stock.

Additional issuances and sales of preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for our Common Stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Specifically, forward-looking statements may include statements relating to:

•	our future financial performance;

•	changes in the market for our products;

•	our expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

    These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties.  Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements.  Some factors that could cause actual results to differ include:

•	the level of demand for our products;

•	competition in our markets;

•	our ability to grow and manage growth profitably;

•	our ability to access additional capital;

•	changes in applicable laws or regulations;

•	our ability to attract and retain qualified personnel;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this prospectus, including those under “Risk Factors.”

USE OF PROCEEDS

Issuance of Common Stock Underlying Warrants

We will receive the proceeds from the cash exercise of Warrants, but not from the sale of the underlying Common Stock.  The Original Warrants may be exercised on a cashless basis, in which case we would expect to receive $6,000,000 in gross proceeds from the cash exercise of the Additional Warrants. We intend to use any proceeds from the cash exercise of the Warrants for working capital, business acquisitions and general corporate purposes.

We intend to use all or a portion of any proceeds from the cash exercise of Warrants to finance acquisitions of complementary businesses and to support the transition and integration of acquired operations with our ongoing business as a part of our growth and expansion strategy.  We currently have no binding commitments or agreements with respect to any such acquisitions, and there can be no assurance that we will complete any acquisitions in the future or that we will successfully integrate the businesses of companies we do acquire. See “Business – Our Growth and Expansion Strategy”.

Funds for working capital and general corporate purposes include amounts required to pay officers’ salaries, consulting fees, professional fees, ongoing public reporting costs, office-related expenses and other corporate expenses.

Resale of Common Stock, Warrants and Series A Preferred Stock by Selling Security Holders

We will not receive any of the proceeds from the sale of Common Stock, Warrants or Series A Preferred Stock by the selling security holders named herein. However, we will receive proceeds from the exercise of the Warrants if they are exercised by the selling security holder. We intend to use any proceeds for working capital, business acquisitions, and general corporate purposes.

DETERMINATION OF OFFERING PRICE

Issuance of Common Stock Underlying Warrants

The offering price of the shares of Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants, such that each Original Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $1.80 per share and each Additional Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $6.00 per share.

Resale of Common Stock, Warrants and Series A Preferred Stock by Selling Security Holders

Our Common is quoted on the OTCQB Marketplace under the symbol “AMRH”.  The actual offering price by the selling security holders of the shares of Common Stock covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the selling security holders or as otherwise described in the section entitled “Plan of Distribution.”

Since the Warrants and the Series A Preferred Stock are not listed or quoted on any exchange or quotation system, there is no established trading market for the Warrants or the Series A Preferred Stock and no assurance that an active trading market for the Warrants or the Series A Preferred Stock will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.  The facts considered in determining the conversion prices of the Warrants through our May 2015 and May 2016 private transactions were our financial condition and prospects and the trading price of our Common Stock at the time of each transaction. The facts considered in determining the terms of our Series A Preferred Stock were our financial condition and prospects and the terms of similar securities in the public marketplace.  The exercise prices of the Warrants and the terms of the Series A Preferred Stock bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value.

PRICE RANGE OF SECURITIES AND DIVIDENDS

The Company’s Common Stock is currently quoted on the OTCQB Marketplace under the symbol “AMRH”. There is no established trading market for the Warrants or the Series A Preferred Stock.

The following table sets forth for the periods indicated, the reported high and low closing bid quotations per share for our Common Stock.

	Common Stock
Period	High	Low
2016:
First Quarter	$8.01	$4.20
Second Quarter	$7.00	$4.00
Third Quarter	$7.00	$4.30
Fourth Quarter	$7.50	$5.00

On January 30, 2017, the closing price of our Common Stock was $6.51.  As of January 30, 2017, there were 14,002,494 shares of Common Stock outstanding, held of record by 236 holders, and 363,611 shares of Series A Preferred Stock outstanding, held of record by one holder.  In addition, 2,666,666 shares of Common Stock are issuable upon exercise of the 2,666,666 Warrants, held of record by one holder. The number of record holders of our Common Stock, Series A Preferred Stock and Warrants does not include beneficial owners holding shares through nominee names.

Dividend Policy

The Company has not paid any dividends on its Common Stock to date. It is the present intention of the Company to retain any earnings for use in its business operations and, accordingly, the Company does not anticipate the board of directors declaring any dividends in the foreseeable future on our Common Stock. In addition, certain of our loan agreements restrict the payment of dividends and the terms of our Series A Preferred Stock may from time to time prevent us from paying cash dividends on our Common Stock.

DESCRIPTION OF BUSINESS

Our Company

We are a next generation technology-management solutions firm that does business under the brand name “Ameri100”. We have built products and services to assist global 2000 companies by architecting and delivering the best technology solutions enabling customers to transform their business processes. We have built a new method of measuring the effectiveness of technology deployments across large and medium size companies. Through acquisitions, we have built deep consulting expertise in business process management and enterprise resource planning particularly surrounding SAP software and technology.

Our primary business objective is to develop enhanced business capabilities over time leveraging technology and providing our clients with  a competitive advantage. Our line of products includes the Langer Index, developed by Dr. Arthur M. Langer and under exclusive license to us.  The Langer Index is an assessment system that helps define insights in businesses and create impactful transformations.  The primary goal of the Langer Index is to assess the IT readiness of a medium and large sized IT organization.  The Langer Index helps streamline existing data collection, enabling more expeditious, hassle-free mobile data collection. The Langer Index provides sophisticated data analysis and visualization capabilities for business users and promotes the CIO team to build strategies and action plans to achieve strategic initiatives. While most scorecards retain the traditional financial metrics that are backward looking, the Langer Index is a predictor of future success. Our other product offerings include our Simple APO application, which provides sales professionals with real-time collaboration capabilities, and our IBP / S&OP Mobile Analytics application, one of several applications for analyzing and managing large data sets that addresses sales and operations planning.  Most recently, we have also incorporated S/4 Hana product offerings including the HCP, HEC and HCI.

Our Business Strategy

Our business strategy is to continue to expand through a combination of internal growth and targeted, strategic acquisitions.  Our internal growth strategy includes the following primary areas of focus:

•
Product-line Expansion:  We continue to expand the types of products and services that we provide to our clients.  Most recently this includes integration of the S/4 Hana product series including HCP, HEC and HCI.  We believe this product series will constitute an important product line for our company over the next five years because SAP users are required to migrate to S/4 Hana by 2023.

•	Client Expansion: We continue to aggressively pursue new clients particularly as we expand the products and services we provide in an ongoing effort to both add revenue and diversify our business.

•
Vertical Integration:  We continue to focus on expanding the nature and extent of products and services provided to each client through networking beyond the then-current primary business provided on a client-by-client basis.

Our strategy to expand through targeted, strategic acquisitions involves leveraging our relationships in our industry to source and acquire other companies that have attractive revenues and earnings and share similar core values with us.  Employing this strategy has resulted in our acquiring four companies in the past two years in our sector and we continue to target and review other acquisition candidates for possible acquisition in the next two years, including the proposed acquisition of the Target. See “Recent and Proposed Acquisitions – Letter of Intent” below.

Background

We were incorporated under the laws of the State of Delaware in February 1994 as Spatializer Audio Laboratories, Inc., which was a shell company immediately prior to our completion of a “reverse merger” transaction on May 26, 2015, in which we caused Ameri100 Acquisition, Inc., a Delaware corporation and our newly created, wholly owned subsidiary, to be merged with and into Ameri and Partners, a Delaware corporation. As a result of the Merger, Ameri and Partners became our wholly owned subsidiary with Ameri and Partners’ former stockholders acquiring a majority of the outstanding shares of our common stock. The Merger was consummated under Delaware law, pursuant to the “Merger Agreement, and in connection with the Merger we changed our name to AMERI Holdings, Inc.

As part of the Merger, we purchased 24.9% of the outstanding shares of common stock of Ameri India, a corporation organized under the laws of India which is owned by Srinidhi “Dev” Devanur, our Executive Vice Chairman, for aggregate consideration consisting of $1.00 and the consideration being furnished by us to the stockholders of Ameri and Partners under the Merger Agreement, pursuant to the terms of a Stock Purchase Agreement, dated as of May 26, 2015, by and between us and Mr. Devanur.  Subject to obtaining various regulatory approvals for foreign ownership required under India’s Foreign Exchange Management Act, we agreed to purchase the remaining 75.1% of the outstanding shares of Ameri India (with the exception of one share of Ameri India that was retained by Mr. Devanur as a nominee holder for the Company due to a requirement of Indian law for a corporation to have a minimum of two shareholders) for similar consideration, which transaction was completed in 2016.

Concurrently with the closing of the Merger, we issued the “Convertible Note, together with the Original Warrant to purchase shares of our common stock, in a the Private Placement to LSVI, pursuant to the terms of a Securities Purchase Agreement, dated as of May 26, 2015. Prior to the Merger, LSVI was our majority shareholder.

On May 13, 2016, LSVI completed an early partial exercise of the Original Warrant for 1,111,111 shares the Company’s common stock at a price of $1.80 per share, for total consideration to the Company of $2,000,000, and LSVI was issued a replacement warrant for the remaining 1,166,666 shares under the Original Warrant on the same terms as the Original Warrant.  LSVI also agreed to an amendment of the Convertible Note, to extend the maturity of the Convertible Note for two years in exchange for (i) the right to request that the Board of Directors of the Company (the “Board”) expand the size of the Board to nine directors from the current eight, with LSVI having the right to designate up to four of the nine directors, and (ii) the issuance of a the Additional Warrant for the purchase of 1,000,000 shares of the Company’s common stock at a price of $6.00 per share, on substantively the same terms as the Original Warrant.  LSVI’s Registration Rights Agreement, dated May 26, 2015, with us was also amended and restated to include the shares of common stock issuable under the Additional Warrant.

On December 30, 2016, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with LSVI, pursuant to which the Convertible Note was returned to the Company and cancelled in exchange for 363,611 shares of the Company’s Series A Preferred Stock, which is non-convertible and perpetual preferred stock of the Company. As a result of the exchange transaction, no principal or interest remained outstanding or payable under the Convertible Note and the Convertible Note was no longer convertible into shares of common stock of the Company.

Corporate Organization

Ameri Holdings Inc., along with its ten subsidiaries, Ameri and Partners, Ameri Consulting Service Private Ltd., Ameri100 Georgia Inc., Bellsoft India Solutions Private Ltd., BSI Global IT Solutions Inc., Linear Logics, Corp. Winhire Inc, Ameri100 Virtuoso Inc., DC&M Partners, L.L.C. and Bigtech Software Private Limited, provides consulting services and technology solutions to enterprise clients around the globe. We deliver a comprehensive range of solutions and services across multiple domains and industries including banking, financial services and insurance.  With our innovative solutions in enterprise architecture, enterprise resource planning (“ERP”), predictive analytics and enterprise mobility, we provide companies worldwide with strategic insights into their business which lead to a positive impact on their performance and profitability. Our services include strategic consulting, operational leadership, digital transformation services, robotics process automation and co-creation of customized solutions, including those in mobility, sustainability, big data and cloud computing.

Our principal executive offices are located at 100 Canal Pointe Blvd., Suite 108, Princeton, New Jersey 08540, and our telephone number is (732) 243-9250.  Our website is www.ameri100.com.

Recent and Proposed Acquisitions

Letter of Intent

On August 3, 2016, we entered into a non-binding letter of intent relating to the Proposed Acquisition of the Target.  As of February 1, 2017, the terms of the Proposed Acquisition include the purchase of all of the outstanding shares of the Target in exchange for the issuance of shares of our Common Stock valued at an aggregate of $3,750,000, the issuance of a 6% unsecured promissory note, and earn-out payments of up to $3,600,000 worth of our common stock to be paid, if earned, over the course of two years, starting in 2018.  The Target provides U.S. domestic, offshore and onsite SAP consulting services and had revenues for the nine months ended September 30, 2016 of over $6 million (based on unaudited financial statements). We anticipate that due diligence can be completed and the Proposed Acquisition can be closed during the first quarter of 2017, although the Proposed Acquisition is subject to approval by our lender and there can be no assurance the transaction will be consummated in this time frame or at all. Approval of our board of directors will be required for the closing of the Proposed Acquisition. Stockholder approval is not necessary to approve the Proposed Acquisition, and we do not believe there are any required regulatory approvals or that the Proposed Acquisition constitutes a significant acquisition for the Company.

Acquisition of DC&M

On July 29, 2016, we acquired 100% of the membership interests of DCM, an Arizona limited liability company, pursuant to the terms of a Membership Interest Purchase Agreement by among us, DCM, all of the members of DCM, Giri Devanur and Srinidhi “Dev” Devanur, our President and Chief Executive Officer and Executive Vice Chairman, respectively. DCM is a provider of information technology development, consulting and management services and is located in Chandler, Arizona.

The purchase price for the acquisition of DCM consisted of: (a) a cash payment in the amount of $3,000,000 at closing, (b) 1,600,000 shares of our common stock, which are to be issued on July 29, 2018 or upon a change of control of our company (whichever occurs earlier), and (c) earn-out payments of $1,500,000 payable in cash each year to be paid, if earned, in 2017 and 2018.

Acquisition of Virtuoso

On July 22, 2015, we, through wholly-owned acquisition subsidiaries, acquired all of the outstanding membership interests of Virtuoso, a Kansas limited liability company, pursuant to the terms of an Agreement of Merger and Plan of Reorganization, by and among us, Virtuoso Acquisition Inc., Ameri100 Virtuoso Inc., Virtuoso and the Sole Member.  Virtuoso is an SAP consulting firm specialized in providing services on SAP S/4 HANA finance, enterprise mobility and cloud migration and is based in Leawood, Kansas. In connection with the merger, Virtuoso’s name was changed to Ameri100 Virtuoso Inc.  The Virtuoso acquisition did not constitute a significant acquisition for the Company.

The purchase price paid to the Sole Member for the acquisition of Virtuoso consisted of: (a) a cash payment in the amount of $675,000 which was due within 90 days of closing and was paid on October 21, 2016, (b) $659,138, or 101,250 shares of the Company’s common stock at closing at a market price of $6.51 per share, on July 22, 2016, and (c) earn-out payments in cash and stock of $225,000 and approximately $280,744, respectively, to be paid, if earned, in 2017, 2018 and 2019.

Acquisition of Bigtech Software Private Limited

On June 23, 2016, we entered into a definitive agreement to purchase Bigtech, a pure-play SAP services company providing a complete range of SAP services including turnkey implementations, application management, training and basis ABAP support. Based in Bangalore, India, Bigtech offers SAP services to bring effectiveness in business operations to companies of all sizes and verticals. The acquisition of Bigtech was effective as of July 1, 2016, and the consideration paid for the acquisition was:

•	$340,000;
•	Warrants for the purchase of 51,000 shares of our common stock, with such warrants exercisable for two years; and
•	$255,000, which may become payable in cash as a commission to the sellers of Bigtech if Bigtech achieves certain revenue targets.

Bigtech’s financial results are included in our unaudited condensed consolidated financial results starting July 1, 2016.  The Bigtech acquisition did not constitute a significant acquisition for the Company.

Acquisition of Bellsoft, Inc.

On November 20, 2015, we completed the acquisition of Bellsoft, Inc., a consulting company based in Lawrenceville, Georgia with over 175 consultants specialized in the areas of SAP software, business intelligence, data warehousing and other enterprise resource planning services.  Following the acquisition, the name of Bellsoft, Inc. was changed to Ameri100 Georgia Inc.  Ameri Georgia has operations in the United States, Canada and India. For financial accounting purposes, we recognized September 1, 2015 as the effective date of the acquisition.  The consideration for the acquisition of Ameri Georgia included:

•	A cash payment in the amount of $3,000,000, which was paid at closing;
•	235,295 shares of our common stock issued at closing;
•	$250,000 quarterly cash payments to be paid on the last day of each calendar quarter of 2016;
•	A $1,000,000 cash reimbursement to be paid 5 days following closing to compensate Ameri Georgia for a portion of its approximate cash balance as of September 1, 2015;
•	Approximately $2,910,817 to be paid within 30 days of closing in connection with the excess of Ameri Georgia’s accounts receivable over its accounts payable as of September 1, 2015; and
•
Earn-out payments of approximately $500,000 a year for 2016 and 2017, if earned through the achievement of annual revenue and EBITDA targets specified in the purchase agreement, subject to downward or upward adjustment depending on actual results.

Our Services

Enterprise Architecture

An organization’s strategy and architecture practice is the cornerstone of effective strategy communications, transformation management and IT governance. Yet no two organizations are the same and the shape of the practice must reflect the overall operating model as well as the investment climate and sourcing models of the organization. We help our clients develop the right kind of architecture practice, tailored to their needs. We start by defining architectures for the use of information in support of our clients’ business and the plan for implementing those architectures. After planning, we define the sequence of activities that are required in order to develop the enterprise architecture framework and its contents, or the blueprints. Following the planning and process formulation, we help the client define drivers and roadmaps for the people required to support the architecture and create a software evaluation criteria and scorecard to perform a technology assessment for the client’s enterprise solutions. Finally, after establishing the platform, we help our client implement, customize and migrate applications and products that support the business processes, software and infrastructure.

The diagram below defines the process of how technology works closely with the business to drive business improvement through sound enterprise architecture.

Enterprise Resource Planning

We are at the forefront of ERP solutions, providing services aligned to the IT needs and business goals of our clients around the world. Our suite of ERP solutions and services is designed to partner with the client for the entire life cycle of their enterprise applications as they evolve.  We have a focus on designing solutions for businesses by developing a deep understanding of it business challenges and industry environment. We have extensive experience in deploying, managing and delivering world-class solutions utilizing our global delivery capabilities, which enable us to deliver a first class service while mitigating cost. Our global delivery capabilities, advanced development centers, offices and partners across the world, together with the most up-to-date infrastructure, tools and certified talent pool, enable us to deliver best-in-class offshore services along with the benefits of low cost execution, expertise and flexible partner. Our ERP solutions include ERP consultancy, design, implementation and solutions based on industry best practices, rapid development solutions, migration, upgrades, rollout, mobility, maintenance and support, and managed services.

Predictive Analytics

We help drive innovative decisions with the power of business discovery. We can combine a client’s data sources, then provide instant answers to questions and allow clients to intuitively design complex predictive models. Our expertise lies in business analytics and intelligence. With our industry knowledge, technical capability, operational experience, robust global delivery model and strong partnership models, we help the customer with insights to improve the decision-making process. We build innovative solutions that run reports and create dashboards quickly to detect market changes and functional impacts in real time, which will help to make more informed decisions by analyzing both structured and unstructured data. We specialize in predictive analytics technologies including SAP High-performance Analytic Appliance (“SAP HANA”), Oracle TimesTen, McObject eXtremeDB, Redis and UNICOM SolidDB. Clients leverage upon our experience to discover how to find hidden value with text mining and analytics, gain accurate insights by consolidating structured and unstructured data and learn how to understand customers and predict their behavior.

The following diagram shows our predictive analytics workflow.

Enterprise Mobility

With our innovative solutions, users can easily access data they need anywhere, while providing the flexibility and mobility users demand. We continuously explore and evaluate rapidly evolving mobility options to help our customers leverage these new technologies for business advantage, keeping them on the edge of the innovation curve. Our expertise is targeted towards building mobility applications, leveraging various approaches such as Native, Cross Platform (Hybrid), and Mobile Web Application Development like HTML5 and Fiori. Our proficiency also lies in development of apps on IOS, Android, Windows Phone, Blackberry and Symbian.

The following diagram demonstrates our mobility management services workflow:

Our Software Products

We have developed three main products:

•	Our Simple APO app, which provides sales professionals with real-time collaboration capabilities, saving hours of preparation, data entry, and increasing forecast accuracy.
•
Our IBP / S&OP Mobile Analytics app, one of several applications for analyzing and managing large data sets that addresses the S&OP business process, for which there were not previously many useful apps due to the complexity of the process and inability of other apps to process large volumes of data.  We have worked extensively with SAP development on this new product and SAP is a development and implementation partner.

•	The Langer Index, a mobile-ready, web-based assessment tool for collecting and analyzing organizational data about a company’s IT organization.

Our internal innovation lab provides an environment for developing software products in leading-edge technologies as well as in various domains.  We have undertaken extensive business hypotheses-driven research and surveys and invest our time into identifying precise market requirements and iteratively built products to meet the needs of the market.

Our products are built based on use cases that address technology white space as well as specific pain-points. Our lab, connected to academic research centers of international repute for various collaborative research projects, is customer aligned and metrics driven.  Innovative solutions emerging from our lab have won international awards.

Industry Practices and Services

We offer a broad range of solutions designed to help clients address business challenges and enhance their ability to pursue growth opportunities. The services and solutions we provide include enterprise architecture, enterprise resource planning, predictive analytics and enterprise mobility.  Our products are delivered to our clients across our business segments in a standardized, high-quality manner through our R-E-E model, which emphasizes a single point of contact for complete program management, a global partner ecosystem with specialized service, technology, industry and geography focus and tailored engagements, a single point of accountability for project performance, continuous onsite as well as offshore, touch points and an up-to-date understanding of our clients’ evolving requirements.  We continually invest in the expansion of our service portfolio to anticipate and meet clients’ evolving needs and have developed strong capabilities in our industry segments. Our business is organized and managed primarily around our two industry-oriented segments: (i) SAP Solutions for the manufacturing, government, retail and public health industries, which include our SAP products, Customer Demand Manager (CDM™) and integrated business planning Analytics Accelerated IBP, and (ii) Banking, Financial Services and Insurance Solutions.  Our industry practices are complemented by our services, which we develop in response to client requirements and technology life cycles.

This industry focus has been central to our revenue growth and high client satisfaction. As the IT services industry continues to mature, we believe clients are looking for service providers who understand their businesses, industry initiatives, best practices, customers, markets and cultures, and can create solutions tailored to meet their individual business needs.  To strengthen our industry practices, we hire professionals who are deeply experienced in the industries we serve, thus establishing a broad base of business analysts and consultants.

SAP Solutions

Our SAP Solutions segment serves organizations within the manufacturing, government, retail and public health industries.  We provide our clients with expertise and skills in the following areas and projects:

E-commerce	Marketing analytics
SAP HANA	Omni channel marketing
Merger/demerger	Customer insight
Financial reporting	Procurement
SAP upgrades	Logistics
Supply chain	Integrated business planning
Business intelligence

Banking, Financial Services and Insurance Solutions

Our banking, financial services and insurance segment serves financial institutions worldwide. Our clients include companies providing banking, investments, transaction processing, capital markets and credit card services to third parties. We also serve the needs of global insurance providers, who turn to us for assistance in improving the efficiency and effectiveness of their operations and in achieving business transformation. Our services include Oracle Web Center, data warehousing, Innovation Lab, Openspan, A/B testing, Lean Launch, commissions systems, house holding and retail banking.

Our Growth Strategy

Our growth strategy is based on organic growth and the acquisition of IT services companies in the United States. After careful evaluation and due diligence, the Company endeavors to achieve operational and sales effectiveness to deliver immediate upside for our shareholders.

We provide integrated solutions, leveraging innovation, intelligence and insight, to deliver customer impact and we intend to become one of the most preferred global technology management consulting companies. To achieve this goal, we are focused on the following strategies:

Intelligent Bench Strategy

Most onsite and offshore-based players in the industry have an average of 20% to 30% unutilized resource cost, or “bench cost,” that is being transferred to the customers. We have solved this challenge by partnering with niche specialty firms globally to avail ourselves of the right resource at the right time to meet client needs without adding the extra bench cost.

Demand Strategy

Many customers do not have measurement metrics to assess where their IT spending is yielding value. We have addressed this by partnering with Columbia University’s technology management center and created the Langer Index, to assess technology spends. We will implement our products and services through demand partners across the United States and eventually on an international basis.

Sales and Marketing

Our sales approach is to combine traditional sales with our strength in industries and technology. Our traditional sales function is composed of direct sales professionals and inside sales professionals. Both work closely with our practice directors to identify potential opportunities within each account.  Using a consultative selling methodology, target prospects are identified and a pursuit plan is developed for each key account. When contact with a target is established, we utilize a blended sales model to demonstrate our expertise, combining consultative selling with traditional sales methods. Once the customer has engaged us, our sales professionals maintain their relationships with the customer by working collaboratively with the consulting professionals who are assigned to the customer.

The primary goal of our marketing efforts is to generate sales opportunities by promoting brand awareness, value proposition and overall domain expertise. Our marketing function utilizes comprehensive internet marketing strategies that involve integrated activities, including, but not limited to, webinars, highly-targeted email campaigns distributed to prospect and client lists developed with specific demographics and attributes, and social media outlets to promote our capabilities and services (for example, both company-driven and domain-specific blogs, social networking and video sharing websites). By leveraging closely coupled Internet marketing strategies to promote our services, we are able to reach a wider audience and communicate in a medium that has become more widely accepted and brings in quicker results from a sales and marketing perspective. We also gather key statistics from our websites, blogs, email campaigns and other social media outlets to test, measure and trace our marketing initiatives. This enables us to ensure we are reaching the right target audience with concise and compelling offerings to promote our capabilities.

Our close partnership with SAP, alignment with the SAP development roadmap and experience in providing out-of-the-box solutions help us to work with SAP customers without “rescue boat” engagements.

Revenues and Customers

We generate revenue primarily through the provision of consulting services. We generate revenue by providing consulting services under written service contracts with our customers. The service contracts we enter into generally fall into two specific categories: time and materials and fixed-price.

When a customer enters into a time and materials, fixed-price, or a periodic retainer-based contract, we recognize revenue in accordance with its evaluation of the deliverables in each contract. If the deliverables represent separate units of accounting, we then measure and allocate the consideration from the arrangement to the separate units, based on vendor specific objective evidence of the value for each deliverable.

The revenue under time and materials contracts is recognized as services are rendered and performed at contractually agreed upon rates. Revenue pursuant to fixed-price contracts is recognized under the proportional performance method of accounting. We routinely evaluate whether revenue and profitability should be recognized in the current period. We estimate the proportional performance on our fixed-price contracts on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project.

For the nine months ended September 30, 2016, sales to our five largest customers accounted for approximately 46% of our total revenue.

Technology Research and Development

We regard our services and solutions and related software products as proprietary and rely primarily on a combination of copyright, trademark and trade secret laws of general applicability, employee confidentiality and invention assignment agreements, distribution and software protection agreements and other intellectual property protection methods to safeguard our technology and software products.  We have not applied for patents on any of our technology.  We also rely upon our efforts to design and produce new applications, and upon improvements to existing software products, to maintain a competitive position in the marketplace.

On December 26, 2015, we entered into a license agreement with Dr. Arthur M. Langer, which grants us a license for exclusive, perpetual, irrevocable and worldwide use of the Langer Model to generate the Langer Index.

Research and product development expenditures were approximately $54,945 in the nine-months ended September 30, 2016.

Strategic Alliances

Under our proprietary learning, evaluation and planning (LEAP) methodology, we have formed strategic alliances with more than 25 subject matter technology specialists in the IT area to perform comprehensive services on an as needed basis for particular clients. We partner with niche specialty firms globally to avail ourselves of the right resource at the right time to meet client needs without adding the extra bench cost. These firms do not have the sales and marketing bandwidth. We partner with regional specialist firms in niche skills in various cities across the United States and partner with them to offer our wide array of services. We will expand our supply partner’s list and match them with the requirements of our demand partners. Our LEAP approach allows us to leverage strategic partnerships, which include a skilled workforce of over 4,500 industry professionals globally. The partner-led model enables us to deliver quality talent and resources, define a transition management process that yields results and create across-the-board growth for clients.  Our business partners include executive recruiters, staffing firms and niche technology companies.

Competition

The intensely competitive IT services and outsourcing market includes a large number of participants and is subject to rapid change. This market includes participants from a variety of market segments, including systems integration firms, contract programming companies, application software companies, traditional large consulting firms, professional services groups of computer equipment companies and facilities management and outsourcing companies. Examples of our competitors in the IT services industry include NetSol Technologies, Inc., RCM Technologies, Inc., Cartesian Inc., Syntel Inc., Hexaware Technologies Ltd. and Mindtree Ltd.

We believe that the principal competitive factors in the IT services and outsourcing market include performance and reliability, quality of technical support, training and services, responsiveness to customer needs, reputation and experience, financial stability and strong corporate governance, and competitive pricing of services.

Some of our competitors have significantly greater financial, technical and marketing resources and/or greater name recognition, but we believe we are well positioned to capitalize on the following competitive strengths to achieve future growth:

•	well-developed recruiting, training and retention model;
•	successful service delivery model;
•	broad referral base;
•	continual investment in process improvement and knowledge capture;
•	investment in research and development; and
•	financial stability and strong corporate governance.

Employees

As of December 31, 2016, we employed 237 full-time employees.  None of our employees are currently represented by a trade union, and we consider our relations with our employees to be good.

Properties

Our principal executive offices are located in approximately 2,547 square feet of office space in Princeton, New Jersey and are situated within an office that also serves as the principal office of our subsidiary Ameri and Partners Inc.  We currently pay rent of $5,200 per month for our principal office.  We also lease administrative, marketing and product development and support facilities totaling approximately 9,000 square feet in Chennai, Mumbai, and Bangalore, India. The rent expenses for our offshore support teams are captured under our India expense category. Total rent expense for all of our U.S. offices, including Princeton, is recorded in general and administrative expense in our statements of operations and was approximately $125,883 for the nine months ended September 30, 2016. We believe our current facilities are sufficient and adequate to operate our current business.

Legal Proceedings

We are not currently a party to any pending legal proceeding nor is our property the subject of a pending legal proceeding that is not in the ordinary course of business or otherwise material to the financial condition of our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations of Ameri Holdings, Inc. should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus. Our actual results may not be indicative of future performance. This discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

Company Overview

We were incorporated under the laws of the State of Delaware in February 1994 as Spatializer Audio Laboratories, Inc., which had been a shell company until May of 2015.  On May 26, 2015, we completed a “reverse merger” transaction, in which we caused Ameri100 Acquisition, Inc., a Delaware corporation and our newly created, wholly owned subsidiary, to be merged with and into Ameri and Partners (doing business as Ameri100), a Delaware corporation. As a result of the Merger, Ameri and Partners became our wholly owned subsidiary with Ameri and Partners’ former stockholders acquiring a majority of the outstanding shares of our common stock. The Merger was consummated under Delaware law, pursuant to an Agreement of Merger and Plan of Reorganization, dated as of May 26, 2015.  Since the Merger, we have been an active holding company headquartered in Princeton, New Jersey.

We are a next generation technology-management solutions firm.  We have built products and services to assist global 2000 companies by architecting and delivering the best technology solutions enabling customers to transform their business processes.  We have built a new method of measuring the effectiveness of technology deployments across large and medium size companies. Through acquisitions, we have built deep consulting expertise in business process management, robotic process automation, digital transformation services and enterprise resource planning particularly surrounding SAP software and technology.

We generate revenue primarily through the provision of consulting services. We generate revenue by providing consulting services under written service contracts with our customers. The service contracts we enter into generally fall into two specific categories: time and materials and fixed-price.

When a customer enters into a time and materials, fixed-price, or a periodic retainer-based contract, we recognize revenue in accordance with its evaluation of the deliverables in each contract. If the deliverables represent separate units of accounting, we then measure and allocate the consideration from the arrangement to the separate units, based on vendor specific objective evidence of the value for each deliverable.

The revenue under time and materials contracts is recognized as services are rendered and performed at contractually agreed upon rates. Revenue pursuant to fixed-price contracts is recognized under the proportional performance method of accounting. We routinely evaluate whether revenue and profitability should be recognized in the current period. We estimate the proportional performance on our fixed-price contracts on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project.

We continue to explore strategic alternatives to improve the market position and profitability of our product and service offerings in the marketplace, generate additional liquidity for the Company, and enhance our valuation. We expect to pursue our goals during the next twelve months principally through organic growth and through other strategic alternatives. Some of these alternatives have included, and could continue to include, selective acquisitions.  The Company has obtained financing and additional capital from the sale of equity and incurrence of indebtedness in the past, and continues to consider capital raising and financing from the sale of various types of equity and incurrence of indebtedness to provide capital for our business plans and operations in the future.  The Company has also provided, and may from time to time in the future provide, information to interested parties.

Result of Operations

Results of Operations for the Three Months Ended September 30, 2016 Compared to the Three Months Ended September 30, 2015

	Three Months Ended September 30,	Three Months Ended September 30,
	2016	2015
Net Revenue	$10,058,558	$4,463,125
Cost of revenue	8,361,960	3,023,208
Gross profit	$1,696,598	$1,439,917

Operating expenses
Selling and Marketing	$137,024	$-
General and administrative	1,326,327	1,497,396
Nonrecurring expenditures	1,015,558	248,911
Depreciation and amortization	509,376	9,375
Operating expenses	$2,988,285	$1,755,682

Income from operations	(1,291,687)	(315,765)

Interest expense	$(290,423)	$(62,113)
Interest income	2,205	54
Other income/(expense)	-	-
Loss on the sale of fixed asset	(197,723)	-
Tax benefit/(provision)	-	128,460
Foreign exchange translation	59,079	89,818
Net income	$(1,718,549)	$(159,546)

Revenues

Revenues for the three months ended September 30, 2016 increased $5.595 million or 125.4% from the three months ended September 30, 2015.  The increase in revenue is directly attributable to our acquisition of DCM, Virtuoso and Bigtech.

Gross margin

Our gross margin percentage (gross margin as percentage of revenues) was 16.9% for the three months ended September 30, 2016 as compared to 32.3% for the three months ended September 30, 2015 as a result of lower margins for professional services in 2016 than the project revenues for 2015.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) include all costs, including rent costs, which are not directly associated with revenue-generating activities.  These include employee costs, corporate costs and facilities costs.  Employee costs include selling, marketing and administrative salaries and related employee benefits, travel, recruiting and training costs.  Corporate costs include costs such as reorganization costs, legal, accounting and outside consulting fees.  Facilities costs primarily include rent and communications costs.  Also included is the non-cash expense for stock based compensation.

SG&A for the three months ended September 30, 2016 decreased to $1,463,352 from $1,497,396 and for the three months ended September 30, 2015. The decrease is attributable to optimization of costs across locations.

Nonrecurring expenses

Nonrecurring expenditures of $1,015,558 were incurred during the three months ended September 30, 2016 and were primarily costs and expenses that are unlikely to occur again in the normal course of business. These expenditures included an increase in the previously calculated earn-out estimate, restructuring costs and legal fees.

Depreciation and amortization costs

Depreciation and amortization expense amounted to $509,376 for the three months ended September 30, 2016, as compared to $9,375 for the period ended September 30, 2015.  The increase in depreciation and amortization costs was primarily due to the addition of assets and the acquisition of DCM, Virtuoso and Bigtech customer lists and we began to amortize the product expense capitalized earlier.

Operating income

Our operating income percentage was (12.8)% for the three months ended September 30, 2016, as compared to (7.1)% for the three months ended September 30, 2015. This change was mainly due to an increase in SG&A expenses and nonrecurring expenditures.

Income taxes

Our provision for income taxes for the three months ended September 30, 2016 and the three-month period ended September 30, 2015, amounted to $0 and $128,460, respectively and declined as a result of our first and second quarter losses.

Results of Operations for the Nine Months Ended September 30, 2016 Compared to the Nine Months Ended September 30, 2015

	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Net Revenue	$23,758,460	$12,678,813
Cost of revenue	19,288,805	9,137,563
Gross profit	$4,469,655	$3,541,250

Operating expenses
Selling and Marketing	$401,487	$-
General and administrative	4,924,644	2,020,835
Nonrecurring expenditures	1,630,778	553,835
Depreciation and amortization	722,390	25,690
Operating expenses	$7,679,299	$2,600,360

Income from operations	(3,209,644)	940,890

Interest expense	$(674,683)	$(87,655)
Interest income	44	82
Loss on the sale of fixed asset	(197,723)

Tax benefit/(provision)	-	84,971

Foreign exchange translation	(6,619)	89,818

Net income	$(4,088,625)	$1,028,106

Revenues

Revenues for the nine months ended September 30, 2016 increased from $12,678,813 to $23,758,460, or 87.4%, for the nine months ended September 30, 2015.  The increase in revenue is directly attributable to our acquisitions of Virtuoso, DC&M and Bigtech.

Gross margin

Our gross margin was $4.47 million, or 18.8%, for the nine months ended September 30, 2016 as compared to $3.5 million, or 27.9%, for the nine months ended September 30, 2015 and is a result of increased margins from acquired entities.

Selling, general and administrative expenses

SG&A include all costs, including rent costs, which are not directly associated with revenue-generating activities.  These include employee costs, corporate costs and facilities costs.  Employee costs include selling, marketing and administrative salaries and related employee benefits, travel, recruiting and training costs.  Corporate costs include costs such as reorganization costs, legal, accounting and outside consulting fees.  Facilities costs primarily include rent and communications costs.  Also included is the non-cash expense for stock based compensation.

SG&A for the nine months ended September 30, 2016 increased to $5,326,131 from $2,020,835 and for the nine months ended September 30, 2015. The increase in SG&A is directly attributable to our acquisitions of Virtuoso and DC&M and increased corporate overhead.

Nonrecurring expenses

Nonrecurring expenditures of $1,630,778 and $553,835 occurred during the nine months ended September 30, 2016 and 2015 and were primarily costs and expenses that are unlikely to occur again in the normal course of business. These expenditures included an increase in the debt financing costs, restructuring costs and legal fees.

Depreciation and amortization costs

Depreciation and amortization expense amounted to $722,390 for the nine months ended September 30, 2016, as compared to $25,690 for the nine-month period ended September 30, 2015. The increase in depreciation and amortization costs was primarily due to the addition of assets and the acquisitions of DCM, Virtuoso and Bigtech customer lists.

Operating income

Our operating income percentage was (13.5)% for the nine months ended September 30, 2016, as compared to 7.4% for the nine months ended September 30, 2015. This change was mainly due to an increase in SG&A expenses and nonrecurring expenditures.

Income taxes

Our provision for income taxes for the nine months ended September 30, 2016 and nine months ended September 30, 2015, amounted to approximately $0 and $84,971, respectively.

Results of Operations for the Nine Months Ended December 31, 2015 Compared to the Nine Months Ended December 31, 2014

	Nine Months Ended December 31,	Nine Months Ended December 31,
	2015	2014
Net Revenue	$15,976,422	$11,712,407
Cost of revenue	10,225,424	10,484,684
Gross profit	$5,750,998	$1,227,723

Operating expenses:
Selling and marketing	$119,847	$193,039
General and administrative expenses	7,343,875	977,295
Depreciation and amortization	157,941	14,634
Operating expenses	$7,621,663	$1,184,853

Income from operations	(1,870,665)	42,871

Interest expense	(238,417)	-
Interest income	100	6
Other income	89,818	-
Tax benefit/(provision)	128,460	-
Net income	$(1,890,758)	$42,871

Revenues

Revenues for the nine months ended December 31, 2015 increased from $11,712,407to $15,976,422, or 36.4%, from the nine months ended December 31, 2014.  The increase in revenue was directly attributable to our acquisition of Ameri Georgia.

Gross margin

Our gross margin was $5.75 million, or 35.99%, for the nine months ended December 31, 2015 as compared to $1.2 million, or 10.48%, for the nine months ended December 31, 2014 and such increase was a result of increased margins from our acquisition of Ameri Georgia.

Selling, general and administrative expenses

SG&A include all costs, including rent costs, which are not directly associated with revenue-generating activities.  These include employee costs, corporate costs and facilities costs.  Employee costs include selling, marketing and administrative salaries and related employee benefits, travel, recruiting and training costs.  Corporate costs include costs such as reorganization costs, legal, accounting and outside consulting fees.  Facilities costs primarily include rent and communications costs.  Also included is the non-cash expense for stock based compensation.

SG&A for the nine months ended December 31, 2015 increased to $7,463,722 from $1,170,334 for the nine months ended December 31, 2014. The increase in SG&A was directly attributable to our acquisitions of Ameri Georgia and increased corporate overhead.

Nonrecurring expenses

Nonrecurring expenditures of $1,655,962 occurred during the nine months ended December 31, 2015 and there were no such costs during the nine months ended December 31, 2014.  The nonrecurring expenditures for the nine months ended December 31, 2015 were primarily costs and expenses that are unlikely to occur again in the normal course of business, including an increase in our debt financing costs, restructuring costs and legal fees.

Depreciation and amortization costs

Depreciation and amortization expense amounted to $157,941 for the nine months ended December 31, 2015, as compared to $14,634 for the nine-month period ended December 31, 2014. The increase in depreciation and amortization costs was primarily due to the addition of assets and the acquisition of Ameri Georgia’s customer list.

Operating income

Our operating income percentage was (11.70)% for the nine months ended December 31, 2015, as compared to 0.36% for the nine months ended December 31, 2014. This decrease was mainly due to an increase in SG&A expenses and nonrecurring expenditures.

Income taxes

Our income tax benefit for the nine months ended December 31, 2015 was approximately $128,460, compared to no tax benefit or provision for the nine months ended December 31, 2014.

Results of Operations for the Twelve Months Ended March 31, 2015 Compared to the Twelve Months Ended March 31, 2014

	Twelve Months Ended March 31,	Twelve Months Ended March 31,
	2015	2014
Net Revenue	$16,804,379	$6,144,402
Cost of revenue	15,114,400	5,233,361
Gross profit	$1,689,979	$911,041

Operating expenses:
Selling and marketing	$102,739	$193,039
General and administrative expenses	912,510	89,780
Depreciation and amortization	33,372	116
Operating expenses	$1,048,621	$282,935

Income from operations	641,358	628,106

Interest income	-	15
Tax benefit/(provision)	(218,062)	(213,561)
Net income	$423,296	$414,560

Revenues

Revenues for the fiscal year ended March 31, 2015 increased by 173.5% from the prior year.  Our revenue increase for the period presented is directly attributable to the acquisitions of our Linear Logic and Winhire subsidiaries and a combination of increased business with our recurring customers and business with new customers.

Our top five customers accounted for 85% of the revenues for the fiscal year ended March 31, 2015.

We derived 100% of our revenues from our customers located in the North America for the fiscal year ended March 31, 2015.

Gross margin

Our gross margin percentage (gross margin as percentage of revenues) was 10.1% for the fiscal year ended March 31, 2015 as compared to14.8% for the fiscal year ended March 31, 2014.

Selling, general and administrative expenses

SG&A expenses for the fiscal year ended March 31, 2015 increased by $243,694 as compared to the fiscal year ended March 31, 2014 primarily from the growth in the area of support services and relational costs as a result of year over year organic growth.

Employee costs increased by $ 489,336 for the fiscal year ended March 31, 2015, as compared to the year ended March 31, 2014.

Depreciation and amortization costs

Depreciation and amortization expense amounted to $33,372 compared to $116 for the prior year.

Operating income

Our operating income percentage was 3.82% for the year ended March 31, 2015, as compared to 10.2% for the year ended March 31, 2014. This change was mainly due to an increase in spending in General and administrative expenses.

Income taxes

Our provision for income taxes has been at the rate of 28% for the years ended March 31, 2015 and 2014, amounting to approximately $(0.22) million and $(0.21) million, respectively.

Liquidity and Capital Resources

Our cash position was $2,913,834 as of September 30, 2016 as compared to $1,878,034 as of December 31, 2015, an increase of $1,035,800 primarily as a result of financing activities, including the sale of $3 million of our common stock, the partial exercise of an outstanding warrant for $2 million, net proceeds from a term loan of $1,967,000 and net funding from asset based loans of $2.5 million.

On July 1, 2016, the Company entered into the Credit Facility, with its wholly-owned subsidiaries Ameri and Partners Inc and Ameri Georgia, as borrowers, the Company and its wholly-owned subsidiaries Linear Logics Corp. and Winhire Inc serving as guarantors, the Company’s Chief Executive Officer, Giri Devanur, serving as a validity guarantor, and Sterling National Bank, N.A. (as lender and as agent, “Sterling”). The Company joined DCM and Virtuoso as borrowers under the Credit Facility following their respective acquisition.

Under the Credit Facility, the borrowers are able to borrow up to an aggregate of $10 million, which includes up to $8 million in principal for revolving loans for general working capital purposes, up to $2 million in principal pursuant to a term loan for the purpose of a permitted business acquisition and up to $200,000 for letters of credit.  A portion of the proceeds of the Credit Facility were also used to repay the November 20, 2015 credit facility that was entered into among the Company, its wholly-owned subsidiary Ameri Georgia and Federal National Payables, Inc.

The Credit Facility has a term of three years, which will automatically renew unless a written notice of termination is given by the borrowers or Sterling to the other at least 60 days prior to the end of the original or any renewed term.  Our outstanding balance with Sterling for the Term Loan and Revolving Loans was $1,966,667 and $3,338,106, respectively, as of September 30, 2016.

Cash used by operating activities was $(2,997,564) during the nine months ended September 30, 2016 and was primarily a result of remittances towards accounts receivables and increased accounts payables. Cash used in investing activities was $(5,434,515) during the nine months ended September 30, 2016 was primarily due to acquisitions and assets purchased for the purpose of providing future revenues.  Cash provided by financing activities was $9,467,879 during the nine months ended September 30, 2016 and was attributable to additional stock issuances and proceeds from asset based loans and the Term Loan.

Operating Activities

Our largest source of operating cash flows is cash collections from our customers for different information technology services we render under various statements of work. Our primary uses of cash from operating activities are for personnel-related expenditures, leased facilities and taxes.

Future Sources of Liquidity

We expect our primary source of cash to be positive net cash flows provided by operating activities. We also continue to focus on cost reductions and have initiated steps to reduce overheads and provide cash savings.

Based on past performance and current expectations, we expect our existing cash, cash equivalents and short-term investments, and our ongoing cash flows that are not deemed permanently reinvested, to be sufficient to meet our operating liquidity requirements described above for at least the 12 months following the date of this report.

We may raise additional capital through the sale of equity or debt securities or borrowings from financial institutions or third parties or a combination of the foregoing. Capital raised will be used to implement our business plan, grow current operations, make acquisitions or start new vertical businesses among some of the possible uses.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Seasonality

Our operations are generally not affected by seasonal fluctuations. However, our consultants’ billable hours are affected by national holidays and vacation policies, which vary by country.

Climate Change

We do not believe there is anything unique to our business which would result in climate change regulations having a disproportionate effect on us as compared to U.S. industry overall.

Impact of Inflation

We do not believe that inflation had a significant impact on our results of operations for the periods presented. On an ongoing basis, we attempt to minimize any effects of inflation on our operating results by controlling operating costs and, whenever possible, seeking to ensure that billing rates reflect increases in costs due to inflation.

For all significant foreign operations, the functional currency is the local currency. Assets and liabilities of these operations are translated at the exchange rate in effect at each period end. Statements of Operations accounts are translated at the exchange rate prevailing as of the date of the transaction. The gains or losses resulting from such translation are reported under accumulated other comprehensive income (loss) as a separate component of equity. Realized gains and losses from foreign currency transactions are included in other income, net for the periods presented.

Critical Accounting Policies

Purchase Price Allocation.  We allocate the purchase price of our acquisitions to the assets and liabilities acquired, including identifiable intangible assets, based on their respective fair values at the date of acquisition. Some of the items, including accounts receivable, property and equipment, other intangible assets, certain accrued liabilities and other reserves require a degree of management judgment. Certain estimates may change as additional information becomes available. Goodwill is assigned at the enterprise level and is deductible for tax purposes for certain types of acquisitions. Management finalizes the purchase price allocation within the defined measurement period of the acquisition date as certain initial accounting estimates are resolved.

Valuation of Contingent Earn-out Consideration. Acquisitions may include contingent consideration payments based on the achievement of certain future financial performance measures of the acquired company. Contingent consideration is required to be recognized at fair value as of the acquisition date. We estimate the fair value of these liabilities based on financial projections of the acquired companies and estimated probabilities of achievement. We believe our estimates and assumptions are reasonable, however, there is significant judgment involved. We evaluate, on a routine, periodic basis, the estimated fair value of the contingent consideration and changes in estimated fair value, subsequent to the initial fair value estimate at the time of the acquisition, will be reflected in income or expense in the consolidated statements of operations. Changes in the fair value of contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue and/or earnings estimates and changes in probability assumptions with respect to the likelihood of achieving the various earn-out criteria. Any changes in the estimated fair value of contingent consideration may have a material impact on our operating results.

Revenue Recognition. We recognize revenue in accordance with the Accounting Standard Codification 605 “Revenue Recognition.” Revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the seller’s price to buyer is fixed and determinable, and (4) collectability is reasonably assured. We recognize revenue from information technology services as the services are provided. Service revenues are recognized based on contracted hourly rates, as services are rendered or upon completion of specified contracted services and acceptance by the customer.

Accounts Receivable.   We extend credit to clients based upon management’s assessment of their credit-worthiness on an unsecured basis. We provide an allowance for uncollectible accounts based on historical experience and management evaluation of trend analysis. We include any balances that are determined to be uncollectible in allowance for doubtful accounts. The allowance for uncollectible accounts as of September 30, 2016 was $0.  Based on the information available, management believes our accounts receivable, net of allowance for doubtful accounts, are collectible.

Property and Equipment. Property and equipment is stated at cost. We provide for depreciation of property and equipment using the straight-line method over the estimated useful lives of the related assets ranging from 3 to 7 years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease terms or the useful lives of the improvements. We charge repairs and maintenance costs that do not extend the lives of the assets to expenses as incurred.

We account for computer software costs developed for internal use in accordance with accounting principles generally accepted in the Unites States, which require companies to capitalize certain qualifying costs during the application development stage of the related software development project and to exclude the initial planning phase that determines performance requirements, most data conversion, general and administrative costs related to payroll and training costs incurred. Whenever a software program is considered operational, we consider the project to be completed, place it into service, and commence amortization of the development cost in the succeeding month.

Recent Accounting Pronouncements

The Company is reviewing the effects of following recent accounting standard updates of the Financial Accounting Standards Board.  The Company has no expectation that any of these items will have a material effect upon the financial statements.

•	Update 2015-16 - Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments
•
Update 2015-15 – Interest - Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements - Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting  (SEC Update)

•	Update 2015-14 - Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date
•	Update 2015-11 - Inventory (Topic 330): Simplifying the Measurement of Inventory
•	Update 2015-08 - Business Combinations (Topic 805): Pushdown Accounting - Amendments to SEC Paragraphs Pursuant to Staff Accounting Bulletin No. 115 (SEC Update)
•	Update No. 2015-03 – Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs
•	Update 2015-17 - Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes
•	Update 2016-01 - Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities
•	Update No. 2015-02 - Consolidation (Topic 810): Amendments to the Consolidation Analysis
•	Update 2016-09 - Compensation - Stock Compensation (Topic 718) Improvements to Employee Share-Based Payment Accounting

Principal Accountants Fees and Services

In May 2015, the Board selected RAM Associates as its independent accountant to audit the registrant’s financial statements.  Since they were retained, there have been (1) no disagreements between us and RAM Associates on any matters of accounting principle or practices, financial statement disclosure, or auditing scope or procedures and (2) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K. RAM Associates has not issued any reports on our financial statements during the previous two fiscal years that contained any adverse opinion or a disclaimer of opinion or were qualified or modified as to uncertainty, audit scope or accounting principle.

The aggregate fees billed or to be billed for the years ended December 31, 2016 and December 31, 2015 for professional services rendered by the principal accountant for the audit of our annual financial statements and review of the financial statements included in our financial reports on Form 10-K and Form 10-Q and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for these fiscal periods were as follows:

	Year Ended December 31,	Year Ended December 31,
	2016	2015
Audit Fees	$93,185	$44,050
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$93,185	$44,050

Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by our principal accountants be approved in advance by the Audit Committee of the Board. Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit Committee has established procedures by which the Chairman of the Audit Committee may pre-approve such services provided that the pre-approval is detailed as to the particular service or category of services to be rendered and the Chairman reports the details of the services to the full Audit Committee at its next regularly scheduled meeting.

The audit committee has considered the services provided by RAM Associates as disclosed above in the captions “audit fees” and “tax fees” and has concluded that such services are compatible with the independence of RAM Associates as our principal accountant.

Our Board has considered the nature and amount of fees billed by our independent auditors and believes that the provision of services for activities unrelated to the audit is compatible with maintaining our independent auditors’ independence.

MANAGEMENT

Executive Officers and Directors

The names and ages of our executive officers and directors, and their positions with us, are as follows:

Name	Age	Position
Jeffrey E. Eberwein	46	Chairman of the Board
Srinidhi “Dev” Devanur	51	Executive Vice Chairman of the Board and Director
Giri Devanur	47	President, Chief Executive Officer and Director
Carlos Fernandez	52	Interim Chief Financial Officer and Executive Vice President - Strategic Initiatives
Dimitrios J. Angelis	47	Director
Dr. Arthur M. Langer	63	Director
Robert G. Pearse	57	Director
Dhruwa N. Rai	47	Director
Venkatraman Balakrishnan	52	Director
Srirangan “Ringo” Rajagopal	48	Executive Vice President - Client Relations

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and executive officers are as follows:

Jeffrey E. Eberwein became our Chairman of the Board in May 2015.  Mr. Eberwein is a Lone Star Value designee on the Board.  He has 25 years of Wall Street experience and is CEO of Lone Star Value Management, LLC (“LSVM”), a U.S. registered investment company. Prior to founding LSVM in January 2013, Mr. Eberwein was a Portfolio Manager at Soros Fund Management from January 2009 to December 2011 and Viking Global Investors from March 2005 to September 2008. Mr. Eberwein serves as Chairman of the board of three other public companies: Digirad Corporation (NASDAQ: DRAD), a medical imaging Company; ATRM Holdings, Inc. (OTC: ATRM), a modular building company; and Hudson Global Inc. (NASDAQ: HSON), a global recruitment company. In addition, Mr. Eberwein serves as a director of Novation Companies, Inc. (OTC: NOVC), a specialty finance company. Mr. Eberwein served on the boards of: Crossroads Systems, Inc. (NASDAQ: CDRS), a data storage company, from April 2013 to May 2016; The Goldfield Corporation (NYSE:GV), a company in the electrical construction industry, from May 2012 until May 2013; On Track Innovations Ltd. (NASDAQ: OTIV), a smart card company, from December 2012 until December 2014; and NTS, Inc. (previously listed NYSE: NTS), a broadband services and telecommunications company, from December 2012 until its sale to a private equity firm in June 2014.  Previously, Mr. Eberwein also served on the Board of Hope for New York, a charitable organization dedicated to serving the poor in New York City, from 2011 until 2014, where he was the Treasurer and on its Executive Committee.  Mr. Eberwein earned an M.B.A. from The Wharton School, University of Pennsylvania, and a B.B.A. degree with High Honors from The University of Texas at Austin.  The Board believes that Mr. Eberwein’s qualifications to serve on the Board include his expertise in finance and experience in the investment community.

Srinidhi “Dev” Devanur became our Executive Vice Chairman and a member of our Board in May 2015.  Srinidhi “Dev” Devanur is the founder of Ameri and Partners on the representative on the Board.  He is a seasoned technology entrepreneur who has more than 20 years of experience in the IT services industry with a specialization in sales and resource management.  He has built businesses from ground up and has successfully executed acquisitions, mergers and corporate investments.  He has managed the sales function by working closely with various Fortune 500 customers in the United States and India to sell software solutions, support and staff augmentation related services. Srinidhi “Dev” Devanur co-founded Ivega Company in 1997, an international niche IT consulting company with special focus on financial services which merged with TCG in 2004, creating a 1,000+ person focused differentiator in the IT consulting space.  Following this, he founded SaintLife Bio-pharma Pvt. Ltd., which was acquired by a Nasdaq listed company.  Srinidhi “Dev” Devanur has a bachelor’s degree in electrical engineering from the University of Bangalore, India and has also attended a Certificate program in Strategic Sales Management at the University of Chicago Booth School of Business.  The Board believes that Mr. Devanur’s qualifications to serve on the Board include his background in the IT services industry and his experience in business development.

Giri Devanur became our President, Chief Executive Officer and a member of our Board in May 2015. Giri Devanur is a representative of Ameri and Partners on the Board.  He is a seasoned chief executive officer who has raised seed capital, venture capital and private equity from global institutions.  He has successfully executed acquisitions, mergers and corporate investments.  He has more than 25 years of experience in the information technology industry.  Previously, he founded WinHire Inc. in 2010, an innovative company building software products through technology and human capital management experts and combining them with professional services.  He co-founded Ivega Company in 1997, an international niche IT consulting company with special focus on financial services which merged with TCG in 2004, creating a 1,000+ person focused differentiator in the IT consulting space.  Giri Devanur has a Master’s degree in Technology Management from Columbia University and a bachelor’s degree in computer engineering from the University of Mysore, India.  He has attended Executive Education programs at the Massachusetts Institute of Technology and Harvard Law School.  The Board believes that Mr. Devanur’s qualifications to serve on the Board include his substantial experience in the information technology industry and his prior experience as a chief executive officer.

Carlos Fernandez became our Executive Vice President for Strategic Initiatives and Secretary in May 2015 and our interim Chief Financial Officer in December 2016. Previously, Mr. Fernandez served as Executive Vice President for Strategic Initiatives at Ameri and Partners since November 2014, after he joined the Ameri and Partners team as a consultant in December 2013. Mr. Fernandez has more than 25 years of experience in the publishing and financial industry. Prior to joining Ameri and Partners, Mr. Fernandez held multiple positions at Thomson Reuters from 2006 to December 2014, most notably delivering a $100 million SAP consolidation initiative. Mr. Fernandez earned a master’s degree in technology management from Columbia University and an engineering degree from The City College of New York.

Dimitrios J. Angelis became a member of our Board in May 2015.  Mr. Angelis currently works with the Life Sciences Law Group, providing outside General Counsel advice to pharmaceutical, medical device and biologics companies. He is also a director of Digirad Inc. (NASDAQ: DRAD) a leader in the field of nuclear gamma cameras for use in cardiology, women’s health, pediatric and other imaging and neuropathy diagnostics applications. Previously, he has served as the Chief Executive Officer of OTI America Inc., the U.S.-based subsidiary of publicly-held On Track Innovations Ltd., a pioneer of cashless payment technology, since December 2013. His role was to oversee and monetize the extensive patent portfolio of over 100 U.S. and international patents. Mr. Angelis has served as a director of On Track Innovations since December 2012, and served as its Chairman of the Board from April 2013 until February 2015.  From October 2012 until December 2013, Mr. Angelis served as the General Counsel of Wockhardt Pharmaceuticals Inc., an international biologics and pharmaceutical company.  From October 2008 to October 2012, Mr. Angelis was a senior counsel at Dr. Reddy’s Laboratories, Ltd., a publicly-traded pharmaceutical company, and during 2008 he was the Chief Legal Officer and Corporate Secretary of Osteotech, Inc., a publicly-traded medical device company, with responsibility for managing the patent portfolio of approximately 42 patents.  Prior to that, Mr. Angelis worked in the pharmaceutical industry in various corporate, strategic and legal roles. In addition, he worked for McKinsey & Company, Merrill Lynch and the Japanese government more than five years ago.  He began his legal career as a transactional associate with the New York office of the law firm Mayer Brown. Mr. Angelis holds a B.A. degree in Philosophy and English from Boston College, an M.A. in Behavioral Science and Negotiation from California State University and a J.D. from New York University School of Law.  The Board believes that Mr. Angelis’ substantial experience as an accomplished attorney, negotiator and general counsel to public and private companies in the healthcare field will enable him to bring a wealth of strategic, legal and business acumen to the Board, well qualifying him to serve as a director.

Dr. Arthur M. Langer became a member of our Board in May 2015.   Dr. Langer is the Director of the Center for Technology Management, Vice Chair of Faculty and Academic Director of the Executive Master of Science in Technology Management Program at the School of Professional Studies at Columbia University.  Dr. Langer serves on the faculty of the Department of Organization and Leadership at the Graduate School of Education (Teachers College).  He is also an elected member of the Columbia University Faculty Senate.  Dr. Langer joined the faculty at Columbia University in 1984.  Dr. Langer is the author of Strategic IT: Best Practices for Managers and Executives (2013), with Lyle Yorks), Guide to Software Development: Designing & Managing the Life Cycle (2012), Information Technology and Organizational Learning (2011), Analysis and Design of Information Systems (2007), Applied Ecommerce (2002), and The Art of Analysis (1997), and has numerous published articles and papers relating to service learning for underserved populations, IT organizational integration, mentoring and staff development.  Dr. Langer consults with corporations and universities on information technology, staff development, management transformation and curriculum development around the globe. Dr. Langer is also the Chairman and Founder of Workforce Opportunity Services, a non-profit social venture that provides scholarships and careers to underserved populations around the world.  Prior to joining the faculty at Columbia University, Dr. Langer was Executive Director of Computer Support Services at Coopers & Lybrand, General Manager and Partner of Software Plus, and President of Macco Software more than five years ago. Dr. Langer holds a B.A. in Computer Science, an M.B.A. in Accounting/Finance, and a Doctorate of Education from Columbia University. The Board believes Dr. Langer’s qualifications to serve on the Board include his expertise in technology management and his vast experience within the information technology industry.

Robert G. Pearse became a member of our Board in May 2015. Mr. Pearse is a Lone Star Value designee on the Board.  Mr. Pearse currently serves as a Managing Partner at Yucatan Rock Ventures, where he specializes in technology investments and consulting, and has served in that position since August 2012. Mr. Pearse serves as a director for Novation Companies, Inc. (OTC: NOVC) and chairman of the Compensation Committee and member of the Audit Committee since January 2015.  Mr. Pearse serves as a director for Aviat Networks, Inc. (NASDAQ: AVNW) and member of the Compensation Committee and Nominating and Governance Committee since January 2015. Mr. Pearse serves as a director for Crossroads Systems, Inc. (NASDAQ: CRDS) and Chairman of the Compensation Committee and member of the Audit Committee since July 2013. From 2005 to 2012, Mr. Pearse served as vice president of strategy and market development at NetApp, Inc. (NASDAQ: NTAP), a publicly-traded computer storage and data management company. Mr. Pearse played an influential role leading NetApp’s growth strategy to become a Fortune 500 listed company during his tenure.  From 1987 to 2004, Mr. Pearse held leadership positions at Hewlett-Packard (NYSE: HPQ), most recently as its vice president of strategy and corporate development from 2001 to 2004, focusing on business strategy, business development and acquisitions. Mr. Pearse’s professional experience also includes positions at PricewaterhouseCoopers LLP, Eastman Chemical Company (NYSE: EMN) and General Motors Company (NYSE: GM) more than five years ago.  Mr. Pearse earned an M.B.A. degree from the Stanford Graduate School of Business and a B.S. degree in Mechanical Engineering from the Georgia Institute of Technology.  The Board believes Mr. Pearse’s qualifications to serve on the Board include his extensive business development and financial expertise and his extensive background in the technology sector.

Dhruwa N. Rai became a member of our Board in May 2016. Mr. Rai served as the Global Vice President of Industrial Coatings at Axalta Coatings Systems Ltd. (NASDAQ:AXTA) (“Axalta” and formerly DuPont Performance Coatings), one of the largest coating companies in the world, from December 2014 to August 2015. Mr. Rai joined Axalta in February 2013 as the Vice President of Business Processes and Chief Information Officer, where he led its business process and IT transformation, including its separation from E. I. du Pont de Nemours and Company (d/b/a DuPont (NYSE:DD)). From March 2012 to January 2013, Mr. Rai served as the Chief Information Officer of The Williams Companies, Inc. (NYSE:WMB), an energy infrastructure company.  From June 2009 to December 2011, Mr. Rai served as the Chief Information Officer and Vice President of Momentive Performance Materials Inc. (formerly GE Advanced Materials), a manufacturer of specialty materials for diverse industrial applications, where he led its divestiture from General Electric Co. (NYSE:GE) (“General Electric”). Mr. Rai also served as a director of FCS Software Solutions Ltd., an IT service provider, from April 2008 to September 2010.  Mr. Rai’s prior professional experience also includes leadership positions with GE Security, a former division of General Electric that was acquired by United Technologies Corporation (NYSE:UTX); Delphi Automotive PLC (NYSE:DLPH), a leading global supplier of technologies for the automotive and commercial vehicle market; and Ernst & Young LLP. Mr. Rai holds a Bachelor of Engineering degree in Production Engineering from G.B. Pant University (India) and an M.B.A. from the University of Connecticut. The Company believes that Mr. Rai’s leadership experience with global public companies and his expertise in the IT and technology sectors qualify his to serve on the Board.

Venkatraman Balakrishnan became a member of our Board in June 2016.  He is the Founder and Chairman of Exfinity Venture Partners, a venture capital fund focused on investing in emerging technologies, which was founded in 2013. Mr. Balakrishnan served on the board of directors of Infosys Limited, an IT services and consulting company, from June 2011 to December 2013. He also served as the head of the BPO, Finacle and India business unit at Infosys Limited, and served as the Chief Financial Officer of Infosys Limited from May 2006 to October 2012.  Mr. Balakrishnan has served as Chairman of the Board of Tejas Networks Limited (formerly Tejas Networks India Limited), an Indian computer networking and telecommunications products company, and as the Chairman of Micrograam, a peer-to-peer lending platform that empowers rural entrepreneurs with access to loans from socially minded investors, Mr. Balakrishnan has served as a trustee of Akshaya Patra Foundation, a non-governmental organization that provides mid-day meals to millions of children across India.  Mr. Balakrishnan received a Bachelor of Science degree from the University of Madras and is an Associate Member of the Institute of Chartered Accountants of India, the Institute of Company Secretaries of India and the Institute of Cost and Works Accountants of India.  The Company believes that Mr. Balakrishnan’s significant experience in leadership positions with technology services and consulting companies, as well as his expertise with corporate finance domain, qualifies him to serve on the Board.

Srirangan “Ringo” Rajagopal became our Executive Vice President - Client Relations in May 2015. Previously, Mr. Rajagopal served in a similar position at Ameri and Partners since April 2012. Mr. Rajagopal has more than two decades of experience in managing operations, sales and human capital management in large and entrepreneurial start-ups.  Prior to joining Ameri and Partners, Mr. Rajagopal was Senior Vice President – Business Consulting at Pride Global, a private equity holding company, from February 2008 to April 2012, and was Managing Partner, Co-Founder and Head of Human Capital Management at WinHire Inc. from April 2012 to May 2014, and briefly consulted for other firms from May 2014 to October 2014 before returning to the Ameri and Partners team. Mr. Rajagopal has also held positions at TCGlvega, Accenture (NYSE: ACN), Infosys Technologies (INFY) and ABC Consultants more than five years ago.

Advisory Board

The Company’s Advisory Board (the “Advisory Board”), which advises the Board and management on business opportunities and strategy of the Company, is comprised of the following individuals:

Robert Rosenberg was a member of our Board from May 2015 to June 2016.  In June 2016, Mr. Rosenberg resigned from our Board and was appointed to the Advisory Board. Mr. Rosenberg is the director of entrepreneurship programs at the Polsky Center for Entrepreneurship and Innovation and adjunct associate professor of entrepreneurship at Chicago Booth since 2000. He has served in a variety of senior administrative roles at the University of Chicago, most recently as associate vice president for marketing strategy and associate vice president for research. Mr. Rosenberg came to the University of Chicago in 1989 as director of industrial relations and technology at the University of Chicago Medical Center. Mr. Rosenberg was a founder of the Illinois Biotechnology Industry Organization and the Midwest Research University Network. He is a director of Illinois’ Technology Development Fund, a board member of Manufacturing Renaissance and Fortify, and a co-chair of Hyde Park Angels Healthcare Ambassador Circle. Mr. Rosenberg earned a B.A. degree in English from Harvard University, a master’s degree in English literature from Tufts University, and an M.B.A. from the University of Chicago Booth School of Business. The Board believes that Mr. Rosenberg’s qualifications to serve on the Board include his background and expertise in entrepreneurship.

Matt Stultz was appointed to the Advisory Board in November 2016.  Mr. Stultz has extensive leadership and management experience in large scale ERP implementations, technology centralization and shared services, solution and application architecture, and financial/budget management planning.  Currently, Mr. Stultz is Senior Vice President and General Manager, Retail and Fashion Services for North America, at SAP, a multinational enterprise software company.  He has worked for several Fortune 500 companies including SAP, Nike, The Home Depot, Newell Rubbermaid, Honeywell, Olin Corporation, and Microsoft.  Mr. Stultz serves on the LinkedIn Social Executive Council for Facebook, Twitter, and LinkedIn Integration Initiatives. He is also on the LinkedIn TechExecs and CIO Forum Councils.

Jim Shad was appointed to the Advisory Board in November 2016.  Mr. Shad is a seasoned executive with 38 years of experience in a diverse set of industries spanning consumer products, health care, consumer electronics, major appliances and housing.  He is currently Principal of Renaissance Growth Consultants.  In 2013, Mr. Shad served as the President of C3 Design, a small start-up in the housing sector.  From 2009 to 2012, Mr. Shad served as Viking’s Chief Revenue Officer.  From 2003 to 2009, he served as LG USA’s President and Chief Executive Officer.  From 2000 to 2003, he was the Global Chief Customer Officer for Novartis’ Consumer Health Division.  Mr. Shad began his career as a territory salesman with Procter and Gamble in 1979, rising to the head of North American Market Strategy in 2000.  Mr. Shad recently served as an advisory board member to Precipio Corporation and currently serves on the advisory board at Babel St. Corporation. He guest lectures on Leadership and Business Strategy at the University of Georgia Terry College of Business Executive MBA program.  Mr. Shad earned a B.A. degree in business from the University of Georgia.

Joyce Cruickshank was appointed to the Advisory Board in November 2016.  Ms. Cruickshank is currently the Business Solutions Officer for Amtrak Operations, Northeast Corridor Infrastructure and Investment, Americas Railroad. Prior to joining Amtrak, Ms. Cruickshank was the acting Chief Information Officer and Chief Technology Officer at Corizon Health and worked at AOL/Time Warner for eleven years starting as a Portfolio Director and ending her career as a VP of Technology for the largest revenue division within AOL. In addition, Ms. Cruickshank held leadership roles in five start-ups in industries including online banking, e-commerce and telecommunications. Ms. Cruickshank is a co-chair of the Capital area Corporate Council for the American Cancer Society and has held previous board positions in other non-profits.  Ms. Cruickshank earned an undergraduate degree from West Virginia Wesleyan.

Marius van Gijlswijk was appointed to the Advisory Board in November 2016.  Mr. van Gijlswijk was a principal of DC&M until we acquired it in July 2016.  Before founding DC&M, Mr. van Gijlswijk was Chief Operating Officer and Chief Financial Officer of a Silicon Valley internet startup.  Mr. van Gijlswijk has over 28 years of SAP experience. He has served in various global project leadership positions and has consulted extensively in the area of Logistics, System Integration and Technical Architecture, and has worked with such consulting firms as Deloitte and BearingPoint. He has a master’s degree in Applied Mathematics and Computer Science from Technical University Eindhoven (Netherlands).

Additional Information

At the 2016 Annual Meeting of our stockholders, the stockholders voted to declassify our Board.  Accordingly, the directors elected at the 2016 annual meeting were elected to serve until the 2017 Annual Meeting and the election and qualification of their successors.  Formerly “Class I” directors will continue to serve until the 2017 Annual Meeting and until their successors are duly elected and qualified.  Formerly “Class II” directors will continue to serve until the 2018 Annual Meeting and until their successors are duly elected and qualified.  Effective at the 2018 Annual Meeting and at each annual meeting of stockholders thereafter, all directors will be elected annually.

Officers are elected by the Board of Directors and serve at the discretion of the Board.

The Board of Directors has determined that Dimitrios J. Angelis, Dr. Arthur M. Langer, Jeffrey E. Eberwein, Robert Pearse, Dhruwa N. Rai and Venkatraman Balakrishnan are “independent,” as independence is defined in the listing standards for the Nasdaq Stock Market.  The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, as provided by the Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

We entered into employment agreements with Giri Devanur and Srinidhi “Dev” Devanur effective at the closing of the Merger.  The employment agreements appoint Giri Devanur as our President and Chief Executive Officer and Srinidhi “Dev” Devanur as our executive Vice Chairman of the Board until May 26, 2018.  Each of the employment agreements provide that each executive will receive an annual salary of $120,000 per year, with a bonus for each of $50,000 per year, to be paid at the discretion of the Board.  The employment agreements incorporate the terms of our confidentiality and non-competition agreement, which contain covenants (a) restricting the executive from engaging in any activity competitive with our business during the term of the employment agreement and for a period of two years thereafter, (b) prohibiting the executive from disclosing confidential information regarding us at any time, and (c) soliciting our employees, customers and prospective customers during the term of the employment agreement and for a period of two years thereafter.

On November 9, 2016, the Compensation Committee of the Board approved an increase in the base salary of our President and Chief Executive Officer, Giri Devanur, to $220,000 per year, effective as of November 14, 2016.  The Compensation Committee also approved Mr. Devanur's eligibility to earn a bonus of up to 50% of his annual base salary, as determined in the discretion of the Compensation Committee upon Mr. Devanur's satisfaction of criteria to be determined by the Compensation Committee.

Board Committees

The standing committees of our board of directors currently consists of an Audit Committee, Compensation Committee and a Nominations and Corporate Governance Committee.  Each of the committees report to Board as they deem appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee. The Audit Committee consists of Messrs. Angelis, Pearse and Balakrishnan, with Mr. Angelis serving as chairman. All members of the Audit Committee are (i) independent directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules); (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act; (iii) not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) are able to read and understand fundamental financial statements. Mr. Angelis qualifies as an “Audit Committee financial expert” as defined in the rules and regulations established by the SEC. The Audit Committee is governed by a written charter approved by our Board of Directors. The functions of the Audit Committee include, among other things:

•	Meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;
•	Meeting with our independent registered public accounting firm and with internal financial personnel regarding the adequacy of our internal controls and the objectivity of our financial reporting;
•	Recommending to our Board of Directors the engagement of our independent registered public accounting firm;
•
Reviewing our quarterly and audited consolidated financial statements and reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; and

•	Reviewing our financial plans and reporting recommendations to our full Board of Directors for approval and to authorize action.

Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to the Audit Committee.

Compensation Committee. The Compensation Committee consists of Messrs. Eberwein, Langer and Pearse, with Mr. Pearse serving as chairman. Messrs. Eberwein, Langer and Pearse are independent, as determined under the various NASDAQ Stock Market, SEC and Internal Revenue Service qualification requirements. The Compensation Committee is governed by a written charter approved by our Board of Directors. The functions of the Compensation Committee include, among other things:

•
Reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices, and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•
Establishing appropriate incentives for officers, including the Chief Executive Officer, to encourage high performance, promote accountability and adherence to company values and further our long-term strategic plan and long-term value; and

•	Exercising authority under our employee benefit plans.

Corporate Governance Committee. The Nominations and Corporate Governance Committee consists of Messrs. Angelis, Eberwein and Balakrishnan, with Mr. Eberwein serving as chairman.  Messrs. Eberwein, Angelis and Balakrishnan are independent directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules).  The Nominations and Corporate Governance Committee is governed by a written charter approved by our Board of Directors. The functions of the Nominations and Corporate Governance Committee include, among other things:

•	Reviewing and recommending nominees for election as directors;
•	Assessing the performance of our board of directors;
•	Developing guidelines for the composition of our board of directors;
•	Reviewing and administering our corporate governance guidelines and considering other issues relating to corporate governance; and
•	Oversight of the Company compliance officer and compliance with the Company’s Code of Ethics and Business Conduct and Code of Ethics for our Chief Executive Officer and Senior Financial Officers.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics is available on our website at www.ameri100.com. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address. Our website is not part of this prospectus.

Family Relationships

Giri Devanur, our President and Chief Executive Officer, and Srinidhi “Dev” Devanur, our Executive Vice Chairman, are brothers.  Other than these individuals, there are no family relationships among our directors and executive officers.

EXECUTIVE COMPENSATION

Role and Authority of Compensation Committee

The Compensation Committee consists of Messrs. Eberwein, Langer and Pearse. Messrs. Eberwein, Langer and Pearse are each a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.  Messrs. Eberwein, Langer and Pearse and satisfy the independence requirements imposed by the NASDAQ Stock Market.

The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to the compensation of our executive officers. The Compensation Committee recommends overall compensation of our executive officers to the Board of Directors.  The Board of Directors approves all compensation of our executive officers. The Compensation Committee also periodically reviews director compensation.

The charter of the Compensation Committee permits the Compensation Committee to engage outside consultants and to consult with our human resources department when appropriate to assist in carrying out its responsibilities.  Compensation consultants have not been engaged by the Company to recommend or assist in determining the amount or form of compensation for any current executive officers or directors of the Company.

The Committee may also obtain advice and assistance from internal or external legal, accounting, or other advisers selected by the Committee.

Elements of Executive Compensation

Our executive compensation consists of the following elements:

•	Base salary;
•	Annual Incentive Bonus;
•	Long-Term Incentives; and
•	Retirement benefits under a 401(k) plan and generally available benefit programs.

Base Salary. The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account his or her scope of responsibilities, qualifications, experience, prior salary, and competitive salary information within our industry. Year-to-year adjustments to each executive officer’s base salary are determined by an assessment of his or her sustained performance against individual goals, including leadership skills and the achievement of high ethical standards, the individual’s impact on our business and financial results, current salary in relation to the salary range designated for the job, experience, demonstrated potential for advancement, and an assessment against base salaries paid to executives for comparable jobs in the marketplace.

Based on the factors discussed above, base salaries as of September 30, 2016 (on an annualized basis) were as follows:

Mr. Devanur’s 2016 base salary was set at $120,000, which represented no change from 2015.

Mr. Rajagopal’s 2016 base salary was set at $132,000, which represented no increase from 2015.

Mr. Fernandez’s 2016 base salary was set at $141,600, which represented no increase from 2015.

Annual Bonus. Annual bonus payments under our executive employment agreements are based on the discretion of our Board of Directors.  We believe that such bonuses provide our executives with an incentive to achieve goals that are aligned with our stockholders’ interests, with the achievement of such goals being measurable in terms of revenue and income or other financial objectives.  An executive officer’s failure to achieve measurable performance goals can affect his or her bonus amount. We believe that offering significant potential income in the form of bonuses allows us to attract and retain executives and to align their interests with those of our stockholders.

The maximum bonus Mr. Devanur could have achieved under his employment agreement in the nine months ended December 31, 2015 was $50,000 (on an annualized basis), and he received a bonus of $45,000 in the nine months ended December 31, 2015.  Mr. Rajagopal, who does not have an employment agreement, received a discretionary bonus of $9,000 in the nine months ended December 31, 2015.  As of December 31, 2016, a bonus of $57,500 had accrued but not yet been paid to our President and Chief Executive Officer, Giri Devanur.

Long-Term Incentives. The Compensation Committee has the ability to grant equity instruments to our executives under our 2015 Equity Incentive Award Plan.  The Compensation Committee has the ability to issue a variety of instruments, but equity grants will typically be in the form of stock options and restricted stock units.  We believe that our executive compensation program must include long-term incentives such as stock options and restricted stock units if we wish to hire and retain high-level executive talent. We also believe that stock options and restricted stock units help to provide a balance to the overall executive compensation program as base salary and bonus awards focus only on short-term compensation. In addition, the vesting period of stock options and restricted stock units encourages executive retention and the preservation of stockholder value.  Finally, we believe that aligning at least a portion of restricted stock units vesting provisions to financial performance measures further aligns executive compensation to stockholder value; if performance targets are not achieved, then the awards do not vest.  We base the number of equity units granted on the type and responsibility level of the executive’s position, the executive’s performance in the prior year and the executive’s potential for continued sustained contributions to our long-term success and the long-term interests of our stockholders.

401(k) and Other Benefits.  During 2016, our executive officers were eligible to receive certain benefits generally available to all our employees on the same terms, including medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, educational and employee assistance, paid-time-off, and certain other benefits. During 2015, we also maintained a tax-qualified 401(k) Plan, which provides for broad-based employee participation.  During 2016, under the 401(k) Plan, all employees were eligible to receive matching contributions from Ameri of (i) 100% of their first 3% of employee contributions and (ii) 50% of the next 2% of employee contributions up to an aggregate maximum of $10,600 per employee, per year, subject to vesting provisions.

Compensation Risk Assessment

In establishing and reviewing our overall compensation program, the Compensation Committee considers whether the program and its various elements encourage or motivate our executives or other employees to take excessive risks. We believe that our compensation program and its elements are designed to encourage our employees to act in the long-term best interests of the Company and are not reasonably likely to have a material adverse effect on our business.

The Impact of Tax and Accounting Treatments on Elements of Compensation

We have elected to award non-qualified stock options instead of incentive stock options to all our employees, directors and consultants to allow the corporation to take advantage of the more favorable tax advantages associated with non-qualified stock options.

Internal Revenue Code Section 162(m) precludes us from deducting certain forms of non-performance-based compensation in excess of $1.0 million to named executive officers. To date, we have not exceeded the $1.0 million limit for any executive, and the Compensation Committee has not defined a policy that all compensation must be deductible. However, since stock-based awards comprise a significant portion of total compensation, the Compensation Committee has taken appropriate steps to preserve deductibility for such awards in the future, when appropriate.

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2016 and December 31, 2015 by our Chief Executive Officer and our two other most highly compensated executive officers (“Named Executive Officers”).

Name & Principal Position	Transition Period or Fiscal Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Giri Devanur(1) President and Chief Executive Officer	12/31/2016 12/31/2015	175,000 147,500	57,500 45,000	- -	- -	- -	- -	- -	232,500 192,500
Srirangan Rajagopal(2) Executive Vice President – Client Relations	12/31/2016 12/31/2015	147,700 143,000	- 9,000	- -	- -	- -	- -	- -	147,700 152,000
Carlos Fernandez(3) Executive Vice President – Strategic Initiatives	12/31/2016 12/31/2015	141,600 141,600	- -	- -	- -	- -	- -	- -	141,600 141,600

(1)
Giri Devanur was appointed to his position with our company on May 26, 2015 and served as Chief Executive Officer of Ameri and Partners. As of December 31, 2016, a bonus of $57,500 had accrued but not yet been paid to our President and Chief Executive Officer, Giri Devanur.

(2)	Srirangan Rajagopal was appointed to his position with our company on May 26, 2015 and served as Executive Vice President – Client Relations of Ameri and Partners.

(3)
Carlos Fernandez was appointed to as our Executive Vice President – Strategic Initiatives and Secretary on May 26, 2015 and as our interim Chief Financial Officer on December 8, 2016. He also served as Executive Vice President – Strategic Initiatives of Ameri and Partners.

Equity Awards

As of December 31, 2016, we had not granted any equity awards to, nor were any equity awards outstanding with respect to, our Named Executive Officers.

Pension Benefits

None of our Named Executive Officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change of Control Under Employment Agreements

We entered into employment agreements with Giri Devanur and Srinidhi “Dev” Devanur in May 2015.  The employment agreements appointed Giri Devanur as our President and Chief Executive Officer and Srinidhi “Dev” Devanur as our executive Vice Chairman of the Board for three years.  The employment agreements provide that if, during the term of their employment, they are terminated by us other than for “Cause” or they resign for “Good Reason,” then they will continue to receive for a period of one year following such termination their then current salary payable on the same basis as they were then being paid. Termination for “Cause” means: (i) deliberate refusal or deliberate failure to carry out any reasonable order, consistent with their position, of our Board of Directors after reasonable written notice; (ii) a material and willful breach of the employment agreement, their confidentiality and non-competition agreement or similar agreements with us; (iii) gross negligence or willful misconduct in the execution of their assigned duties; (iv) engaging in repeated intemperate use of alcohol or drugs; or (v) conviction of a felony or other serious crime. “Good Reason” means (i) they shall have been assigned duties materially inconsistent with their position; (ii) their salary is reduced more than 15% below its then current level; or (iii) material benefits and compensation plans then currently in existence are not continued in effect for their benefit.

If either of Messrs. Devanur would have been terminated without cause at December 31, 2015 or if either of them would have resigned for good reason, then each would have been entitled to receive severance payments of $120,000.

Securities Authorized for Issuance Under Equity Compensation Plans

On April 20, 2015, our Board and the holder of a majority of our outstanding shares of common stock approved the adoption of our 2015 Equity Incentive Award Plan (the “Plan”) and a grant of discretionary authority to the executive officers to implement and administer the Plan.  The Plan allows for the issuance of up to 2,000,000 shares of our common stock for award grants (all of which can be incentive stock options).  The Plan provides equity-based compensation through the grant of cash-based awards, nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other stock-based awards. As of September 30, 2016, 590,869 shares of restricted stock units, warrants for the purchase of 2,673,666 shares of our Common Stock and options to purchase 1,070,700 of our Common Stock had been granted and were outstanding. The Board of Directors adopted the Plan to provide a means by which our employees, directors, officers and consultants may be granted an opportunity to purchase our common stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success.

Administration of the Plan.  The Plan is to be administered by the Compensation Committee consisting of two or more directors who are “non-employee directors” within the meaning of Rule 16b-3, and “outside directors” within the meaning of Section 162(m) of the Code.  In the event that for any reason the Compensation Committee is unable to act or if the Compensation Committee at the time of any grant, award or other acquisition under the Plan does not consist of two or more “non-employee directors,” or if there is no such committee, then the Plan will be administered by the Board of Directors, except to the extent such Board of Directors action would have adverse consequences under Section 16(b) of the Securities Exchange Act or Code Section 162(m).

Subject to the other provisions of the Plan, the Compensation Committee will have the authority, in its discretion: (i) to grant cash-based awards, nonqualified stock options, incentive stock options, SARs, restricted stock, restricted stock units, performance shares, performance units and other stock-based awards, all of which are referred to collectively as “Awards”; (ii) to determine the terms and conditions of each Award granted (which need not be identical); (iii) to interpret the Plan and all Awards granted thereunder; and (iv) to make all other determinations necessary or advisable for the administration of the Plan.

Eligibility.  The persons eligible for participation in the Plan as recipients of Awards include employees, consultants and directors to our company or any subsidiary or affiliate of our company.  In selecting participants, and determining the number of shares of common stock covered by each Award, the Compensation Committee may consider any factors that it deems relevant.

Shares Subject to the Plan.  Subject to the conditions outlined below, the total number of shares of common stock which may be issued pursuant to Awards granted under the Plan may not exceed 2,000,000 shares of common stock.  The Plan provides for annual limits on the size of Awards for any particular participant.

In the event of certain corporate events or transactions (including, but not limited to, the sale of all, or substantially all, of our assets or a change in our shares or capitalization), the Compensation Committee, in its sole discretion, in order to prevent dilution or enlargement of a participant’s rights under the Plan, will substitute or adjust, as applicable, and subject to certain Code limitations, the number and kind of shares of common stock that may be issued under the Plan or under particular forms of Awards, the number and kind of shares of common stock subject to outstanding Awards, the option price or grant price applicable to outstanding Awards, the annual Award limits, and other value determinations applicable to outstanding Awards.

Options.  An option granted under the Plan is designated at the time of grant as either an incentive stock option or as a non-qualified stock option.  Upon the grant of an option to purchase shares of common stock, the Compensation Committee will specify the option price, the maximum duration of the option, the number of shares of common stock to which the option pertains, the conditions upon which an option will become vested and exercisable, and such other provisions as the Compensation Committee will determine which are not inconsistent with the terms of the Plan.  The purchase price of each share of common stock purchasable under an option will be determined by the Compensation Committee at the time of grant, but may not be less than 100% of the fair market value of such share of common stock on the date the option is granted.  No option will be exercisable later than the sixth anniversary date of its grant.

SARs.  SARs, which may be issued in tandem with options or be freestanding, will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee.  The term of SARs granted under the Plan will be determined by the Compensation Committee, in its sole discretion, and except as determined otherwise by the Compensation Committee, no stock appreciation right will be exercisable later than the sixth anniversary date of its grant.

Restricted Stock and Restricted Stock Units.  Shares of restricted stock and/or restricted stock units may be granted under the Plan aside from, or in association with, any other Award and will be subject to certain conditions and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Compensation Committee deems desirable.

Cash-Based Awards and Other Stock-Based Awards.  Subject to the provisions of the Plan, the Compensation Committee may grant cash-based awards or other types of equity-based or equity-related awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions, as the Compensation Committee will determine.  Such Awards may involve the transfer of actual shares of common stock to participants, or payment in cash or otherwise of amounts based on the value of shares of common stock.  Each cash-based award will specify a payment amount or payment range as determined by the Compensation Committee.

Restrictions on Transferability.  The Awards granted under the Plan are not transferable and may be exercised solely by a participant or his authorized representative during his lifetime or after his death by the person or persons entitled thereto under his will or the laws of descent and distribution or his designation of beneficiary or as otherwise required by law.  Any attempt to transfer, assign, pledge or otherwise dispose of, or to subject to execution, attachment or similar process, any Award contrary to the provisions set forth in the Plan will be void and ineffective and will give no right to the purported transferee.

Change in Control.  The Compensation Committee may provide for the acceleration of the vesting and exercisability of outstanding options, vesting of restricted stock and restricted stock units and earlier exercise of freestanding SARs, in the event of a Change in Control of our company.  However, if the Compensation Committee takes no action at the time of the Change in Control, and the initial Award does not otherwise specify, accelerated vesting and exercisability is contingent upon termination of employment by us or by the participant for Good Reason within two years of the Change in Control.

Termination of the Plan.  Unless sooner terminated as provided therein, the Plan will terminate six years from April 20, 2015, the date the Plan was approved by stockholders.  The termination of the Plan will not adversely affect any Awards granted prior to Plan termination.

Amendments to the Plan.  The Compensation Committee may at any time alter, amend, modify, suspend or terminate the Plan and any evidence of Award in whole or in part; provided, however, that, without the prior approval of our stockholders, options issued under the Plan to any individual will not be repriced, replaced, or regranted through cancellation, and no amendment of the Plan will be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule; and except where required by tax law, without the prior written consent of the participant, no modification will adversely affect an Award under the Plan.  The Compensation Committee can not issue any Awards while the Plan is suspended.

The following table sets forth information regarding our equity compensation plans as of September 30, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,000,000	$6.34	929,300
Total	2,000,000	$6.34	929,300

Compensation of Directors

Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees that they serve on.  We compensate non-management directors through an annual grant of stock options and/or restricted stock units pursuant to the Plan.  Such option awards have an exercise price not less than 100% of the fair market value of our common stock, based on the value of such shares of common stock on the date the option is granted, and both the option and restricted stock unit awards become vested and exercisable as determined by the compensation committee or the entire Board.  Other terms and conditions of the option and restricted stock unit grants are on the terms and conditions as determined by the Compensation Committee or the entire Board when the options or restricted stock units are granted.

The following table sets forth the cash compensation, as well as certain other compensation earned by each person who served as a director of our company, during the nine months ended September 30, 2016:

Name	Fees Earned or Paid in Cash	Stock Awards	RSU & Option Awards	All Other Compensation	Total
	($)	($)	($)	($)	($)
Dhruwa N. Rai(1)	-	-	3,000,000	-	3,000,000
Venkatraman Balakrishnan(2)	-	-	212,747	-	212,747
TOTAL	-	-	3,212,747	-	3,212,747

(1)	Includes an option to purchase 500,000 shares of Common Stock granted on May 10, 2016, valued at $6.00.
(2)	Includes an option to purchase 25,000 shares of Common Stock granted on June 28, 2016, valued at $6.51.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lone Star Value

Prior to the Merger, LSVI and its affiliates, collectively, was our majority stockholder, and each of our directors and sole officers was an officer of Lone Star Value Management, LLC.  On January 15, 2014, our predecessor entity, Spatializer Audio Laboratories, Inc., issued 3,267,974 shares of common stock to Lone Star Value, an entity ultimately controlled by Jeffrey E. Eberwein, who was a director at the time of the transaction at $0.0153 per share for total proceeds of $50,000 (and such shares became 185,575 shares of our Common Stock as a result of the 1-for-17.61 reverse stock split of our outstanding shares of Common Stock that occurred contemporaneously with the Merger in May 2015).

On April 17, 2015, we issued a promissory note in the principal amount of $50,000 to Lone Star Value.  Under the terms of the promissory note, interest on the outstanding principal amount accrues at a rate of 10% per annum, and all amounts outstanding under this promissory note are due and payable on or before April 30, 2020. We intend to use the proceeds for legal and operating expenses.

On May 26, 2015, we issued the Convertible Note in the principal amount of $5,000,000 bearing interest at 5% per annum, maturing on May 26, 2017 and at a conversion price of $1.80 per share, or an aggregate of 2,777,778 shares of common stock, together with the Original Warrant to purchase up to 2,777,777 shares of our common stock, at an exercise price equal to $1.80 per share, in the Private Placement to LSVI, pursuant to the terms of a Securities Purchase Agreement.  In connection with the Private Placement, LSVI was granted the right to designate three of our eight directors.

On May 13, 2016, LSVI completed an early partial exercise of the Original Warrant for 1,111,111 shares of our common stock for total consideration to us of $2,000,000, and LSVI was issued a replacement warrant for the remaining 1,166,666 shares under the Original Warrant.  LSVI also agreed to amend the Convertible Note to extend its maturity for two years in exchange for (i) the right to request that we expand the size of the Board to nine directors from the current eight, with LSVI having the right to designate up to four of the nine directors, and (ii) the issuance of the Additional Warrant for the purchase of 1,000,000 shares of our common stock at a price of $6.00 per share.  LSVI’s Registration Rights Agreement, dated May 26, 2015, with us was also amended and restated to include the shares of common stock issuable under the Additional Warrant.

On December 30, 2016, the Company entered into the Exchange Agreement with LSVI, pursuant to which the Convertible Note was returned to the Company and cancelled in exchange for 363,611 shares of the Company’s Series A Preferred Stock, which is non-convertible and perpetual preferred stock of the Company. As a result of the exchange transaction, no principal or interest remained outstanding or payable under the Convertible Note and the Convertible Note was no longer convertible into shares of common stock of the Company.

Purchase Agreement

On April 20, 2016, the Company entered into a Stock Purchase Agreement with Dhruwa N. Rai, pursuant to which Mr. Rai purchased from the Company 500,000 shares of its common stock, par value $0.01 per share, at a price per share of $6.00 for an aggregate purchase price of $3,000,000 and the Company issued 500,000 unregistered shares of common stock to Mr. Rai.

Ameri India

On September 1, 2016, we issued 299,250 shares of Common Stock to Srinidhi “Dev” Devanur, our Executive Chairman, in connection with the completion of our acquisition of Ameri India on July 1, 2016, pursuant to the terms of a Stock Purchase Agreement dated May 26, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 30, 2017 regarding the beneficial ownership of our common stock by (i) each person we know to be the beneficial owner of 5% or more of our common stock, (ii) each of our current executive officers, (iii) each of our directors, and (iv) all of our current executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be.  Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(2)

Executive Officers, Present Directors and Proposed Directors:

Jeffrey E. Eberwein(3)(4)	4,435,835	26.61%
Srinidhi “Dev” Devanur	6,276,375	44.82%
Giri Devanur	2,179,125	15.56%
Dimitrios J. Angelis(5)	42,663	*
Dr. Arthur M. Langer(6)	89,870	*
Robert G. Pearse(7)	41,809	*
Carlos Fernandez	101,250	*
Venkatraman Balakrishnan	-	*
Srirangan Rajagopal	432,000	3.08%
Dhruwa N. Rai	500,000	3.57%
All executive officers and directors as a group (10 persons)(8)	14,098,927	84.20%
5% Stockholders:

Lone Star Value Management, LLC(3)(4)	4,435,835	26.61%
_______________

*	Less than one percent of outstanding shares.
(1)	Unless otherwise indicated, the address of each person or entity is c/o AMERI Holdings, Inc., 100 Canal Pointe Boulevard, Suite 108, Princeton, New Jersey 08540.
(2)
The calculation in this column is based upon 14,002,494 shares of common stock outstanding as of January 30, 2017.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently convertible or exercisable within 60 days of January 30, 2017 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes (A) (i) 1,666,755 shares of Common Stock and (ii) 2,666,666 shares of Common Stock reserved for issuance upon the exercise of the Warrants, in each case held of record by LSVI, and (B) 20,227 shares of Common Stock held of record by Jeffrey E. Eberwein, our Chairman. Lone Star Value Investors GP, LLC (“Lone Star Value GP”), the general partner of LSVI and Lone Star Value Management, the investment manager of LSVI, may be deemed to beneficially own the 4,333,421 shares held by LSVI. Jeffrey E. Eberwein as the managing member of Lone Star Value GP may be deemed to beneficially own the 4,333,421 shares held by LSVI. Mr. Eberwein disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Mr. Eberwein, LSVI, Lone Star Value GP, and Lone Star Value Management is 53 Forest Avenue, 1st Floor, Old Greenwich, CT 06870.

(4)
Includes 82,187 shares held in an account separately managed by Lone Star Value Management. Lone Star Value Management, as the investment manager of the separately managed account, may be deemed to beneficially own the 82,187 shares held in the separately managed account; and Jeffrey Eberwein, our Chairman, as the sole member of Lone Star Value Management may be deemed to beneficially own the shares held in the separately managed account. Mr. Eberwein disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)	Consists of 17,663 shares of Common Stock and 25,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days.
(6)	Consists of 64,870 shares of Common Stock and 25,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days.
(7)	Consists of 16,809 shares of Common Stock and 25,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days.
(8)
Consists of 11,357,261 shares of common stock, 2,666,666 shares of common stock reserved for issuance upon the exercise of the Warrants held of record by LSVI and 75,000 shares of common stock issuable upon exercise of options exercisable within 60 days.

SELLING SECURITY HOLDERS

The selling security holders may offer and sell, from time to time, any or all of the shares of Common Stock, Warrants and shares of Series A Preferred Stock covered by this prospectus.  The shares of Common Stock being offered for resale by the selling security holders under this prospectus include 83,189 shares of Common Stock issued to our non-executive directors as compensation for their service to the Company, as well as 1,111,111 shares of Common Stock issued pursuant to the partial early exercise of the Original Warrant on May 13, 2016 and 555,588 additional shares of Common Stock held by LSVI.  The Warrants and the shares of Common Stock underlying such Warrants are being registered by the registration statement of which this prospectus forms a part pursuant to registration rights granted to the selling security holders thereof in connection with the terms of LSVI’s Registration Rights Agreement entered into pursuant to the Private Placement.  The shares of Series A Preferred Stock are being registered by the registration statement of which this prospectus forms a part pursuant to registration rights granted to the holders thereof in connection with the terms of LSVI’s Registration Rights Agreement.

The following table provides, as of January 30, 2017, information regarding the beneficial ownership of our Common Stock, Warrants and Series A Preferred Stock held by each selling security holder, the securities that may be sold by each selling security holder under this prospectus and the number and percentage of securities that each selling security holder will beneficially own after this offering.  Applicable percentages are based on 14,002,494 shares of Common Stock, 2,666,666 Warrants and 363,611 shares of Series A Preferred Stock outstanding as of January 30, 2017.

Because each selling security holder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling security holder upon termination of this offering.  For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling security holders and further assumed that the selling security holders will not acquire beneficial ownership of any additional securities during the offering.  In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this selling security holders list and the securities that may be resold.

See the section entitled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

Common Stock

Name of Selling Security Holder	Position	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Shares of Common Stock Beneficially Owned After Offering
Robert Rosenberg	Former director and advisory board member	14,245	14,245	0	0%
Dimitrios J. Angelis	Director	17,663	17,663	0	0%
Robert G. Pearse	Director	16,809	16,809	0	0%
Jeffrey E. Eberwein	Director	1,769,169(1)	1,686,926	82,243	0.6%
Dr. Arthur M. Langer	Director	64,870(2)	14,245	50,625	0.4%

Warrants

Name of Selling Security Holder	Number of Warrants Beneficially Owned Prior to Offering	Number of Warrants to be Sold Pursuant to this Prospectus	Number of Warrants Beneficially Owned After Offering	Percentage of Warrants Beneficially Owned After Offering
Lone Star Value Investors, LP(3)	2,666,666	2,666,666	0	0%

Series A Preferred Stock

Name of Selling Security Holder	Number of Shares of Series A Convertible Preferred Stock Beneficially Owned Prior to Offering	Number of Shares of Series A Convertible Preferred Stock to be Sold Pursuant to this Prospectus	Number of Shares of Series A Convertible Preferred Stock Beneficially Owned After Offering	Percentage of Shares of Series A Convertible Preferred Stock Beneficially Owned After Offering
Lone Star Value Investors, LP(4)	363,611	363,611	0	0%

(1)
Includes (A)(i) 1,666,755 shares of Common Stock held of record by LSVI and (ii) 82,187 shares held in an account separately managed by Lone Star Value Management, as well as (B) and 20,227 shares of Common Stock held of record by Jeffrey E. Eberwein. Lone Star Value Investors GP, LLC (“Lone Star Value GP”), the general partner of LSVI and Lone Star Value Management, the investment manager of LSVI, may be deemed to beneficially own the 1,748,942 shares held by LSVI and Lone Star Value Management. Jeffrey E. Eberwein as the managing member of Lone Star Value GP and sole member of Lone Star Value Management, may be deemed to beneficially own the 1,748,942 shares held by LSVI and Lone Star Value Management. Mr. Eberwein disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(2)	Includes 50,625 shares of Common Stock held of record by Dr. Langer prior to the Merger.
(3)
Lone Star Value GP, the general partner of LSVI and Lone Star Value Management, the investment manager of LSVI, may be deemed to beneficially own the 2,666,666 Warrants held by LSVI. Jeffrey E. Eberwein, our Chairman, as the managing member of Lone Star Value GP, may be deemed to beneficially own the 2,666,666 Warrants held by LSVI . Mr. Eberwein disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(4)
Lone Star Value GP, the general partner of LSVI and Lone Star Value Management, the investment manager of LSVI, may be deemed to beneficially own the 363,611 Series A Preferred Stock shares held by LSVI. Jeffrey E. Eberwein, our Chairman, as the managing member of Lone Star Value GP, may be deemed to beneficially own the 363,611 Series A Preferred Stock shares held by LSVI. Mr. Eberwein disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Material Relationships with Selling Security Holders

In addition to the transactions described below, please see “Certain Relationships and Related Transactions” appearing elsewhere in this prospectus for information regarding all other material relationships with our selling security holders within the past two years.

Prior to the Merger, LSVI and its affiliates, collectively, was our majority stockholder, and each of our directors and sole officers was an officer of Lone Star Value Management, LLC.  On January 15, 2014, our predecessor entity, Spatializer Audio Laboratories, Inc., issued 3,267,974 shares of common stock to Lone Star Value, an entity ultimately controlled by Jeffrey E. Eberwein, who was a director at the time of the transaction at $0.0153 per share for total proceeds of $50,000 (and such shares became 185,575 shares of our Common Stock as a result of the 1-for-17.61 reverse stock split of our outstanding shares of Common Stock that occurred comtemporaneously with the Merger in May 2015).

On April 17, 2015, we issued a promissory note in the principal amount of $50,000 to Lone Star Value.  Under the terms of the promissory note, interest on the outstanding principal amount accrues at a rate of 10% per annum, and all amounts outstanding under this promissory note are due and payable on or before April 30, 2020.

On May 26, 2015, we issued the Convertible Note in the principal amount of $5,000,000 bearing interest at 5% per annum, maturing on May 26, 2017 and at a conversion price of $1.80 per share, or an aggregate of 2,777,778 shares of common stock, together with the Original Warrant to purchase up to 2,777,777 shares of our Common Stock, at an exercise price equal to $1.80 per share, in the Private Placement to LSVI, pursuant to the terms of a Securities Purchase Agreement.

On May 13, 2016, LSVI completed an early partial exercise of the Original Warrant for 1,111,111 shares of our common stock for total consideration to us of $2,000,000, and LSVI was issued a replacement warrant for the remaining 1,166,666 shares under the Original Warrant.  LSVI also agreed to amend the Convertible Note to extend its maturity for two years in exchange for (i) the right to request that we expand the size of the Board to nine directors from the current eight, with LSVI having the right to designate up to four of the nine directors, and (ii) the issuance of the Additional Warrant for the purchase of 1,000,000 shares of our common stock at a price of $6.00 per share.  LSVI’s Registration Rights Agreement, dated May 26, 2015, with us was also amended and restated to include the shares of common stock issuable under the Additional Warrant.

On December 30, 2016, the Company entered into the Exchange Agreement with LSVI, pursuant to which the Convertible Note was returned to the Company and cancelled in exchange for 363,611 shares of the Company’s Series A Preferred Stock, which is non-convertible and perpetual preferred stock of the Company. As a result of the exchange transaction, no principal or interest remained outstanding or payable under the Convertible Note and the Convertible Note was no longer convertible into shares of common stock of the Company.

PLAN OF DISTRIBUTION

Issuance of Common Stock Underlying Warrants

The prices at which the shares of Common Stock underlying the Warrants covered by this prospectus may actually be disposed of may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

Pursuant to the terms of the Warrants, the shares of Common Stock will be distributed to those Warrant holders who surrender the certificates representing the Warrants and provide payment of the exercise price to us.

Resale of Common Stock, Warrants and Series A Preferred Stock by Selling Security Holders

We are registering Common Stock, Warrants and Series A Preferred Stock offered by this prospectus on behalf of the selling security holders named herein.  The selling security holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Common Stock, Warrants and/or Series A Preferred Stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities on the OTCQB Marketplace (in the case of our Common Stock) or any other stock exchange, market or trading facility on which such securities are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling security holders may use any one or more of the following methods when disposing of their securities or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling security holders to sell a specified number of such securities at a stipulated price;

•	distribution to members, limited partners or stockholders of selling security holders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.  The selling security holders also may transfer their securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our securities or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume.  The selling security holders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities.  The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the securities offered by them will be the purchase price of the security less discounts or commissions, if any.  Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their securities to be made directly or through agents.  We will not receive any of the proceeds from the resale of securities being offered by the selling security holders named herein. However, we will receive proceeds from the exercise of the Warrants if they are exercised by a selling security holder.

The selling security holders also may resell all or a portion of their securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling security holders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Blue Sky Restrictions on Resale

In order to comply with the securities laws of some states, if applicable, our securities may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states our securities may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If a selling security holder wants to sell its securities under this prospectus in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales.  All states offer a variety of exemption from registration for secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.  The broker for a selling security holder will be able to advise a selling security holder which states our securities are exempt from registration with that state for secondary sales.

Any person who purchases our securities from a selling security holder offered by this prospectus who then wants to sell such securities will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement that includes this prospectus becomes effective, and a selling security holder indicates in which state(s) he desires to sell his securities, we will be able to identify whether it will need to register or will rely on an exemption there from.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling security holders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of their securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling security holders against liabilities, including certain liabilities under the Securities Act and state securities laws, relating to the registration of the securities offered by this prospectus.  We have also agreed with the selling security holders of the Warrants, the shares of Common Stock underlying the Warrants and the Series A Preferred Stock to keep the registration statement of which this prospectus forms a part effective until the later of (a) the date on which all registrable shares covered by this registration statement have been sold, or may be sold without volume or manner of sale restrictions under Rule 144 or (b) May 26, 2017.

We are required to pay all of our fees and expenses incident to the registration of the securities covered by this prospectus, including with regard to compliance with state securities or “blue sky” laws. Otherwise, all discounts, commissions or fees incurred in connection with the sale of securities offered hereby will be paid by the selling security holders.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Stock

Our certificate of incorporation authorizes the issuance of 101,000,000 shares of capital stock, consisting of 100,000,000 shares of Common Stock, and 1,000,000 shares of preferred stock, $0.01 par value, 700,000 of which have been designated as 9.0% Series A Cumulative Preferred Stock, par value $0.01 per share, which we referred to herein as the Series A Preferred Stock.

As of the date of this prospectus, there were 14,002,494 shares of Common Stock outstanding, held of record by 236 holders, and 363,611 shares of Series A Preferred Stock outstanding, held of record by 1 holder.  In addition, 2,666,666 shares of Common Stock are issuable upon exercise of the 2,666,666 Warrants, held of record by one holder. The number of record holders of our Common Stock, Series A Preferred Stock and Warrants does not include beneficial owners holding shares through nominee names.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters on which stockholders may vote at all stockholder meetings.  Our Certificate of Incorporation does not provide for cumulative voting.  Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds.  However, the current policy of our Board is to retain earnings, if any, for the operation and expansion of the company.  Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution.  The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our Certificate of Incorporation provides that shares of our preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

Series A Preferred Stock

On December 30, 2016, we filed a Certificate of Designation of Rights and Preferences (the “Certificate of Designation”) to our Certificate of Incorporation for the Series A Preferred Stock with the Secretary of State of the State of Delaware with respect to 700,000 shares of Series A Preferred Stock. Pursuant to the Certificate of Designation, except upon a change of control of the Company, the Series A Preferred Stock is not convertible into, or exchangeable for, any of the Company’s other property or securities. The Certificate of Designation provides for the payment of cash dividends on the Series A Preferred Stock at a rate of 9.00% per annum, provided that we may pay dividends in-kind through the issuance of additional shares to holders of the Series A Preferred Stock at a rate per annum equal to 11.00% per annum, at the sole option of the Company, for up to four quarterly dividend periods in any consecutive 36-month period, determined on a rolling basis.

The Series A Preferred Stock has no voting rights; however, if the Company does not pay dividends on the Series A Preferred Stock for six or more quarterly periods, whether or not consecutive, the holders of the Series A Preferred Stock, voting as a single class with the holders of any other parity security upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on the Company’s board of directors until the Company pays all dividends owed on the Series A Preferred Stock and parity securities. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock (such series voting together as a separate class) shall be required for to authorize, create or increase shares ranking senior to the Series A Preferred Stock or to effect certain amendments to the Company charter that would materially and adversely affect the terms of the Series A Preferred Stock.

The Company may not redeem the Series A Preferred Stock prior to the one year anniversary of its issuance, except pursuant to a special redemption following a change of control of the Company.  On and after the one year anniversary of the issuance of the Series A Preferred Stock, the Company may redeem the Series A Preferred Stock for cash at its option, in whole or in part, at a redemption price of $50 per share, plus accrued and unpaid dividends.  Following a change of control, the Company will have the option to redeem the Series A Preferred Stock for cash at $50 per share plus accrued and unpaid dividends, in whole or in part.  The Series A Preferred Stock shall not have any stated maturity redemption date and will not be subject to any sinking fund or mandatory redemption provisions except for redemption at the Company’s option upon a change of control.

Upon a change of control, holders of the Series A Preferred Stock will have the right (unless, prior to the change of control conversion date, the Company provides notice of its election to redeem the Series A Preferred Stock) to convert some or all of the Series A Preferred Stock on a specified change of control conversion date into a number of shares of Common Stock (or equivalent value of alternative consideration) per share of Series A Preferred Stock to be converted equal to the lesser of:

•
the quotient obtained by dividing (1) the sum of the $50.00 liquidation preference plus the amount of any accumulated and unpaid dividends to, but not including, the change of control conversion date (unless the change of control conversion date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid dividends will be included in this sum) by (2) the common stock price at the time of conversion; and

•	25.

If, prior to the change of control conversion date, the Company provides a redemption notice, whether pursuant to the special optional redemption right in connection with a change of control or the optional redemption right, the Series A Preferred Stock will not have any right to convert in connection with the change of control conversion right and any Series A Preferred Stock subsequently selected for redemption that has been tendered for conversion will be redeemed on the related date of redemption instead of converted on the change of control conversion date.

Warrants

The Original Warrant issued in the Private Placement gives LSVI the right to purchase up to 2,666,666 shares of common stock at an exercise price equal to $1.80 per share.  The Original Warrant may be exercised on a cashless-exercise basis, meaning that, upon exercise, the holder would make no cash payment to us, and would receive a number of shares of our common stock having an aggregate value equal to the excess of the then-current market price of the shares issuable upon exercise of the Original Warrant over the exercise price of the Original Warrant.  The Original Warrant will expire on May 26, 2020.  The Original Warrant exercise price is subject to customary adjustment provisions for stock splits, stock dividends, recapitalizations and the like.

On May 13, 2016, LSVI completed an early partial exercise of the Original Warrant for 1,111,111 shares the Company’s common stock at a price of $1.80 per share, for total consideration to the Company of $2,000,000, and LSVI was issued a replacement warrant for the remaining 1,166,666 shares under the Original Warrant on the same terms as the Original Warrant.  LSVI also agreed to an amendment of the Convertible Note, to extend the maturity of the Convertible Note for two years in exchange for (i) the right to request that the Board expand the size of the Board to nine directors from the current eight, with LSVI having the right to designate up to four of the nine directors, and (ii) the issuance of a the Additional Warrant for the purchase of 1,000,000 shares of the Company’s common stock at a price of $6.00 per share, on substantively the same terms as the Original Warrant.  LSVI’s Registration Rights Agreement, dated May 26, 2015, with us was also amended and restated to include the shares of common stock issuable under the Additional Warrant.

On December 30, 2016, the Company entered into the Exchange Agreement with LSVI, pursuant to which the Convertible Note was returned to the Company and cancelled in exchange for 363,611 shares of the Company’s Series A Preferred Stock, which is non-convertible and perpetual preferred stock of the Company. As a result of the exchange transaction, no principal or interest remained outstanding or payable under the Convertible Note and the Convertible Note was no longer convertible into shares of common stock of the Company.

Dividends

To date, we have not paid any cash dividends on our Common Stock or the Series A Preferred Stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition and will be within the discretion of our Board at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent and registrar for our Common Stock and Series A Preferred Stock is Corporate Stock Transfer, located in Denver, Colorado.  We serve as the warrant agent for the Warrants.

Certain Anti-Takeover Provisions of Delaware Law

Pursuant to our Certificate of Incorporation, we are not subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers through a “business combination” with a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”).

Registration Rights

We are obligated to file a registration statement with the SEC covering the resale of the Warrants, the shares of Common Stock into which the Warrants are exercisable within 60 days and the shares of Series A Preferred Stock held by LSVI, if and upon the written request of LSVI at any time on or before May 26, 2017.  We are obligated to maintain the effectiveness of the registration statement from its effective date until the later of (a) the date on which all registrable shares covered by the registration statement have been sold, or may be sold without volume or manner of sale restrictions under Rule 144 or (b) May 26, 2017.  We agreed to use our best efforts to have the registration statement declared effective by the SEC as soon as possible, but in any event within five days after the SEC notifies us that it will not review the registration statement or 60 days after we receive the first written comments on the registration statement from the SEC.  There are no monetary penalties if the registration statement is not filed or does not become effective on a timely basis.

Quotation of Securities

           Our Common Stock is quoted on the OTCQB Marketplace under the symbols “AMRH”.  Neither the Warrants nor the Series A Preferred Stock is currently listed for trading.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Olshan Frome Wolosky LLP of New York, New York.

EXPERTS

The audited financial statements of our accounting predecessor, Ameri and Partners Inc., for the nine-month period ended December 31, 2015 and for each of the years in the two-year period ended March 31, 2015 and 2014 have been so included in reliance on the report of Ram Associates, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S−1 under the Securities Act with respect to the shares of Common Stock, Warrants and Series A Preferred Stock being offered by this prospectus.  This prospectus does not contain all of the information included in the registration statement.  For further information pertaining to us and our Common Stock, Warrants and Series A Preferred Stock you should refer to the registration statement and its exhibits.  Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete.  If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.  Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC.  Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.ameri100.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AMERI HOLDINGS, INC.	PAGE
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the interim period ended September 30, 2016
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2016 and December 31, 2015	F-2
Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) for the Three and Nine Months Ended September 30, 2016 and 2015	F-3
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2016 and 2015	F-4
Notes to Unaudited Condensed Consolidated Financial Statements	F-5

AUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the nine-month period ended December 31, 2015
Report of Independent Registered Public Accounting Firm	F-13
Audited Condensed Consolidated Transition Balance Sheets	F-14
Audited Condensed Consolidated Transition Statements of Comprehensive Income (Loss)	F-15
Audited Condensed Consolidated Transition Statements of Cash Flows for Periods Ended December 31, 2015, March 31, 2015 and March 31, 2014	F-16
Consolidated Statement of Changes in Stockholders’ Equity From March 31, 2014 to December 31, 2015	F-17
Notes to Audited Condensed Consolidated Transition Financial Statements	F-18

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF AMERI AND PARTNERS INC AND SUBSIDIARIES
For the years ended March 31, 2015 and March 31, 2014
Report of Independent Registered Public Accounting Firm	F-29
Consolidated Balance Sheets as of March 31, 2015 and 2014	F-30
Consolidated Statements of Income for the Year Ended March 31, 2015 and for the Period from November 27, 2013 (Date of Inception) to March 31, 2014	F-31
Consolidated Statements of Changes in Stockholders’ Equity for the Year Ended March 31, 2015 and for the Period from November 27, 2013 (Date of Inception) to March 31, 2014	F-32
Consolidated Statements of Cash Flows for the Year Ended March 31, 2015 and for the Period from November 27, 2013 (Date of Inception) to March 31, 2014	F-33
Notes to Consolidated Financial Statements	F-34

BELLSOFT, INC.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2014 and December 31, 2013
Report of Independent Registered Public Accounting Firm	F-42
Consolidated Balance Sheets	F-43
Consolidated Statements of Income and Comprehensive Income	F-44
Consolidated Statements of Changes in Shareholders’ Equity	F-45
Consolidated Statements of Cash Flows	F-46
Notes to Consolidated Financial Statements	F-47

DC&M PARTNERS, L.L.C.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2015 and December 31, 2014
Report of Independent Registered Public Accounting Firm	F-54
Balance Sheets	F-55
Statements of Income and Comprehensive Income	F-56
Statements of Changes in Members’ Equity	F-57
Statements of Cash Flows	F-58
Notes to Financial Statements	F-59

The financial information set forth below with respect to the financial statements as of September 30, 2016 and 2015 and for the three-month and nine-month periods ended September 30, 2016 and 2015 is unaudited. This financial information, in the opinion of our management, includes all adjustments consisting of normal recurring entries necessary for the fair presentation of such data. The results of operations for the three-month and nine-month periods ended September 30, 2016 are not necessarily indicative of results to be expected for any subsequent period. Our fiscal year end is December 31.

AMERI HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$2,913,834	$1,878,034
Accounts receivable	7,724,860	4,872,082
Investments	-	82,908
Other current assets	629,640	343,809
Total current assets	11,268,334	7,176,833
Other assets
Property and equipment, net	115,355	73,066
Intangible assets, net	9,359,571	3,114,513
Acquired goodwill	17,379,031	3,470,522
Total other assets	26,853,957	6,658,101

Total assets	$38,122,291	$13,834,934

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,906,959	$2,597,385
Other accrued expenses	1,345,561	1,093,814
Consideration payable	3,225,093	3,649,267
Short-term notes	4,137,143	1,235,935
Total current liabilities	13,614,756	8,576,401
Long-term liabilities
Convertible notes	5,000,000	5,000,000
Long-term notes	1,566,671	-
Long-term consideration payable	13,188,260	-
Total long-term liabilities	19,754,931	5,000,000

Total liabilities	33,369,687	13,576,401

Stockholders' equity
Preferred stock, $0.01 par value; 1,000,000 authorized, none issued and outstanding	-	-
Common stock, $0.01 par value; 100,000,000 shares authorized, 13,885,972 and 11,639,066 issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	138,861	118,743
Additional paid-in capital	10,042,992	1,192,692
Accumulated other comprehensive income (loss)	(287,722)	-
Accumulated deficit	(5,141,527)	(1,052,902)
Total stockholders' equity	4,752,604	258,533

Total liabilities and stockholders' equity	$38,122,291	$13,834,934

See notes to the unaudited condensed consolidated financial statements.

AMERI HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended September 30, 2016	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Net revenue	$10,058,558	$4,463,125	$23,758,460	$12,678,813

Cost of services	8,361,960	3,023,208	19,288,805	9,137,563

Gross profit	1,696,598	1,439,917	4,469,655	3,541,250

Operating expenses
Selling and marketing	137,024	-	401,487	-
General and administration	1,326,327	1,497,396	4,924,644	2,020,835
Nonrecurring expenditures	1,015,558	248,911	1,630,778	553,835
Depreciation and amortization	509,376	9,375	722,390	25,690
Operating expenses	2,988,285	1,755,682	7,679,299	2,600,360
Operating income (loss)	(1,291,687)	(315,765)	(3,209,644)	940,890
Interest expense	(290,423)	(62,113)	(674,683)	(87,655)
Interest income/other income	2,205	54	44	82
Other expense/loss	(197,723)	-	(197,723)	-
Income before income taxes	(1,777,628)	(377,824)	(4,082,006)	853,317
Tax benefit / (provision)	-	128,460	-	84,971
Foreign exchange translation	59,079	89,818	(6,619)	89,818

Net income (loss)	$(1,718,549)	$(159,546)	$(4,088,625)	$1,028,106

Net and comprehensive income (loss) for the period	$(1,718,549)	$(159,546)	$(4,088,625)	$1,028,106

Basic income (loss) per share	$(0.13)	$(0.02)	$(0.32)	$0.10
Diluted income (loss) per share	$(0.13)	$(0.02)	$(0.32)	$0.10

Basic weighted average number of shares	13,653,586	9,992,828	12,794,149	9,992,828
Diluted weighted average number of shares	13,653,586	9,992,828	12,794,149	9,992,828

See notes to the unaudited condensed consolidated financial statements.

AMERI HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Cash flow from operating activities

Net income/(loss)	$(4,088,625)	$1,028,106
Adjustment to reconcile net income/(loss) to net cash used in operating activities
Depreciation	722,390	25,690
Stock, option, restricted stock unit and warrant expense	945,959	-
Changes in assets and liabilities
Increase (decrease) in:
Accounts receivable	(2,852,778)	(7,221,074)
Security deposits		(16,837)
Other current assets	(285,831)	(278,512)
Increase (decrease) in:
Accounts payable and accrued expenses	2,561,321	555,782
Other current liabilities	-	1,670,333
Taxes payable	-	(84,971)
Net cash used in operating activities	(2,997,564)	(4,321,483)
Cash flow from investing activities
Purchase of intangible and fixed assets	3,261,617	(3,131,972)
Goodwill	-	(3,470,522)
Acquisition consideration payable	(8,779,040)	9,200,000
Investments	82,908	-
Net cash provided by (used in) investing activities	(5,434,515)	2,597,506
Cash flow from financing activities
Net proceeds from debt issuance	2,501,212	5,000,000
Net proceeds from term loan	1,966,667	-
Increase in line of credit	-	250,000
Additional stock issued	5,000,000	159,521
Net cash provided by financing activities	9,467,879	5,409,521
Net change in cash and cash equivalents	1,035,800	3,685,544
Cash and cash equivalents as at beginning of the period	1,878,034	1,381,058
Cash at the end of the period	$2,913,834	$5,066,602

See notes to the unaudited condensed consolidated financial statements.

AMERI HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.        ORGANIZATION:

AMERI Holdings, Inc., along with its wholly owned subsidiaries (“AMERI”, the “Company”, “we”, or “our”), is a strategic consulting firm that brings a synergistic blend of classic consulting and product-based consulting services to its customer base. Headquartered in Princeton, New Jersey, we typically go to market both vertically by industry and horizontally by product/technology specialties and provide our customers with a wide range of business and technology offerings. We work with customers, primarily within North America, to improve process, reduce costs and increase revenue through the judicious use of technology.

NOTE 2.        BASIS OF PRESENTATION:

The accompanying unaudited condensed consolidated financial statements have been prepared by AMERI pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to those rules and regulations, although we believe that the disclosures made are adequate to ensure the information presented is not misleading.

The accompanying unaudited condensed consolidated financial statements reflect all adjustments (which were of a normal, recurring nature) that, in the opinion of management, are necessary to present fairly our financial position, results of operations and cash flows as of and for the interim periods presented. All intercompany transactions have been eliminated in the accompanying unaudited condensed consolidated financial statements. These financial statements should be read in conjunction with the unaudited financial statements and notes thereto.

The results of operations for the three and nine months ended September 30, 2016 are not necessarily indicative of the results to be expected for any future period or the full fiscal year. Our revenue and earnings may fluctuate from quarter-to-quarter based on factors within and outside our control, including variability in demand for information technology professional services, the length of the sales cycle associated with our service offerings, the number, size, and scope of our projects and the efficiency with which we utilize our employees.  Substantially all of our revenue is generated within North America.

Our comprehensive income (loss) consists of net income (loss) plus or minus any periodic currency translation adjustments.

NOTE 3.        BUSINESS COMBINATIONS:

Acquisition of Bellsoft, Inc.

Bellsoft, Inc. (“Bellsoft”) is a consulting company based in Lawrenceville, Georgia with over 175 consultants specialized in the areas of SAP software, business intelligence, data warehousing and other enterprise resource planning services.  Bellsoft has operations in the United States and in India. On November 20, 2015, the Company completed the acquisition of Bellsoft for the consideration listed below.  For financial accounting purposes, the Company recognized September 1, 2015 as the effective date of the acquisition.  The consideration payable for the acquisition of Bellsoft includes:

1.	A cash payment in the amount of $3,000,000 at closing,

AMERI HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.	235,295 shares of AMERI’s common stock issued at closing,

3.	$250,000 quarterly cash payments to be paid on the last day of each calendar quarter of 2016,

4.	A $1,000,000 cash reimbursement to be paid 5 days following closing to compensate Bellsoft for a portion of its approximate cash balance as of September 1, 2015,

5.	Approximately $2,500,000 to be paid within 30 days of closing in connection with the excess of Bellsoft’s accounts receivable over its accounts payable as of September 1, 2015, and

6.
Earn-out payments of approximately $500,000 a year for 2016 and 2017, if earned through the achievement of annual revenue and EBITDA targets specified in the Bellsoft purchase agreement, subject to downward or upward adjustment depending on actual results.  In the first quarter of 2016, the Company adjusted the estimate for the earn-out to be paid from $400,000 to $500,000 a year for each of 2016 and 2017.

As of September 30, 2016, cash earn-out payments of $500,000 for each of 2016 and 2017 and an aggregate of $306,609 in respect of the 2016 quarterly cash payments remain due to Bellsoft’s former shareholders.

Acquisition of Bigtech Software Private Limited.

On June 23, 2016, the Company entered into a definitive agreement to purchase Bigtech Software Private Limited (“Bigtech”), a pure-play SAP services company providing a complete range of SAP services including turnkey implementations, application management, training and basis ABAP support. Bigtech has been in operation since 2000. Based in Bangalore, India, Bigtech offers SAP services to bring effectiveness in business operations to companies of all sizes and verticals. The acquisition of Bigtech was effective as of July 1, 2017, and the consideration paid for the acquisition was:

1.	$340,000;

2.	Warrants for the purchase of 51,000 shares of the Company’s common stock, with such warrants exercisable for two years from the date of closing; and

3.	$255,000, which may become payable in cash as a commission to the sellers of Bigtech if Bigtech achieves certain revenue targets within the two years following closing.

The initial acquisition consideration of $340,000 was paid to the former owners of Bigtech on September 22, 2016 and Bigtech’s financial results are included in our unaudited condensed consolidated financial results starting July 1, 2016.

Acquisition of Virtuoso

On July 22, 2015, the Company, through its wholly-owned subsidiaries, acquired all of the outstanding membership interests of Virtuoso, L.L.C. (“Virtuoso”), a Kansas limited liability company, pursuant to the terms of an Agreement of Merger and Plan of Reorganization, by and among the Company, Virtuoso Acquisition Inc., Ameri100 Virtuoso Inc., Virtuoso and the sole member of Virtuoso (the “Sole Member”).  Virtuoso is an SAP consulting firm specialized in providing services on SAP S/4 HANA finance, enterprise mobility and cloud migration and is based in Leawood, Kansas. In connection with the merger, Virtuoso’s name was changed to Ameri100 Virtuoso Inc.

AMERI HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The purchase price paid to the Sole Member for the acquisition of Virtuoso consisted of: (a) a cash payment in the amount of $675,000 which was due within 90 days of closing and was paid on October 21, 2016, (b) $659,138 or 101,250 shares of the Company’s common stock at closing at a market price of $6.51 on July 22, 2016 , and (c) earn-out payments in cash and stock of $225,000 and approximately $280,744, respectively, to be paid, if earned, in 2016, 2017 and 2018.

Acquisition of DC&M

On July 29, 2016, the Company acquired 100% of the membership interests of DC&M Partners, L.L.C. (“DCM”), an Arizona limited liability company, pursuant to the terms of a Membership Interest Purchase Agreement among the Company, DCM, all of the members of DCM, Giri Devanur and Srinidhi “Dev” Devanur. DCM is a provider of information technology development, consulting and management services and is located in Chandler, Arizona.

The purchase price for the acquisition of DCM consisted of: (a) a cash payment in the amount of $3,000,000 at closing, (b) 1,600,000 shares of the Company’s common stock, which are to be issued on July 29, 2018 or upon a change of control of the Company (whichever occurs earlier), and (c) earn-out payments of $1,500,000 payable in cash each year to be paid, if earned, in 2017 and 2018. Consideration payable for DC&M for the earn out to be paid is $3 million in cash and amounts to be paid in stock for DC&M is $10.416 million as of September 30, 2016.

NOTE 4.        REVENUE RECOGNITION:

The Company recognizes revenue primarily through the provision of consulting services. We generate revenue by providing consulting services under written service contracts with our customers. The service contracts we enter into generally fall into two specific categories: time and materials and fixed-price.

We consider amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable, and collectability is reasonably assured. We establish billing terms at the time at which the project deliverables and milestones are agreed. Our standard payment terms are 60 days from invoice date.

When a customer enters into a time and materials, fixed-price, or a periodic retainer-based contract, the Company recognizes revenue in accordance with its evaluation of the deliverables in each contract. If the deliverables represent separate units of accounting, the Company then measures and allocates the consideration from the arrangement to the separate units, based on vendor specific objective evidence of the value for each deliverable.

The revenue under time and materials contracts is recognized as services are rendered and performed at contractually agreed upon rates. Revenue pursuant to fixed-price contracts is recognized under the proportional performance method of accounting. We routinely evaluate whether revenue and profitability should be recognized in the current period. We estimate the proportional performance on our fixed-price contracts on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project. This method is used because reasonably dependable estimates of costs and revenue earned can be made, based on historical experience and milestones identified in any particular contract. If we do not have a sufficient basis to measure progress toward completion, revenue is recognized upon completion of performance, subject to any warranty provisions or other project management assessments as to the status of work performed.

AMERI HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Estimates of total project costs are continuously monitored during the term of an engagement. There are situations where the number of hours to complete projects may exceed our original estimate, as a result of an increase in project scope, unforeseen events that arise, or the inability of the client or the delivery team to fulfill their responsibilities. Accordingly, recorded revenues and costs are subject to revision throughout the life of a project based on current information and historical trends. Such revisions may result in increases or decreases to revenue and income and are reflected in the consolidated financial statements in the periods in which they are first identified.

If our initial estimates of the resources required or the scope of work to be performed on a contract are inaccurate, or we do not manage the project properly within the planned time period, a provision for estimated losses on incomplete projects may be made. Any known or probable losses on projects are charged to operations in the period in which such losses are determined. A formal project review process takes place quarterly, although projects are continuously evaluated throughout the period. Management reviews the estimated total direct costs on each contract to determine if the estimated amounts are accurate, and estimates are adjusted as needed in the period identified. No losses were recognized on contracts during the period ended September 30, 2016.

NOTE 5.        SHARE-BASED COMPENSATION:

On April 20, 2015, our Board of Directors and the holder of a majority of our outstanding shares of common stock approved the adoption of our 2015 Equity Incentive Award Plan (the “Plan”) and a grant of discretionary authority to the executive officers to implement and administer the Plan. The Plan allows for the issuance of up to 2,000,000 shares of our common stock for award grants (all of which can be incentive stock options). The Plan provides equity-based compensation through the grant of cash-based awards, nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and other stock-based awards. We believe that an adequate reserve of shares available for issuance under the Plan is necessary to enable us to attract, motivate and retain key employees and directors and to provide an additional incentive for such individuals through stock ownership and other rights that promote and recognize the financial success and growth of our Company. During the nine months ended September 30, 2016, we granted our directors and employees options to purchase 970,700 shares of our common stock and restricted stock units for 590,869 shares of our common stock.  As of September 30, 2016, aggregate grants under the Plan total 1,661,569 shares of our common stock.

NOTE 6.        INCOME TAXES:

The Company recorded a tax benefit (provision) of $0 and $84,971 for the nine months ended September 30, 2016 and 2015, respectively. The effective tax reflected our combined federal and state income tax rates and the recognition of U.S. deferred tax liabilities for differences between the book and tax basis of goodwill.

We assess the reliability of our deferred tax assets and assess the need for a valuation allowance on an ongoing basis. The periodic assessment of the net carrying value of our deferred tax assets under the applicable accounting rules is highly judgmental. We are required to consider all available positive and negative evidence in evaluating the likelihood that we will be able to realize the benefit of our deferred tax assets in the future. Such evidence includes scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and the results of recent operations. Since this evaluation requires consideration of events that may occur some years into the future, there is significant judgment involved, and our conclusion could be materially different should certain of our expectations not transpire.

AMERI HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

We have reviewed the tax positions taken, or to be taken, in our tax returns for all tax years currently open to examination by a taxing authority. As of September 30, 2016, the gross amount of unrecognized tax benefits exclusive of interest and penalties was zero. We have identified no other uncertain tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the twelve months ending December 31, 2016. We remain subject to examination until the statute of limitations expires for each respective tax jurisdiction

NOTE 7.        INTANGIBLE ASSETS:

We amortize our intangible assets that have finite lives using either the straight-line method or based on estimated future cash flows to approximate the pattern in which the economic benefit of the asset will be utilized. Amortization expense was $705,046 and $18,750 during the nine months ended September 30, 2016 and 2015, respectively. This amortization expense relates to customer lists, which expire through 2020.

The Company has its own software products, namely Simple APO, Langer Index, and IBP.  Total costs incurred for developing these products during the nine months ended September 30, 2016 was $55,104 and have an expected useful life of two years.

Of the acquisition consideration paid for Bellsoft, $1.81 million was for its customer list, which is considered an intangible asset that was acquired by the Company.

As of September 30, 2016, and December 31, 2015, capitalized intangible assets were as follows:

	September 30, 2016	December 31, 2015

Capitalized intangible assets	$9,533,867	$3,279,263
Accumulated amortization	(174,296)	(164,750)
Total intangible assets	$9,359,571	$3,114,513

NOTE 8.        NET INCOME (LOSS) PER SHARE:

A reconciliation of net income and weighted average shares used in computing basic and diluted net income per share is as follows:

	Nine Months Ended
	September 30,
	2016	2015
	(in thousands, except per share data)
Basic net income (loss) per share:
Net income (loss) applicable to common shares	$(0.32)	$0.10
Weighted average and common shares outstanding	12,794,149	9,992,828
Basic net income (loss) per share of common stock	$(0.32)	$0.10
Diluted net income (loss) per share:
Net income (loss) applicable to common shares	$(0.32)	$0.10
Weighted average and common shares outstanding	12,794,149	9,992,828
Dilutive effects of convertible debt, stock options and warrants	-	-
Weighted average common shares, assuming dilutive effect of stock options	12,794,149	9,992,828
Diluted net income (loss) per share of common stock	$(0.32)	$0.10

AMERI HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Share-based awards, inclusive of all grants made under the Company’s equity plans, for which either the stock option exercise price or the fair value of the restricted share award exceeds the average market price over the period, have an anti-dilutive effect on earnings per share, and accordingly, are excluded from the diluted computations for all periods presented.

As of September 30, 2016, there were approximately options to purchase 1,070,700 shares of the Company’s common stock and restricted stock units for 590,869 shares of the Company’s common stock, resulting in share-based awards for a total of 1,661,569 shares of our common stock, outstanding under the Plan leaving 338,431share-based units available under the Plan. During the nine months ended September 30, 2016, we granted our directors and employees options to purchase 970,700 shares of our common stock and restricted stock units for 590,869 shares of our common stock.  As of September 30, 2016, aggregate grants under the Plan total 1,661,569 shares of our common stock.

Due to the Company’s net loss, potential dilutive shares were not included in the calculation of diluted EPS on September 30, 2016, as it will have an antidilutive effect.

NOTE 9.        OPTIONS:

As of September 30, 2016, and September 30, 2015, the Company had issued and outstanding options to purchase 1,070,700 and 0 shares of our common stock, respectively.

On September 8, 2016, the Company issued options to employees related to acquisitions to purchase 215,200 shares of our common stock. These option grants vest over 3 years at an exercise price of $6.51 and expires on September 8, 2021. The options are valued using the Black-Scholes pricing model. Significant assumptions used in the valuation include expected term of 4 years, expected volatility of 50%, date of issue risk free interest rate of 0.57%, and expected dividend yield of 0%. The value on the grant date of the options was $546,318 and the option expense for September 30, 2016 and 2015 was determined to be $3,704 and $0, respectively. As of September 30, 2016, no options have been exercised.

	Number of Shares	Weighted Avg. Exercise Price
Options outstanding at December 31, 2015	150,000	2.67
Granted	975,700	$6.79
Exercised	-	-
Cancelled / Expired	(55,000)	4.19
Outstanding at September 30, 2016	1,070,700	$6.34

As of September 30, 2016, and September 30, 2015 the outstanding options had a weighted average remaining term and intrinsic value of 4.56 and 0 years and $500,000 and $0, respectively.

AMERI HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Outstanding and Exercisable Options

Average Exercise Price	Number of Shares	Remaining Average Contractual Life (in years)	Exercise Price times number of Shares	Weighted Average Exercise Price	Intrinsic Value
$2.00	100,000	3.65	$200,000	$2.00	$500,000

NOTE 10.      WARRANTS:

There was no warrant activity prior to May 26, 2015. Below is a table summarizing the Company’s outstanding warrants for the quarter ended September 30, 2016:

			Weighted Avg.
	Number of	Weighted Avg.	Remaining	Intrinsic
	Shares	Exercise Price	Term	Value
Outstanding at December 31, 2015	2,777,777	1.80	4.41	$13,333,330

Granted	1,007,000	6.00	—	—

Exercised	1,111,111	1.80	—	—

Outstanding at September 30, 2016	2,673,666	1.8	3.66	$15,444,440

For the nine months ended September 30, 2016 and September 30, 2015, the Company incurred $1,590 and $0 warrants based expense.

NOTE 11.      RESTRICTED STOCK UNITS:

As of September 30, 2016 and 2015, there were restricted stock units outstanding of 590,869 and 83,189, respectively. As of September 30, 2016 and 2015 there were restricted stock units vested of 83,189 and 0, respectively.

NOTE 12.      COMMITMENTS AND CONTINGENCIES:

Operating Leases

The Company’s principal facility is located in Princeton, New Jersey. The Company also leases office space in various locations with expiration dates between 2016 and 2018.  The lease agreements often include leasehold improvement incentives, escalating lease payments, renewal provisions, and other provisions which require the Company to pay taxes, insurance, maintenance costs, or defined rent increases. All of the Company’s leases are accounted for as operating leases.  Rent expense is recorded over the lease terms on a straight-line basis.  Rent expense was $125,883 and $10,812 for the nine months ended September 30, 2016 and September 30, 2015, respectively.  The increase during these periods is due to new office space that was leased by the Company in Princeton, New Jersey on July 1, 2015 and the addition of office space through the acquisition of DCM, Virtuoso and Bigtech.

The Company has entered into an operating lease for its primary office facility in Princeton, New Jersey, which expires in July 2017. The future minimum rental payments under these lease agreements are as follows:

Years ending December 31,	(in thousands)
2016	$26
2017	60
2018	20
Total	$106

NOTE 13.      LOAN AGREEMENT WITH STERLING NATIONAL BANK:

On July 1, 2016, the Company entered into that certain Loan and Security Agreement (the “Loan Agreement”), with its wholly-owned subsidiaries Ameri and Partners Inc and Bellsoft, as borrowers (the “Borrowers”), the Company and its wholly-owned subsidiaries Linear Logics Corp. and Winhire Inc serving as guarantors, the Company’s Chief Executive Officer, Giri Devanur, serving as a validity guarantor, and Sterling National Bank, N.A. (as lender and as agent, “Sterling”). The Company joined DC&M and Virtuoso as borrowers under the Loan Agreement following their respective acquisition.

Under the Loan Agreement, the Borrowers are able to borrow up to an aggregate of $10 million, which includes up to $8 million in principal for revolving loans (the “Revolving Loans”) for general working capital purposes, up to $2 million in principal pursuant to a term loan (the “Term Loan”) for the purpose of a permitted business acquisition and up to $200,000 for letters of credit.  A portion of the proceeds of the Loan Agreement were also used to repay the November 20, 2015 credit facility that was entered into among the Company, its wholly-owned subsidiary Bellsoft and Federal National Payables, Inc.

The Loan Agreement has a term of three years, which will automatically renew unless a written notice of termination is given by the Borrowers or Sterling to the other at least 60 days prior to the end of the original or any renewed term.

Our outstanding balance with Sterling National Bank for the Term Loan and Revolving Loans was $1,966,667 and $3,338,106, respectively, as of September 30, 2016.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
AMERI Holdings, Inc.

We have audited the accompanying consolidated balance sheets of AMERI Holdings, Inc. (the “Company”) as of December 31, 2015 and March 31, 2015 and 2014 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the nine-month period ended December 31, 2015 and for each of the years in the two-year period ended March 31, 2015 and 2014. AMERI Holdings, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and March 31, 2015 and 2014 and the results of its operations and its cash flows for the nine-month period ended December 31, 2015 and for each of the years in the two-year period ended March 31, 2015 and 2014, in conformity with accounting principles generally accepted in the United States of America.

Ram Associates
Hamilton, NJ

March 15, 2016

AMERI HOLDINGS, INC.
AUDITED CONDENSED CONSOLIDATED TRANSITION BALANCE SHEETS

	December 31, 2015	March 31, 2015	March 31, 2014
Assets
Current assets:
Cash and cash equivalents	$1,878,034	$825,621	$374,706
Accounts receivable	4,872,082	2,981,574	2,937,292
Investments	82,908	340,000	-
Other current assets	343,809	184,372	125,864
Total current assets	7,176,833	4,331,567	3,437,862

Other assets:
Property and equipment, net	73,066	29,906	3,084
Intangible assets, net	3,114,513	100,000	-
Acquired goodwill	3,470,522	-	-
Total other assets	6,658,101	129,906	3,084

Total assets	$13,834,934	$4,461,473	$3,440,946

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	2,597,386	2,922,607	2,802,825
Other accrued expenses	1,093,814	566,010	213,561
Consideration payable	3,649,267	-	-
Short term notes	1,235,935	-	-
Total current liabilities	8,576,401	3,488,617	3,016,386

Long term liabilities:
Convertible notes	5,000,000	-	-

Total current and long term liabilities	13,576,401	3,488,617	3,016,386

Stockholders' equity:
Preferred stock, $0.01 par value; 1,000,000 authorized, none issued and outstanding	-	-	-
Common stock, $0.01 par value; 100,000,000 shares authorized, 6,597,331, 9,992,828 and 11,874,361 issued and outstanding as of March 31, 2014 and 2015 and December 31, 2015, respectively	118,743	99,928	65.973
Additional paid-in capital	1,192,692	35,072	(55,973)
Retained earnings	(1,052,902)	837,856	414,560
Total stockholders' equity	258,533	972,856	424,560

Total liabilities and stockholders' equity	$13,834,934	$4,461,473	$3,440,946

See notes to the audited condensed consolidated financial statements.

AMERI HOLDINGS, INC.
AUDITED CONDENSED CONSOLIDATED TRANSITION STATEMENTS OF
COMPREHENSIVE INCOME (LOSS)

	Nine Months Ended December 31	Twelve Months Ended March 31,
	2015	2015	2014

Net revenue	$15,976,422	$16,804,379	$6,144,402

Cost of revenue	10,225,424	15,114,400	5,233,361

Gross profit	5,750,998	1,689,979	911,041

Operating expenses:

Selling and marketing	119,847	102,739	193,039
General and administration	5,687,913	912,510	89,780
Nonrecurring expenditures	1,655,962	-	-
Depreciation and amortization	157,941	33,372	116
Operating expenses	7,621,663	1,048,621	282,935
Operating income (loss):	(1,870,665)	641,358	628,106

Interest expense	(238,471)	-	-
Interest income/other income	89,918	-	15

Income before income taxes	(2,019,218)	641,358	628,121
Tax benefit (provision)	128,460	(218,062)	(213,561)

Net income (loss)	(1,890,758)	423,296	414,560

Net and comprehensive income (loss) for the period	$(1,890,758)	$423,296	$414,560

Basic income (loss) per share	$(0.17)	$4.27	$6.33
Diluted income (loss) per share	$(0.16)	$4.27	$6.33

Basic weighted average number of shares	11,043,434	99,225	65,509
Diluted weighted average number of shares	11,874,361	99,225	65,509

See notes to the audited condensed consolidated financial statements.

AMERI HOLDINGS, INC.
AUDITED CONDENSED CONSOLIDATED TRANSITION STATEMENTS OF CASH FLOWS
FOR PERIODS ENDED DECEMBER 31, 2015, MARCH 31, 2015 AND MARCH 31, 2014

Cash Flow ( in $)	December 31,	March 31,
	2015	2015	2014

Cash flow from operating activities
Net income	$(1,890,758)	$423,296	$414,560

Adjustment to reconcile net income to net cash provided by operating activities
Depreciation	157,941	33,372	116
Provision for doubtful debts/ (written back), net	410,712	-	-
Stock, option, RSU and warrant expense	141,910	-	-
Changes in assets and liabilities
Increase (decrease) in:
Accounts receivable	(2,301,220)	(44,282)	(2,937,292)
Other current assets	(168,744)	(54,758)	(125,864)
Security deposit	-	(3,750)	-

Increase (decrease) in:
Accounts payable and accrued expenses	(21,463)	133,783	2,802,825

Other current liabilities	-	146,791	-
Taxes payable	-	191,657	213,561
Net cash provided by operating activities	(3,671,622)	826,109	367,906
Cash flow from investing activities
Purchase of fixed assets	(61,351)	(35,194)	(3,200)
Payment towards capital expenditure (inclusive of intangibles)	(1,624,733)	(125,000)	-

Investments	174,184	(340,000)	-
Net cash used in investing activities	(1,511,900)	(500,194)	(3,200)
Cash flow from financing activities
Proceeds from loan funds	6,235,935	-	-
Additional stock issued	-	125,000	10,000
Net cash provided by financing activities	6,235,935	125,000	10,000

Net increase in cash and cash equivalents	1,052,413	450,915	374,706

Cash and cash equivalents as at beginning of the year	825,621	374,706	-
Cash at the end of the year	$1,878,034	$825,621	$374,706

See notes to the audited condensed consolidated financial statements.

Ameri Holdings, Inc.
Consolidated Statement of Changes in Stockholders’ Equity
From March 31, 2014 to December 31, 2015

	Common Stock
	Shares	Par Value at $0.01	Additional paid-in capital	Other Comprehensive income	Retained earnings	Total stockholders' equity
Balance at November 27, 2013	-	$-	$-	-	$-	$-
(Date of Inception)

Issuance of capital	6,597,331	65,973	(55,973)	-	-	10,000

Net income	-	-	-	-	414,560	414,560

Balance at March 31, 2014	6,597,331	$65,973	$(55,973)	$-	$414,560	$424,560

Issuance of capital for services	3,395,497	33,955	91,045	-	-	125,000

Net income	-	-	-	-	423,296	423,296

Balance at March 31, 2015	9,992,828	$99,928	$35,072	$-	$837,856	$972,856

Issuance of capital for services	566,487	5,665	49,460	-	-	55,125

Issuance of capital for board services	203,935	2,039	-	-	-	2,039

Recapitalization on May 26, 2015	875,816	8,758	(31,401)	-	-	(22,643)

Issuance of shares for acquisition	235,295	2,353	997,651	-	-	1,000,004

Stock, Option, RSU and Warrant Expense	-	-	141,910	-	-	141,910

Net Loss	-	-	-	-	(1,890,758)	(1,890,758)

Balance at December 31, 2015	11,874,361	$118,743	$1,192,692	$-	$(1,052,902)	$258,533

See notes to the audited condensed consolidated financial statements.

AMERI HOLDINGS, INC.
NOTES TO AUDITED CONDENSED CONSOLIDATED TRANSITION FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2015

NOTE 1.        ORGANIZATION:

AMERI Holdings, Inc., along with its wholly owned subsidiaries (“AMERI”, the “Company”, “we”, or “our”), is a strategic consulting firm that brings a synergistic blend of classic consulting and product-based consulting services to its customer base. Headquartered in Princeton, New Jersey, we typically go to market both vertically by industry and horizontally by product/technology specialties and provide our customers with a wide range of business and technology offerings. We work with customers, primarily within North America, to improve process, reduce costs and increase revenue through the judicious use of technology.

NOTE 2.        BASIS OF PRESENTATION:

The accompanying audited condensed consolidated financial statements have been prepared by AMERI pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to those rules and regulations, although we believe that the disclosures made are adequate to ensure the information presented is not misleading.

The accompanying audited condensed consolidated financial statements reflect all adjustments (which were of a normal, recurring nature) that, in the opinion of management, are necessary to present fairly our financial position, results of operations and cash flows as of and for the interim periods presented. All intercompany transactions have been eliminated in the accompanying audited condensed consolidated financial statements. These financial statements should be read in conjunction with the audited financial statements and notes thereto.

Our comprehensive income (loss) consists of net income (loss) plus or minus any periodic currency translation adjustments.

NOTE 3.        BUSINESS COMBINATIONS:

Acquisition of Bellsoft, Inc.  Bellsoft, Inc. (“Bellsoft”) is a consulting company based in Lawrenceville, Georgia with over 175 consultants specialized in the areas of SAP, business intelligence (“BI”), DW and other enterprise resource planning (“ERP”) services.  Bellsoft has operations in the United States and in India. On November 20, 2015, the Company completed the acquisition of Bellsoft for the consideration listed below.  For financial accounting purposes, the Company recognizes September 1, 2015 as the effective date of the acquisition.

The purchase price for the acquisition of Bellsoft consisted of:

1.	A cash payment in the amount of $3,000,000 at closing,

2.	235,295 shares of AMERI’s common stock issued at closing,

AMERI HOLDINGS, INC.
NOTES TO AUDITED CONDENSED CONSOLIDATED TRANSITION FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2015

3.	$250,000 quarterly cash payments to be paid on the last day of each calendar quarter of 2016,

4.	A $1,000,000 cash reimbursement to be paid 5 days following closing to compensate Bellsoft for a portion of its approximate cash balance as of September 1, 2015,

5.	Approximately $2,500,000 to be paid within 30 days of closing in connection with the excess of Bellsoft’s accounts receivable over its accounts payable as of September 1, 2015, and

6.
Earn-out payments of approximately $500,000 a year for 2016 and 2017, if earned through the achievement of annual revenue and EBITDA targets specified in the Bellsoft purchase agreement, subject to downward or upward adjustment depending on actual results.

The Company and Bellsoft expect closing of open items during 2016 with the exception of any 2017 earned-out payment.

Simultaneously with the Bellsoft acquisition, Bellsoft entered into a Revolving Credit and Security Agreement (the “Credit Facility”) with Federal National Payables, Inc., a Delaware corporation doing business as Federal National Commercial Credit (the “Lender”). Up to $6 million principal amount of advances may be extended under the Credit Facility. The Credit Facility will be used to pay a portion of the costs associated with the acquisition of Bellsoft, with the balance being available for general working capital of Bellsoft. The Credit Facility has a term of two years, which will automatically renew unless a written notice of termination is given by Bellsoft or the Lender to the other at least 60 days prior to the end of the original or any renewed term. Interest under the Credit Facility will accrue on the higher of (a) the outstanding principal amount of advances under the Credit Facility and (b) $2,000,000 at a per annum rate equal to the Prime Rate plus 1.00%, which will be payable monthly in arrears. With each payment of interest, Bellsoft will also pay a servicing fee of 0.38% multiplied by the higher of (a) the average daily principal amount of advances under the Credit Facility for the previous calendar month or portion thereof and (b) $2,000,000. The Credit Facility is secured by substantially all of Bellsoft’s assets. The amounts borrowed by Bellsoft under the Credit Facility are guaranteed by us.

Reverse Merger. On May 26, 2015, we completed a “reverse merger” transaction, in which we caused Ameri100 Acquisition, Inc., a Delaware corporation and our newly created, wholly owned subsidiary, to be merged with and into Ameri and Partners (dba Ameri100), a Delaware corporation (the “Merger”). As a result of the Merger, Ameri and Partners became our wholly owned subsidiary with Ameri and Partners’ former stockholders acquiring a majority of the outstanding shares of our common stock. The Merger was consummated under Delaware law, pursuant to an Agreement of Merger and Plan of Reorganization, dated as of May 26, 2015 (the “Merger Agreement”). Concurrently with the closing of the Merger, we issued a 5% Unsecured Convertible Note due May 26, 2017, in the principal amount of $5,000,000 (the “Convertible Note”), together with a warrant to purchase shares of our common stock (the “Warrant”), in a private placement (the “Private Placement”) to Lone Star Value Investors, LP (“Lone Star Value”), pursuant to the terms of a Securities Purchase Agreement, dated as of May 26, 2015 (the “Securities Purchase Agreement”). Prior to the Merger, Lone Star Value was our majority shareholder.

AMERI HOLDINGS, INC.
NOTES TO AUDITED CONDENSED CONSOLIDATED TRANSITION FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2015

Ameri India Agreements. As part of the Merger, we purchased 24.9% of the outstanding shares of common stock of Ameri Consulting Service Private Limited, a corporation organized under the laws of India which is owned by Srinidhi “Dev” Devanur (“Ameri India”), for aggregate consideration consisting of $1.00 and the consideration furnished by us to the stockholders of Ameri & Partners under the Merger Agreement, pursuant to the terms of a Stock Purchase Agreement, dated as of May 26, 2015, by and between us and Mr. Devanur.  Subject to obtaining various regulatory approvals for foreign ownership required under India’s Foreign Exchange Management Act, we agreed to purchase the remaining 75.1% of the outstanding shares of Ameri India for similar consideration. As of December 31, 2015 there was not a material amount of activity in the Ameri India subsidiary.

Acquisition of Linear Logic Corporation. On April 1, 2015, Ameri and Partners Inc., acquired all of the assets and liabilities of Linear Logics Corporation (referred to as “Linear” and “Linear Logics”), pursuant to the terms of a Share Purchase Agreement (the “Linear Acquisition”). Headquartered in Glen Mills, Philadelphia, Linear Logics Corporation is a leading provider of supply chain management solutions. Linear Logics was started by professionals with several decades of combined experience in manufacturing, planning, logistics, and system integration. The unique capability of bridging the gap between the business process and the use of appropriate technology has been a driver to extract value from the customer supply chain. Linear Logics is a SAP partner and has co-developed solutions for sales and operations planning and demand management using SAP technology. The total cash price was $1,000,000. We paid the first installment of $340,000 towards the cash price, which was classified as an investment in our balance sheet.

The Company determined the total allocable purchase price consideration to be $1.05 million. Purchase consideration is broken down into three parts namely, 1/3 cash, 1/3 stock, and 1/3 earn out. Out of the purchase consideration, $1 million was agreed to be paid in three installments, 34% of which was paid at the time of signing the agreement, 33% was paid in May 2015 and final 33% is accrued to be payable in the current financials.

An earnout agreement was entered into in connection with the Linear Acquisition under which the former Linear shareholders are eligible to receive additional contingent consideration. Earnout consideration to be paid, if any, to Linear will be based upon the achievement of certain performance measures (and is not impacted by continued employment status) over two consecutive twelve-month earnout periods, concluding on April 1, 2017.

In connection with the Linear Acquisition, the Company made certain estimates related to the fair value of assets acquired, liabilities assumed, contingent earnout consideration and identified intangibles.

The Company performed a fair value allocation of the purchase price among assets, liabilities and identified intangible assets. The allocation of the purchase price was as follows:

Total
(In Thousands)
Accounts receivable	$140,101
Cash and cash equivalents	317,970
Rent deposits	2,500
Accounts payable and accrued expenses	(219,968)
Products	814,522

Total purchase price	$1,055,125

AMERI HOLDINGS, INC.
NOTES TO AUDITED CONDENSED CONSOLIDATED TRANSITION FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2015

The Linear Acquisition was accounted for as a purchase transaction, and accordingly, the results of operations, commencing April 1, 2015, are included in the Company’s accompanying consolidated statement of income.

NOTE 4.        REVENUE RECOGNITION:

The Company recognizes revenue primarily through the provision of consulting services. We generate revenue by providing consulting services under written service contracts with our customers. The service contracts we enter into generally fall into two specific categories: time and materials and fixed-price.

We consider amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable, and collectability is reasonably assured. We establish billing terms at the time at which the project deliverables and milestones are agreed. Our standard payment terms are 60 days from invoice date.

When a customer enters into a time and materials, fixed-price, or a periodic retainer-based contract, the Company recognizes revenue in accordance with its evaluation of the deliverables in each contract. If the deliverables represent separate units of accounting, the Company then measures and allocates the consideration from the arrangement to the separate units, based on vendor specific objective evidence of the value for each deliverable.

The revenue under time and materials contracts is recognized as services are rendered and performed at contractually agreed upon rates. Revenue pursuant to fixed-price contracts is recognized under the proportional performance method of accounting. We routinely evaluate whether revenue and profitability should be recognized in the current period. We estimate the proportional performance on our fixed-price contracts on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project. This method is used because reasonably dependable estimates of costs and revenue earned can be made, based on historical experience and milestones identified in any particular contract. If we do not have a sufficient basis to measure progress toward completion, revenue is recognized upon completion of performance, subject to any warranty provisions or other project management assessments as to the status of work performed.

Estimates of total project costs are continuously monitored during the term of an engagement. There are situations where the number of hours to complete projects may exceed our original estimate, as a result of an increase in project scope, unforeseen events that arise, or the inability of the client or the delivery team to fulfill their responsibilities. Accordingly, recorded revenues and costs are subject to revision throughout the life of a project based on current information and historical trends. Such revisions may result in increases or decreases to revenue and income and are reflected in the consolidated financial statements in the periods in which they are first identified.

If our initial estimates of the resources required or the scope of work to be performed on a contract are inaccurate, or we do not manage the project properly within the planned time period, a provision for estimated losses on incomplete projects may be made. Any known or probable losses on projects are charged to operations in the period in which such losses are determined. A formal project review process takes place quarterly, although projects are continuously evaluated throughout the period. Management reviews the estimated total direct costs on each contract to determine if the estimated amounts are accurate, and estimates are adjusted as needed in the period identified. No losses were recognized on contracts during the period ended December 31, 2015.

AMERI HOLDINGS, INC.
NOTES TO AUDITED CONDENSED CONSOLIDATED TRANSITION FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2015

NOTE 5.        SHARE-BASED COMPENSATION:

On April 20, 2015, our Board of Directors and the holder of a majority of our outstanding shares of common stock approved the adoption of our 2015 Equity Incentive Award Plan (the “Plan”) and a grant of discretionary authority to the executive officers to implement and administer the Plan. The Plan allows for the issuance of up to 2,000,000 shares of our common stock for award grants (all of which can be incentive stock options). The Plan provides equity-based compensation through the grant of cash-based awards, nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and other stock-based awards. We believe that an adequate reserve of shares available for issuance under the Plan is necessary to enable us to attract, motivate and retain key employees and directors and to provide an additional incentive for such individuals through stock ownership and other rights that promote and recognize the financial success and growth of our Company.  During the nine months ended December 31, 2015, we granted 50,000 options to an employee and 100,000 options and 83,189 restricted stock units to certain members of the Board of Directors.

NOTE 6.        INCOME TAXES:

The Company recorded a tax provision (benefit) of $(128,460) and $218,062 for the periods ended December 31, 2015 and March 31, 2015, respectively, and $218,062 and $213,561 for the periods March 31, 2015 and 2014, respectively. The reported tax provision (benefit) for the nine-month and twelve-month periods ended December 31, 2015 and March 31, 2015 are based upon an estimated annual effective tax rate of 28% for all such periods. The effective tax rates reflected our combined federal and state income tax rates and the recognition of U.S. deferred tax liabilities for differences between the book and tax basis of goodwill.

We assess the  reliability of our deferred tax assets and assess the need for a valuation allowance on an ongoing basis. The periodic assessment of the net carrying value of our deferred tax assets under the applicable accounting rules is highly judgmental. We are required to consider all available positive and negative evidence in evaluating the likelihood that we will be able to realize the benefit of our deferred tax assets in the future. Such evidence includes scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and the results of recent operations. Since this evaluation requires consideration of events that may occur some years into the future, there is significant judgment involved, and our conclusion could be materially different should certain of our expectations not transpire.

We have reviewed the tax positions taken, or to be taken, in our tax returns for all tax years currently open to examination by a taxing authority. As of December 31, 2015, the gross amount of unrecognized tax benefits exclusive of interest and penalties was zero. We have identified no other uncertain tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the twelve months ending December 31, 2016. We remain subject to examination until the statute of limitations expires for each respective tax jurisdiction.

AMERI HOLDINGS, INC.
NOTES TO AUDITED CONDENSED CONSOLIDATED TRANSITION FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2015

NOTE 7.        INTANGIBLE ASSETS:

We amortize our intangible assets that have finite lives using either the straight-line method or based on estimated future cash flows to approximate the pattern in which the economic benefit of the asset will be utilized. Amortization expense was $139,750 and $25,000 during the nine-month and twelve-month periods ended December 31, 2015 and March 31, 2015 respectively. This amortization expense relates to customer lists, which expire through 2020.

Estimated annual amortization expense (including amortization expense associated with capitalized software costs) for the current year and the following four years ending December 31 is as follows:

Amortization Expense
(in thousands)

2016	$363
2017	$363
2018	$363
2019	$260

The Company has its own software products, namely Simple APO, Langer Index, and IBP.  Total costs incurred for developing these products during the nine months ended December 31, 2015 was $524,741 and have been capitalized. These costs will be amortized over the useful life once all substantial testing has been completed.

Of the acquisition consideration paid for Bellsoft $1.81 million was for its customer list, which is considered an intangible asset that was acquired by the Company.

NOTE 8.        ACCRUED EXPENSES AND OTHER LIABILITIES:

Accrued expense and other liabilities as of December 31, 2015 and March 31, 2015 consisted of the following:

Description	December 31, 2015	March 31, 2015
Legal fee payable	$338,946	$-
Advances from customers	44,841	-
Tax payable	320,247	405,218
Audit fee payable	21,500	14,000
EmployVision Inc.	25,000	25,000
Other liabilities	310,784	-
Travelling & conveyance payable	4,010	-
Salaries & wages payable	-	87,525
Insurance payable	-	7,778
Medical insurance payable	-	4,484
Payroll taxes payable	-	22,005
Consultancy fee payable	25,000	-
401 K payable	3,486	-
Total	$1,093,814	$566,010

AMERI HOLDINGS, INC.
NOTES TO AUDITED CONDENSED CONSOLIDATED TRANSITION FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2015

NOTE 9.        FAIR VALUE MEASUREMENT:

We utilize the following valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•
Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

•	Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based upon the lowest level input that is significant to the fair value measurement.

As of both December 31, 2015 and March 31, 2015 our financial assets and liabilities required to be measured on a recurring basis were our money market investments.

The following table represents the Company’s fair value hierarchy for its financial assets and liabilities required to be measured on a recurring basis:

Basis of Fair Value Measurements
	Balance	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(in thousands)
Balance at December 31, 2015:
Financial assets:
Money market investment	$—	$—	$—	$—

Total financial assets	$—	$—	$—	$—

No financial instruments were transferred into or out of Level 3 classification during the nine-month period ended December 31, 2015 and the twelve month period ended March 31, 2015.

AMERI HOLDINGS, INC.
NOTES TO AUDITED CONDENSED CONSOLIDATED TRANSITION FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2015

NOTE 10.      NET INCOME (LOSS) PER SHARE:

A reconciliation of net income and weighted average shares used in computing basic and diluted net income per share is as follows:

	Nine Months Ended
	December 31,
	2015	2014
	(In thousands, except per share data)

Basic net income (loss) per share:
Net income (loss) applicable to common shares	$(0.17)	$0.03
Weighted average common shares outstanding	11,043	9,992
Basic net income (loss) per share of common stock	$(0.17)	$0.03
Diluted net income (loss) per share:
Net income (loss) applicable to common shares	$(0.16)	$0.03
Weighted average common shares outstanding	11,874	9,992
Dilutive effects of convertible debt, stock options and warrants	-	-
Weighted average common shares, assuming dilutive effect of stock options	11,874	9,992
Diluted net income (loss) per share of common stock	$(0.16)	$0.03

Share-based awards, inclusive of all grants made under the Company’s equity plans, for which either the stock option exercise price or the fair value of the restricted share award exceeds the average market price over the period, have an anti-dilutive effect on earnings per share, and accordingly, are excluded from the diluted computations for all periods presented.

As of December 31, 2015, there were approximately 233,189 share-based awards outstanding, respectively, under the Company’s equity plans leaving 1,766,811 share-based units available in the 2015 Employee Stock Option Plan.  During the twelve months ended December 31, 2015, we granted 83,189 restricted stock units and 150,000 options.

Due to net loss, potential shares were not included in the calculation of diluted EPS, as it will have an antidilutive effect.

NOTE 11.      COMMITMENTS AND CONTINGENCIES:

Operating Leases

The Company’s principal facility is located in Princeton, New Jersey. The Company also leases office space in various locations with expiration dates between 2015 and 2018.  The lease agreements often include leasehold improvement incentives, escalating lease payments, renewal provisions, and other provisions which require the Company to pay taxes, insurance, maintenance costs, or defined rent increases. All of the Company’s leases are accounted for as operating leases.  Rent expense is recorded over the lease terms on a straight-line basis.  Rent expense was $44,163 and $15,145 for the nine and twelve months ended December 31, 2015 and March 31, 2015, respectively.  The increase during these periods is due to new office space that was leased by the Company in Princeton, New Jersey on July 1, 2015 and the addition of office space through the acquisition of Bellsoft.

AMERI HOLDINGS, INC.
NOTES TO AUDITED CONDENSED CONSOLIDATED TRANSITION FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2015

The Company has entered into an operating lease for its primary office facility in Princeton, New Jersey, which expires in July 2017. The future minimum rental payments under these lease agreements are as follows:

Years ending December 31,	(In thousands)
2016	$90
2017	60
2018	20
Total	$170

NOTE 12.      OPTIONS

As of March 31, 2015 and December 31, 2015, the Company has 0 and 150,000 options  issued and outstanding. There were no options outstanding and no option activity prior to March 31, 2015.

On May 26, 2015, the Company issued 100,000 options for the initial option grant. Prior to this issuance there had been no option grants. This tranche of options vest over 1 year at exercise price of $2.00 and expire on May 26, 2020. The options were valued using the Black-Scholes pricing model. Significant assumptions used in the valuation include expected term of 2.75 years, expected volatility of 50%, date of issue risk free interest rate of 1.53%, and expected dividend yield of 0%. The value on the grant date of the options was $36,304 and the option expense for March 31, 2015 and December 31, 2015 was determined to be $0 and $21,784. As of December 31, 2015, no options have been exercised from this tranche of options.

On November 16, 2015, the Company issued 50,000 options for the initial option grant. This tranche of options vest over 3 years at exercise price of $4.01 and expire on November 16, 2020. The options were valued using the Black-Scholes pricing model. Significant assumptions used in the valuation include expected term of 3.25 years, expected volatility of 50%, date of issue risk free interest rate of 1.66%, and expected dividend yield of 0%. The value on the grant date of the options was $73,265 and the option expense for March 31, 2015 and December 31, 2015 was determined to be $0 and $929. As of December 31, 2015, no options have been exercised from this tranche of options.

	Number of	Weighted Avg.
	Shares	Exercise Price

None outstanding at March 31, 2015	—	—

Granted	150,000	$2.67

Exercised	—	—

Outstanding at December 31, 2015	150,000	$2.67

AMERI HOLDINGS, INC.
NOTES TO AUDITED CONDENSED CONSOLIDATED TRANSITION FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2015

As of March 31, 2015 and December 31, 2015 the outstanding options had a weighted average remaining term and intrinsic value of 0 and 4.56 years and $0 and $57,856, respectively.

Average Exercise Price	Number of Shares	Remaining Average Contractual Life (in years)	Exercise Price times number of Shares	Weighted Average Exercise Price	Intrinsic Value
$3.00	150,000	4.56	$400,500	$2.67	$57,856
	150,000		$400,500	$2.67	$57,856

The options were valued using the Black-Scholes pricing model. The expensed amount for options for March 31, 2015 and December 31, 2015 was determined to be $0 and $22,713.

NOTE 13.      WARRANTS

On May 26, 2015, the Company issued 2,777,777 warrants, which vest immediately, have an exercise price of $1.80 and expire on May 26, 2020. The warrants were valued using the Black-Scholes pricing model. Significant assumptions used in the valuation include stock price on the measurement date of $1.50, expected term of 2.5 years, expected volatility of 50%, risk free interest rate of 1.53%, and expected dividend yield of 0%. The value on the grant date of the options was $1,078,523 and the expense for March 31, 2015 and December 31, 2015 was determined to be $0 and $0. As of December 31, 2013, no options have been exercised from this tranche of options.

There was no warrant activity before 2015. Below is a table summarizing the Company’s outstanding warrants as of March 31, 2015 and December 31, 2015:

			Weighted Avg.
	Number of	Weighted Avg.	Remaining	Intrinsic
	Shares	Exercise Price	Term	Value
None outstanding at March 31, 2015	—	—	—

Granted	2,777,777	1.8	4.41	$13,333,330

Outstanding at December 31, 2015	2,777,777	1.8	4.41	$13,333,330

For the year ended March 31, 2015 and nine-months December 31, 2015, the Company has incurred no warrants based expense.

AMERI HOLDINGS, INC.
NOTES TO AUDITED CONDENSED CONSOLIDATED TRANSITION FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2015

NOTE 14.      RESTRICTED STOCK UNITS:

On August 4, 2015, the Company issued 83,189 options for the initial restricted stock unit grant. Prior to this issuance there had been no restricted stock unit grants. This tranche of restricted stock units are valued at $3.51 or market value on the date of the grant and vest over 1 year. The value on the grant date of the restricted stock units was $291,994 and the restricted stock units expense for March 31, 2015 and December 31, 2015 was determined to be $0 and $119,197, respectively. As of December 31, 2015, no restricted stock units have vested.

NOTE 15.      SUBSEQUENT EVENTS:

On January 18, 2016, the Company entered into a non-binding letter of intent (“Letter of Intent”) relating to the acquisition of all of the membership interests of DC&M Partners, LLC (“DCM”). The Letter of Intent provides for a purchase price of $3 million cash, the issuance of 1,500,000 shares of the Company’s common stock, and earn-out payments of up to $3 million and 100,000 shares of the Company’s common stock. DCM is an IT development, consulting and management company with revenues for the 2015 calendar year of approximately $18.3 million (based on unaudited financial statements). The Company anticipates that due diligence can be completed and the transaction can be closed during the second quarter of 2016, although there can be no assurance the transaction will be consummated as described in the Letter of Intent, in this time frame or at all. Approval of the Company’s Board will be required for the closing of the acquisition. Stockholder approval is not necessary and the Company does not believe there are any required regulatory approvals.

On January 28, 2016, the Company announced the appointment of Edward O’Donnell as Chief Financial Officer of Ameri effective January 28, 2016 and entered into an employment letter agreement (the “Employment Agreement”) with him. Pursuant to the Employment Agreement, Mr. O’Donnell will receive an annual base salary of $175,000 and be eligible for bonus distributions as determined by the Board of Directors, based on meeting and exceeding mutually agreed upon annual performance goals. Additionally, Mr. O’Donnell received an option to purchase 100,000 shares of common stock at an exercise price based on market value on the grant date and expiring on January 28, 2022. The option vests in thirds on each grant date of the first through third anniversaries beginning January 28, 2017.

On October 26, 2015, the Company, together with its affiliates, announced that it delivered a merger proposal to Edgewater Technology, Inc. (Edgewater) valuing Edgewater at a price of $8.50 per share. In December 2015, the bid was rejected and withdrawn. Edgewater has retained Signal Hill for investment banking advisory services and the Company has been in contact with members of Signal Hill regarding a potential transaction with Edgewater.  There is no assurance that a transaction between the Company and Edgewater will be entered into, or, if the Company enters into a transaction with Edgewater, what the terms of that transaction would be.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Ameri and Partners, Inc.

We have audited the accompanying consolidated balance sheets of Ameri and Partners, Inc. (the “Company”) as of March 31, 2015 and 2014 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2015 and for the period from November 27,2013 (Date of Inception) to March 31,2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform tire audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such, opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2015 and 2014 and the results of its operations and its cash flows for the year ended March 31, 2015 and for the period from November 27, 201.3 (Date of Inception) to March 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Ram Associates
Ram Associates
Hamilton, NJ

May 20, 2015.

3240 EAST STATE STREET EXT. ♦ HAMILTON, NJ 086 1 9 ♦ (609) 63 1 -9552/63 1 -9553 ♦ FAX (888) 3 1 9-8898 PKRAM@ RAM ASSOCIATES. US

Ameri and Partners Inc. and Subsidiaries
Consolidated Balance Sheets
March 31,

	2015	2014

Assets

Current assets:
Cash and cash equivalents	$825,621	$374,706
Accounts receivable	2,981,574	2,937,292
Other current assets	180,622	125,864
Total current assets	3,987,817	3,437,862

Investments	340,000	-

Fixed assets - net	29,906	3,084

Intangible assets - net	100,000	-

Security deposit	3,750	-

Total assets	$4,461,473	$3,440,946

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$2,936,608	$2,802,825
Other current liabilities	146,791	-
Taxes payable	405,218	213,561
Total current liabilities	3,488,617	3,016,386

Stockholders' equity:
Common stock, $0.01 par value; 150,000 shares authorized, 99,225 and 65,509 issued and outstanding as of March 31, 2015 and March 31, 2014, respectively	992	655
Additional paid-in capital	134,008	9,345
Retained earnings	837,856	414,560
Total stockholders' equity	972,856	424,560

Total liabilities and stockholders' equity	$4,461,473	$3,440,946

- see accompanying notes to consolidated financial statements -

Ameri and Partners Inc. and Subsidiaries
Consolidated Statements of Income
For the year ended March 31, 2015 and for the period from November 27, 2013 (Date of Inception) to March 31, 2014

	2015	Period from November 27, 2013 (Date of inception) to March 31, 2014

Net revenue	$16,804,379	$6,144,402

Cost of revenue	15,114,400	5,233,361

Gross profit	1,689,979	911,041

Operating expenses:

Selling, general and administration expenses	1,015,249	282,819

Operating income before other income / (expenses):	674,730	628,222

Depreciation and amortization	(33,372)	(116)

Interest income	-	15

Net income before income tax	641,358	628,121

Income tax expense	(218,062)	(213,561)

Net income	$423,296	$414,560

- see accompanying notes to consolidated financial statements -

Ameri and Partners Inc. and Subsidiaries
Consolidated Statement of Changes in Stockholders’ Equity
For the year ended March 31, 2015 and for the period from November 27, 2013 (Date of Inception) to March 31, 2014

	Common Stock
	Shares	Amount	Additional paid-in-capital	Retained earnings	Total stockholders’ equity
Balance at November 27, 2013 (Date of Inception)	-	$-		$-	$-

Issuance of capital	65,509	655	9,345	10,000

Net income				414,560	414,560

Balance at March 31, 2014	65,509	$655	$9,345	$414,560	$415,215

Issuance of capital - April 1, 2014	33,716	337	124,663		125,000

Net income				423,296	423,296

Balance at March 31, 2015	99,225	$992	$134,008	$837,856	$963,511

- see accompanying notes to consolidated financial statements -

Ameri and Partners Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the year ended March 31, 2015 and for the period from November 27, 2013 (Date of Inception) to March 31, 2014

	2015	Period from November 27, 2013 (Date of inception) to March 31, 2014
Cash flows from operating activities:
Net income	$423,296	$414,560
Adjustment to reconcile net income to net cash provided by operating activities
Depreciation and amortization	33,372	116
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(44,282)	(2,937,292)
Other current assets	(54,758)	(125,864)
Security deposit	(3,750)	-
Increase (decrease) in:
Accounts payable and accrued expenses	133,783	2,802,825
Other current liabilities	146,791	-
Taxes payable	191,657	213,561
Net cash provided by operating activities	826,109	367,906

Cash flows from investing activities:
Purchase of fixed assets	(35,194)	(3,200)
Increase in intangibles	(125,000)	-
Investments	(340,000)	-
Net cash used in investing activities	(500,194)	(3,200)

Cash flows from financing activities:
Issuance of capital	125,000	10,000
Net cash provided by financing activities	125,000	10,000

Net increase in cash and cash equivalents	450,915	374,706
Cash at the beginning of the year	374,706	-
Cash at the end of the year	$825,621	$374,706

Supplementary disclosure of cash flows information
Cash paid during the period for:
Interest	$-	$-
Income taxes	26,405	-

- see accompanying notes to consolidated financial statements -

AMERI AND PARTNERS, INC AND SUBSIDIARIE
NOTES TO FINANCIAL STATEMENTS
March 31, 2015 and 2014

1) Organization and Description of Business

Ameri and Partners, LLC (“Ameri100” or “the Company”)) a Delaware Limited Liability Company was formed on November 27, 2013. Ameri100 is a Technology Management Solution Company. The Company’s Architect and Implement solutions are designed to transform technology operations of client organizations. Ameri100’s Lean Enterprise Architecture Partner (LEAP), program enables clients to plan and implement both short and long term IT strategy. The Company leverages its global partner ecosystem which enables it to leverage a global talent pool. The global partner ecosystem helps Ameri100 to leverage the best talent at the right time. Ameri100 focuses on providing Transactional, Transitional and Transformational IT strategy and implementation to its clients.

Winhire Inc.

The Company entered into a Business Transfer Agreement on April 1, 2014 to acquire Winhire, Inc. (the “Subsidiary”). The Subsidiary, incorporated on July 2, 2011 is a Delaware corporation. As of April 1, 2014 the Company owns 100% of the Subsidiary.

2) Summary of Significant Accounting Policies

Basis of consolidated financial statements

The consolidated financial statements include the financial statements of the Company and its Subsidiaries. For the period from November 27, 2013 (Date of Inception) to March 31, 2014, the financial statements consist of the Company alone. All significant related party accounts and transactions between the Company and the Subsidiary have been eliminated upon consolidation. Previous year’s numbers are regrouped wherever necessary.

Accounting Policies

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (US GAAP); consequently, revenue is recognized when services are rendered and expenses are reflected when costs are incurred.

Business combination

In accordance with FASB ASC 805 “Business Combinations”, assets and liabilities are recorded at their acquisition date fair values.  Any differences between those fair values and the purchase price is recorded as goodwill or gain.

Management makes estimates of fair values based upon assumptions believed to be reasonable.  These estimates are based on historical experience and information obtained from the management of the acquired companies. Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from revenues, customer relationships, key management and market positions, assumptions about the period of time the acquired trade names will continue to be used in the Company’s combined product portfolio, and discount rates used to establish fair value.  These estimates are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

AMERI AND PARTNERS, INC AND SUBSIDIARIE
NOTES TO FINANCIAL STATEMENTS
March 31, 2015 and 2014

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are often based on judgments, probabilities and assumptions that management believes are reasonable but that are inherently uncertain and unpredictable. As a result, actual results could differ from those estimates. Management periodically evaluates estimates used in the preparation of the financial statements for continued reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based on such periodic evaluations.

Revenue Recognition

The Company recognizes revenue in accordance with the Accounting Standard Codification 605 “Revenue Recognition.” Revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the seller’s price to buyer is fixed and determinable, and (4) collectability is reasonably assured.

The Company recognizes revenue from information technology services as the services are provided. Service revenues are recognized based on contracted hourly rates, as services are rendered or upon completion of specified contracted services and acceptance by the customer.

Cash and Cash Equivalents

The Company considers all highly-liquid investments (including money market funds) with an original maturity at acquisition of three months or less to be cash equivalents. The Company maintains cash balances, which may exceed federally insured limits. The Company does not believe that this results in any significant credit risk.

Accounts Receivable

The Company extends credit to clients based upon management’s assessment of their credit-worthiness on an unsecured basis. The Company provides an allowance for uncollectible accounts based on historical experience and management evaluation of trend   analysis.   The Company includes any balances that are determined to be uncollectible in its allowance for doubtful accounts. The allowances for uncollectible accounts as of March 31, 2015 and for the period from November 27, 2013 to March 31, 2014 were $ Nil. Based on the information available, management believes the Company’s accounts receivable, net of allowance for doubtful accounts, are collectible.

Property and Equipment

Property and equipment is stated at cost. The Company provides for depreciation of property and equipment using the straight-line method over the estimated useful lives of the related assets ranging from 3 to 7 years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease terms or the useful lives of the improvements. The Company charges repairs and maintenance costs that do not extend the lives of the assets to expenses as incurred.

AMERI AND PARTNERS, INC AND SUBSIDIARIE
NOTES TO FINANCIAL STATEMENTS
March 31, 2015 and 2014

The Company accounts for computer software costs developed for internal use in accordance with accounting principles generally accepted in the Unites States, which require companies to capitalize certain qualifying costs during the application development stage of the related software development project and to exclude the initial planning phase that determines performance requirements, most data conversion, general and administrative costs related to payroll and training costs incurred. Whenever a software program is considered operational, the Company considers the project to be completed, places it into service, and commences amortization of the development cost in the succeeding month.

Investments

Investments in an entity where the Company owns less than twenty percent of the voting stock of the entity and does not exercise significant influence over operating and financial policies of the entity are accounted for using the cost method. Investments in the entity where the Company owns twenty percent or more but not in excess of fifty percent of the voting stock of the entity or less than twenty percent and exercises significant influence over operating and financial policies of the entity are accounted for using the equity method. The Company has a policy in place to review its investments at least annually, to evaluate the carrying value of the investments in these companies. The cost method investment is subject to impairment assessment if there are identified events or changes in circumstance that may have a significant adverse effect on the fair value of investments.  If the Company believes that the carrying value of an investment is in excess of estimated fair value, it is the Company’s policy to record an impairment charge to adjust the carrying value to the estimated  fair value, if the impairment is  considered other-than-temporary.

Income Taxes

The Company was formed as a Limited Liability Company and subsequently converted to into a corporation. The Company has elected to be taxed as a C Corporation. Income taxes have been provided for using an assets and liability approach in which deferred tax assets and liabilities are recognized for the differences between  the  financial  statement  and  tax  basis  of  assets  and  liabilities using enacted tax rates in  effect  for  the years in  which  the  differences  are  expected  to  reverse. A valuation allowance is provided for the portion of deferred tax assets when, based on available evidence, it is not “more-likely-than-not” that a portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rate and laws.

The Company’s effective tax rate is 34% for the fiscal year ended March 31, 2015 and for the period from November 27, 2013 to March 31, 2014. The future effective income tax rate depends on various factors, such as the Company’s income (loss) before taxes, tax legislation and the geographic composition of pre-tax income.

The Company files income tax returns in the U.S. federal jurisdiction, and various State jurisdictions.  The Company is generally subject to U.S. Federal, State and local examinations by tax authorities for the calendar year 2013 and 2014, and the last three years of the Subsidiary’s tax returns are subject examinations by tax authorities.

AMERI AND PARTNERS, INC AND SUBSIDIARIE
NOTES TO FINANCIAL STATEMENTS
March 31, 2015 and 2014

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., exit price) in an orderly transaction between market participants at the measurement date. Additionally, the Company is required to provide disclosure and categorize assets and liabilities measured at fair value into one of three different levels depending on the assumptions (i.e., inputs) used in the valuation. Level 1 provides the most reliable measure of fair value while level 3 generally requires significant management judgment. Financial assets and liabilities are classified in their entirety based on the lowest level of input significant to the fair value measurement. The fair value hierarchy is defined as follows:

Level 1 – Valuations are based on unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 – Valuations are based on quoted prices for similar assets or liabilities in active markets, or quoted prices in markets that are not active for which significant inputs are observable, either directly or indirectly.

Level 3 – Valuations are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate of what market participants would use in valuing the asset or liability at the measurement date.

The following table summarizes fair value measurements at March 31, 2015 and 2014 for assets and liabilities measured at fair value on a recurring basis:

March 31, 2015	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$825,621	$-	$-	$825,621
Investment	340,000	-	-	-

March 31, 2014	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$374,706	$-	$-	$374,706

The carrying amount of certain of the Company’s financial instruments, including accounts receivable and accounts payable, approximates fair value due to the relatively short maturity of such instruments.

Concentrations

For the year ended March 31, 2015 sales to three major customers accounted for 93% of total revenue. These same customers accounted for 85% of the accounts receivable balance at March 31, 2015. For the period from November 27, 2013 to March 31, 2014, sales to one customer (Axalta Coating Systems LLC) accounted for 100% of total revenue. The same customer accounted for 100% of the accounts receivable at March 31, 2014. The Company maintains cash balances in two financial institutions. The balances are generally insured by the Federal Deposit Insurance Corporation up to $250,000 per institution. At March 31, 2015 and 2014, the Company had cash balances totaling $825,621 and $374,706, respectively, held in different institutions.

AMERI AND PARTNERS, INC AND SUBSIDIARIE
NOTES TO FINANCIAL STATEMENTS
March 31, 2015 and 2014

3) Property and Equipment

Property and equipment consisted of the following at March 31,

	2015	2014
Computer Equipment	$11,642	$2,929
Office Equipment	2,491	271
Furniture and Fixtures	1,292	-
Vehicle	23,768	-
	39,193	3,200
Less : Accumulated Depreciation and Amortization	(9,287)	(116)
Net Fixed Assets	$29,906	$3,084

Depreciation expense during the year ended March 31, 2015 and for the period from November 27, 2013 to March 31, 2014 was $ 8,372 and $116, respectively.

4) Intangible Assets

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist.  Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, requires that goodwill and certain intangible assets be assessed annually for impairment using fair value measurement techniques. During the year ended March 31, 2015, no such impairment was assessed.

Customer List	$125,000
Accumulated amortization	(25,000)
Total	$100,000

Amortization expense during the year ended March 31, 2015 was $ 25,000.

Estimated amortization expenses for intangible assets for each of the next four years are as follows:

Year ending March 31,
2016	$25,000
2017	25,000
2018	25,000
2019	25,000
Total	$100,000

5) Related Party Transactions

a.	Loans and advances

As of March 31, 2015, the Subsidiary has provided a short-term advance of $ 138,808 to Giri Devanur, a shareholder of the company. The amount has been classified under other current assets in the accompanying balance sheet. The advance has been provided on a short-term basis and do not carry any interest. Accordingly, no interest income was accrued in the accompanying financial statement.

AMERI AND PARTNERS, INC AND SUBSIDIARIE
NOTES TO FINANCIAL STATEMENTS
March 31, 2015 and 2014

b.	Product development charges – Langer Index

As of March 31, 2015, the Company has paid a total amount of $30,762 to Ameri India and $147,300 to Winhire Technology Pvt Ltd., an entity owned by Giri Devanur and his spouse towards product development charges.

c.	Consultancy Charges

During the year ended March 31, 2015 and the period from November 27, 2013 to March 31, 2014, the Company received consulting services from Ameri India for $1,270,225 and $ 895,000, respectively as per the Master Services Agreement between Ameri and Partners and Ameri Consulting Service Pvt Ltd.

d.	Accounts Payable

As of March 31, 2015 and 2014, the Company had accounts payable balance of $ 77,715 and $379,000, respectively, due to Ameri India for the services rendered as per the MSA.

6) New Accounting Pronouncements

i)           In August 2014, the Financial Accounting Standards Board (“FASB”) issued amended guidance related to disclosure of uncertainties about an entity’s ability to continue as a going concern. The new guidance requires management to evaluate whether there is substantial doubt about the entity’s ability to continue as a going concern and, as necessary, to provide related footnote disclosures. The guidance has an effective date of December 31, 2016. The Company believes that the adoption of this new standard will not have a material impact on its consolidated financial statements.

ii)           In May 2014, the Financial Accounting Standards Board, or (“FASB”), issued Accounting Standard Update, or (“ASU”), 2014-09- Revenue from Contracts with Customers , which provides a single, comprehensive revenue recognition model for all contracts with customers. The core principal of this ASU is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. Early adoption is not permitted. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements.

iii)           In January 2015, the Financial Accounting Standards Board, or (“FASB”), issued Accounting Standard Update, or ASU, 2015-01- Income Statement-Extraordinary and Unusual Items , which seeks to simplify income statement presentation by eliminating the concept of Extraordinary Items. This Update eliminates from GAAP the concept of extraordinary items. Subtopic 225-20, Income Statement—Extraordinary and Unusual Items, required that an entity separately classify, present, and disclose extraordinary events and transactions. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption.

AMERI AND PARTNERS, INC AND SUBSIDIARIE
NOTES TO FINANCIAL STATEMENTS
March 31, 2015 and 2014

7) License Agreement – Langer Index

The Company entered into a License Agreement on March 26, 2015. The agreement between the Licensor and the Company grants a license for the Langer Model to generate the Langer Index. The agreement provides for an exclusive, perpetual, irrevocable and worldwide use of the Langer Model by the Company. License fees are payable to the Licensor at the rate of $10,000 per customer for the first 100 customer contracts. Thereafter, the fees will be payable at the rate of $5,000 for every 100 customer contracts, which will be payable upon signing of every block of 100 customers.

8) Commitments

Legal Matters

Currently, the Company is not involved in any action, arbitration and / or other legal proceedings  that  it   expects  to  have  a  material  adverse  effect on  the  business, financial condition, results of operations or liquidity of the Company. All legal cost is expensed as incurred.

Operating Lease

The Company has entered into an operating lease for its office facility and equipment lease expiring through September 2015.

Future minimum payments under leases with a term greater than one-year as of March 31, 2015 are as follows:

Years ending March 31,	Total
2016	$6,073
Total	$6,073

Rent expense amounted to $ 15,145 for the year ended March 31, 2015.

9) Acquisition of Winhire Inc.

The Company has entered into a Business Transfer Agreement (“Agreement”) to acquire 100% ownership in Winhire Inc., a Delaware Corporation on April 01, 2014. The Company has offered and issued 33,716 number of its common shares for a total value of $125,000 as consideration for the Agreement. The purchase consideration of $125,000 is allocated towards the value of customer accounts acquired and has been classified under intangible assets in the accompanying balance sheet. The customer accounts is subject to amortization and will be amortized over a period of five years.

10) Investments

The Company has entered into a Share Purchase Agreement (“Agreement”) to acquire 100% ownership in Linear Logics Corp., a Pennsylvania Corporation on April 1, 2015 for a total price of $2,250,000. A total of $1,000,000 is payable in cash and balance amount is payable in the form of shares of the Company. The Company has paid the first installment of $340,000 towards the cash price which is classified as an investment in the accompanying balance sheet. The balance is payable in two installments. The Agreement is subject to various preconditions subject to which the balance amount of $660,000 is payable. The agreement has not been fully executed and closed as of the balance sheet date and hence, the financial statements of Linear Logics Corp. is not part of the accompanying consolidated financial statements. The Company has not been issued the shares and is not in control of the affairs of Linear Logics Corp. as of the balance sheet date.

AMERI AND PARTNERS, INC AND SUBSIDIARIE
NOTES TO FINANCIAL STATEMENTS
March 31, 2015 and 2014

11) Subsequent Events

The Company has evaluated subsequent events through May 20, 2015, the date which the financial statements were available to be issued. The Company is pursuing various investment options through mergers and acquisitions. As of the balance sheet date and through the date of the report, the Company has not finalized any transaction. No other reportable subsequent events have occurred through May 20, 2015 which would have a significant effect on the financial statements as of March 31, 2015, except as otherwise disclosed.

CERTIFIED PUBLIC ACCOUNTANTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Bellsoft, Inc.

We have audited the accompanying consolidated balance sheets of Bellsoft, Inc. (the “Company”) as of December 31, 2014 and 2013 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Ram Associates
Ram Associates
Hamilton, NJ

January 21, 2016.

3240 EAST STATE STREET, HAMILTON, NJ 08619 (609) 631-9552/631-9553+ FAX   (888) 319-8898 PKRAM@RAMASSOCIATES.US

BELLSOFT, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,
	2014	2013
ASSETS

CURRENT ASSETS
Cash	$1,209,793	$2,309,919
Accounts receivable, net	4,232,603	2,873,991
Employee advances	7,114	5,500
Prepaid expenses	4,604	59,697
Other receivable	38,025	-
TOTAL CURRENT ASSETS	5,492,139	5,249,107

PROPERTY AND EQUIPMENT, NET	111,856	98,050

OTHER ASSETS
Security deposits	85,916	88,296
Note receivable from shareholder	-	220,000
Other assets	7,076	5,824
TOTAL OTHER ASSETS	92,992	314,120

TOTAL ASSETS	$5,696,987	$5,661,277

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,150,862	$731,825
Accrued expenses	1,477,099	1,127,963
Customer advances	89,770	211,969
Line of credit	500,000	1,750,000
Income tax payable	21,143	29,953
TOTAL CURRENT LIABILITIES	3,238,874	3,851,710

SHAREHOLDERS' EQUITY
Common stock, no par, authorized 10,000 shares,
issued and outstanding 750 shares	102,875	102,875
Retained earnings	2,396,321	1,694,266
Accumulated other comprehensive loss	(127,865)	(68,904)
Non-controlling interest	86,782	81,330
TOTAL SHAREHOLDERS' EQUITY	2,458,113	1,809,567

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$5,696,987	$5,661,277

- See accompanying notes to consolidated financial statements -

BELLSOFT, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Comprehensive Income
Years Ended December 31

	2014	2013

REVENUES	$21,338,280	$20,813,072

OPERATING EXPENSES	20,415,251	19,837,896

Income from operations	923,029	975,176

OTHER INCOME (EXPENSES)
Interest income	2,434	1,901
Loss on disposal of assets	(1,202)	-
Interest expense	(28,578)	(26,970)
Unrealized gain on foreign currency	22,140	7,956
TOTAL OTHER EXPENSE	(5,206)	(17,113)

Income before income tax expense	917,823	958,063

Income tax expense	17,192	53,126

Net income	900,631	904,937

Net income/(loss), non-controlling interest	5,452	20,338

Net income, controlling interest	895,179	884,599

Other comprehensive income (loss):
Foreign currency translation adjustment	(58,961)	(3,683)

Comprehensive income	$836,218	$880,916

- See accompanying notes to consolidated financial statements -

BELLSOFT, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in
Shareholders’ Equity
Years Ended December 31, 2014 and 2013

			Accumulated
			Other		Total
	Common	Non-Controlling	Comprehensive	Retained	Shareholders'
	Stock	Interest	Loss	Earnings	Equity
Balance at December 31, 2012	102,875	$60,992	$(65,211)	$3,020,097	$3,188,743
Net income		20,338		884,599	904,937
Shareholders' distributions				(2,210,430)	(2,210,430)
Foreign currency translation adjustment			(3,683)		(3,683)

Balance at December 31, 2013	102,875	81,330	(68,904)	1,694,266	1,809,567
Net income	-	5,452	-	895,179	900,631
Shareholders' distributions	-	-	-	(193,124)	(193,124)
Foreign currency translation adjustment	-	-	(58,961)	-	(58,961)

Balance at December 31, 2014	102,875	$86,782	$(127,865)	$2,396,321	$2,458,113

- See accompanying notes to consolidated financial statements -

BELLSOFT, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31,

	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$900,631	$904,937
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24,040	47,320
Translation adjustment	(58,961)	2,564
Changes in assets and liabilities: Accounts receivable
	(1,358,612)	190,598
Employee advances	(1,614)	44,500
Prepaid expenses	55,093	(30,596)
Other receivable	(38,025)	-
Security deposits	2,380	10,061
Other assets	(1,252)	(5,824)
Accounts payable	419,037	(715,765)
Accrued expenses	349,136	(147,232)
Customer advances	(122,199)	206,487
Income tax payable	(8,810)	(11,559)
Net cash provided by operating activities	160,844	495,491

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(37,846)	(9,577)
(Increase)/decrease in note receivable from shareholder	220,000	(50,000)
Net cash provided by/(used in) investing activities	182,154	(59,577)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase/(decrease) in line of credit	(1,250,000)	1,750,000
Shareholders' distributions	(193,124)	(2,210,430)
Net cash used in financing activities	(1,443,124)	(460,430)

Net decrease in cash and cash equivalents	(1,100,126)	(24,516)

Cash at beginning of year	2,309,919	2,334,435

Cash at end of year	$1,209,793	$2,309,919

Supplemental disclosure:
Cash paid for interest	$28,578	$26,970
Cash paid for foreign income taxes	$59,864	$82,374

- See accompanying notes to consolidated financial statements -

BELLSOFT, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

NOTE 1 - NATURE OF OPERATIONS

Bellsoft, Inc. (“Bellsoft”), was incorporated in the State of Georgia on March 19, 1996. The Company provides implementation and custom development services for Enterprise Resource Planning (ERP) software.

On February 7, 2005, Bellsoft acquired 72% ownership interest in Bellsoft India Solutions Private (Pvt) Limited (Ltd), a company incorporated under the laws of India (“Bellsoft India”).  The primary purpose of Bellsoft India is to provide back office and marketing functions to Bellsoft, Inc. Bellsoft India’s fiscal year ends on March 31st.  For consolidation purposes Bellsoft India prepares statements for the reporting period, which corresponds with the fiscal year of the parent.

On August 31, 2011, Bellsoft formed BSI Global IT Solutions, Inc. (Bellsoft Canada), a company incorporated under the laws of Canada. The primary purpose of Bellsoft Canada is to provide implementation and custom development services for ERP software for clients in Canada. Bellsoft owns 100% of Bellsoft Canada.

Bellsoft India and Bellsoft Canada are collectively referred to as the Subsidiaries. Bellsoft, Inc. and the Subsidiaries are collectively referred to as the Company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

BASIS OF PRESENTATION

The Company has adopted the Financial Accounting Standards Board (“FASB”) Codification (“Codification” or “ASC”). The Codification is the single official source of authoritative accounting principles generally accepted in the United States of America (“U.S. GAAP”) recognized by the FASB to be applied by nongovernmental entities. All of the Codification’s content carries the same level of authority.

FOREIGN OPERATIONS AND FOREIGN CURRENCY

The Subsidiaries’ foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange. Net assets of foreign operations were approximately 19% and 12% of the Company’s total net assets at December 31, 2014 and 2013, respectively. Cash held in foreign based bank accounts totaled approximately $290,000 and $268,000 at December 31, 2014 and 2013.

BELLSOFT, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

The Subsidiaries transact business in their local currencies. The financial statements reflect the translation of the functional currency statements to U.S. Dollars. Financial statements use end-of-period exchange rates for assets and liabilities, weighted average exchange rates for revenues and expenses, and historical rates for equity. The resulting foreign currency translation adjustment is recorded in accumulated other comprehensive income (loss) as a component of equity.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with FASB ASC 985-605-25-79. Revenue is derived from time and expense contracts and is recognized as the services are performed. Revenue received as reimbursements of billable expenses is reported on a gross basis within revenue and the related expenses are recorded in operating expenses. Unbilled revenue is comprised of revenue recognized in relation to efforts incurred on time and expense contracts  not billed at a period end where services are performed in accordance with  agreed terms. Customer advances represent payments received in advance of an engagement and are deferred until the service is performed.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

The Company routinely assesses the financial strength of its customers and debtors and believes that its accounts receivable credit risk exposure is limited. Accounts receivable are carried at the original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. An allowance is provided for known and anticipated credit losses, as determined by management in the course of regularly evaluating individual customer receivables. This evaluation takes into consideration a customer’s financial condition  and credit history, as well as current economic conditions. Accounts receivable are considered delinquent when they are over 90 days past due and are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded in income when received.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years.

Expenditures for maintenance and repairs are charged to income as incurred. Additions and betterments are capitalized. The cost of properties sold or otherwise disposed of, and the accumulated depreciation thereon, is eliminated from the property and reserve accounts, and gains and losses are reflected in the consolidated statements of operations.

BELLSOFT, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

INCOME TAXES

Bellsoft has elected to be taxed as an S corporation for income tax purposes effective January 1, 2002. Accordingly, the shareholders are responsible for income taxes; therefore, no provision for income taxes is included in these financial statements for Bellsoft, Inc.

Bellsoft’s policy is to distribute dividends to provide funds for shareholders to pay income taxes on income reported by the Company.  Periodically, additional distributions are paid to reduce equity in excess of management’s evaluation of the amount required for working capital. Management believes the payment of additional distributions will not negatively impact profitability or impair the operating needs of the Company. Equity distributions during the years ended December 31, 2014 and 2013 were $193,124 and $2,210,430, respectively.

The Company accounts for the effect of any uncertain tax positions based on a more likely than not threshold to the recognition of the tax positions being sustained based on the technical merits of the position under scrutiny by the applicable taxing authority. If a tax position or positions are deemed to result in uncertainties of those positions, the unrecognized tax benefit is estimated based on a cumulative probability assessment that aggregates the estimated tax liability for all uncertain tax positions. Interest and penalties assessed, if any, are accrued as income tax expense.

The Company has evaluated its tax positions and determined no uncertainty requires recognition. The Company files income tax returns in the U.S. federal jurisdiction, and various state jurisdictions, as well as the required foreign countries. The Company is generally no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2011.

ADVERTISING COSTS

Advertising costs are charged to operations when incurred.  Advertising expense were $25,069 and $54,429 for the years ended December 31, 2014 and 2013.

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable as of December 31, 2014 and 2013 are summarized as follows:

Amounts due for services rendered and billed:	2014	2013
Outstanding less than 90 days	$3,404,399	$2,539,564
Outstanding more than 90 days	-	-
	3,404,399	2,539,564
Less: allowance for doubtful accounts	(19,608)	-
Amounts due for services rendered and billed, net	3,384,791	2,539,564
Amounts due for services rendered not billed:	847,812	334,427
Accounts receivable, net	$4,232,603	$2,873,991

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31,

	2014	2013
Computer equipment	$169,329	$180,262
Furniture and fixtures	50,321	73,006
Office premises - India	44,181	56,292
Software	72,988	90,019
Office equipment	70,235	110,392
Leasehold improvements	4,194	4,194
Fixed assets, gross	411,248	514,165
Less: accumulated depreciation	(299,392)	(416,115)
Fixed assets, net	$111,856	$98,050

Depreciation expense for the years ended December  31, 2014 and 2013 were $24,040  and $47,320, respectively.

BELLSOFT, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

NOTE 5 - LINE OF CREDIT

Bellsoft had a revolving line of credit based on an agreement dated May 13, 2011 with a current maturity date of October 30, 2015. The line of credit had a maximum borrowing base of $2,000,000 with the interest rate at BBA Libor Daily Floating plus 2.75%.  The line was secured by (1) a shareholders’ personal guaranty and (2) a lien on all business assets of the Borrower including, but not limited to, accounts receivable, fixed assets and general intangible assets. The line of credit required Bellsoft, Inc. to meet certain financial and non- financial covenants which is typical to such agreements.

The outstanding balance of the line of credit was $500,000 and $1,750,000 at December 31, 2014 and 2013, respectively. Interest was accrued at 2.919% at December 31, 2014 and 2013. Total interest expense for the years ended December 31, 2014 and 2013 were $28,578 and $26,970, respectively.

The outstanding balance of the line of credit was fully paid off and cancelled subsequent to the share purchase agreement entered into by the Company and Ameri Holdings, Inc. (See Note 11).

NOTE 6 - INCOME TAXES

The Company accounts for income taxes under the provisions of the FASB ASC 740, Income Taxes. Current income tax expense consists of the following for the years ended December 31, 2014 and 2013:

Foreign income tax:	2014	2013
Canada	$8,848	$29,953
India	8,344	23,173
Total current income tax expense	$17,192	$53,126

In the ordinary course of business, there are many intercompany transactions that affect the calculation and estimation of the Company’s tax liability. Although the Company’s management believes that their tax estimates are reasonable, there is no assurance that the final determination of tax liability will not be different from what is reflected in the Company’s income tax provisions and accruals.

NOTE 7 - EMPLOYEE BENEFIT PLAN

Bellsoft maintains a  defined contribution 401K plan covering all eligible employees of Bellsoft, Inc. Employees 21 years of age are eligible to participate in the plan after six months of service. Employees are allowed to contribute up to the maximum amount under the Internal Revenue Code. The plan allows Bellsoft to make a discretionary match of employee contributions.  During  2014 and 2013, Bellsoft contributed $12,164 and $17,209, respectively, to the Plan.

BELLSOFT, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

NOTE 8 - RECENT ACCOUNTING PRONOUNCEMENTS

i) On May 28, 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers  (Topic 606), with an effective date for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, for public business entities, certain not-for-profit entities, and certain employee benefit plans. The effective date for all other entities was for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018.

The amendments in this Update defer the effective date of Update 2014-09. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in Update 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.

All other entities should apply the guidance in Update 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Earlier application is permitted only as of an annual reporting period beginning after December 15, 2016, including interim reporting periods within that reporting period, or an annual reporting period beginning after December 15, 2016, and interim reporting periods within annual reporting periods beginning one year after the annual reporting period in which an entity first applies the guidance in Update 2014-09.

ii) In January 2015, the FASB issued Accounting Standard Update, or ASU, 2015-01-Income Statement-Extraordinary and Unusual Items, which seeks to simplify income statement presentation by eliminating the concept of Extraordinary Items. This Update eliminates from GAAP the concept of extraordinary items. Subtopic 225-20, Income Statement—Extraordinary and Unusual Items, required that an entity separately classify, present, and disclose extraordinary events and transactions. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption.

NOTE 9 - OPERATING LEASES

Bellsoft leases office space in Lawrenceville, Georgia under a net operating lease agreement. Lease expense for leased property has been accounted for under the operating lease method where ownership of the asset does not transfer to the lessee.  The lease agreement has expired and the Company is a tenant at will on a month to month basis.

Bellsoft India leases office facilities in Chennai, India under a month to month net operating lease agreement.

Bellsoft Canada does not maintain office space.

BELLSOFT, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

Operating lease expense was $107,377 and $150,809 for the years ended December 31, 2014 and 2013.

NOTE 10 - CONCENTRATION OF CREDIT RISK

For the years ended December 31, 2014 and 2013, approximately 80% and 88% of Bellsoft’s revenue was derived from five customers.   As of December 31, 2014 and 2013, approximately 70% and 78% of the Bellsoft’s accounts receivable were due from four and three customers respectively.

For the years ended December 31, 2014 and 2013, 100% of Bellsoft Canada’s revenue was derived from two customers.   As of December 31, 2014 and 2013, 100% and 96% of the Bellsoft Canada’s accounts receivable were due from two customers, respectively.

At times the Company may have bank deposits in excess of the maximum amount of U.S. Federal or Canada deposit insured limits (FDIC and CDIC, respectively). As of December 31, 2014 and 2013, Bellsoft had approximately $671,000 and $1,795,000, respectively in unsecured cash reserves on deposit in excess of FDIC limit; Bellsoft Canada had approximately $127,000 and $130,000, respectively, in unsecured cash reserve on deposit in excess of CDIC limit.

NOTE 11 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through January 21, 2016, the date the consolidated financial statements were available to be issued.

On November 20, 2015, the Company entered into a share purchase agreement with Ameri Holdings, Inc. (‘“AMERI”) based in Princeton, New Jersey, for the consideration listed below. For financial accounting purposes, the Company recognizes September 1, 2015 as the effective date of the disposition.

The purchase price for the acquisition of the Company consisted of:

1. A cash payment in the amount of $3,000,000 at closing,

2. 235,295 shares of AMERI’s common stock issued at closing,

3. $250,000 quarterly cash payments to be paid on the last day of each calendar quarter of 2016,

4. a $1,000,000 cash reimbursement to be paid 5 days following closing to compensate the sellers of the Company for a portion of the Company’s approximate cash balance as of September 1, 2015,

5. approximately $2,500,000 to be paid and the amount confirmed within 30 days of closing in connection with the excess of the Company’s accounts receivable over its accounts payable as of September 1, 2015, and

6. earn-out payments of approximately $500,000 a year for 2016 and 2017, if earned through the achievement of annual revenue and EBITDA targets specified in the purchase agreement, subject to downward or upward adjustment depending on actual results.

BELLSOFT, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2014 and 2013

Simultaneously with the acquisition of the Company, Bellsoft entered into a Revolving Credit and Security Agreement (the “Credit Facility”) with Federal National Payables, Inc., a Delaware corporation doing business as Federal National Commercial Credit (the “Lender”). Up to $6 million principal amount of advances may be extended under the Credit Facility. The Credit Facility will be used to pay a portion of the costs associated with the acquisition of Bellsoft, with the balance being available for general working capital of Bellsoft. The Credit Facility has a term of two years, which will automatically renew unless a written notice of termination is given by Bellsoft or the Lender to the other at least 60 days prior to the end of the original or any renewed term. Interest under the Credit Facility will accrue on the higher of (a) the outstanding principal amount of advances under the Credit Facility and (b) $2,000,000 at a per annum rate equal to the Prime Rate plus 1.00%, which will be payable monthly in arrears.  With each payment of interest, Bellsoft will also pay a servicing fee of 0.38% multiplied by the higher of (a) the average daily principal amount of advances under the Credit Facility for the previous calendar month or portion thereof and (b) $2,000,000. The Credit Facility is secured by substantially all of Bellsoft’s assets. The amounts borrowed by Bellsoft under the Credit Facility are guaranteed by AMERI.

CERTIFIED PUBLIC ACCOUNTANTS REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Members,

We have audited the accompanying balance sheets of DC&M Partners, L.L.C. (the “Company”) as of December 31, 2015 and 2014 and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Ram Associates
Ram Associates
Hamilton, NJ

October 11, 2016.

3240  EAST  STATE  STREET  EXT.  +  HAMILTON, NJ08619  +   (609)  631-9552/63    1-9553     +     FAX  (888) 319-8898 PKRAM@RAMASSOCIATES.US

DC&M PARTNERS L.L.C.
Balance Sheets

	December 31,
	2015	2014
ASSETS

CURRENT ASSETS
Cash	$1,171,274	$1,402,294
Accounts receivable, net	3,940,153	2,610,165
Prepaid expenses	47,181	45,709
TOTAL CURRENT ASSETS	5,158,608	4,058,168

PROPERTY AND EQUIPMENT, NET	1,780	-

OTHER ASSETS
Security deposits	1,263	1,263
Other assets	5,406	42,063
TOTAL OTHER ASSETS	6,669	43,326

TOTAL ASSETS	$5,167,057	$4,101,494

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$2,541,090	$1,531,271
Accrued expenses	2,398	3,833
Income tax payable	79,667	54,370
TOTAL CURRENT LIABILITIES	2,623,155	1,589,474

LONG-TERM LIABILITIES
Deferred Compensation	449,469	449,469
TOTAL CURRENT AND LONG-TERM LIABILITIES	3,072,624	2,038,943

MEMBERS' EQUITY	2,094,433	2,062,551
TOTAL MEMBERS' EQUITY	2,094,433	2,062,551

TOTAL LIABILITIES AND MEMBERS' EQUITY	$5,167,057	$4,101,494

See accompanying notes to financial statements

DC&M PARTNERS, L.L.C.
Statements of Income and Comprehensive Income

	Year Ended December 31,
	2015	2014
REVENUES	$17,865,584	$16,341,331
COST OF SALES	14,518,816	13,477,468
Gross profit	3,346,768	2,863,863
OPERATING EXPENSES	2,182,795	1,825,362
Income from operations	1,163,973	1,038,501
OTHER INCOME (EXPENSES)
Interest income	263	293
Other income	9,000	9,000
Interest expense	(117)	(25)

TOTAL OTHER EXPENSE	9,146	9,268
Income before income tax expense	1,173,119	1,047,769
Income tax expense	87,180	34,660
	1,085,939	1,013,109
Other comprehensive income (loss):
Foreign currency translation adjustment	-	(7,251)
Net income	$1,085,939	$1,005.858

See accompanying notes to financial statements

DC&M PARTNERS, L.L.C.
Statement of Members’ Equity

	MACT		Lucid
	Holdings, LLC	Housenkens LLC	Solutions, Inc.	Total

Balance at December 31, 2013	$631,252	$632,192	$632,433	$1,895,877

Net Income	352,050	352,050	301,758	1,005,858

Member Distributions	(279,728)	(279,728)	(279,728)	(839,184)

Balance at December 31, 2014	703,574	704,514	654,463	2,062,551

Net Income	380,079	380,079	325,781	1,085,939

Member Distributions	(351,352)	(351,352)	(351,353)	(1,054,057)

Balance at December 31, 2015	$732,301	$733,241	$628,891	$2,094,433

See accompanying notes to financial statements

DC&M PARTNERS, L.L.C.
Statements of Cash Flows

	Year Ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,085,939	$1,005,858
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	511	1,727
Changes in assets and liabilities:
Accounts receivable	(1,329,988)	(95,838)
Prepaid expenses	(1,472)	(7,834)
Note receivable	39,157	-
Other assets	(2,500)	-
Accounts payable	1,009,819	218,989
Accrued expenses	(1,434)	2,131
Income tax payable	25,296	12,569
Long term deferred compensation	-	(5,000)
Net cash provided by operating activities	825,328	1,130,934

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(2,291)	(1,668)
Net cash provided by/(used in) investing activities	(2,291)	(1.668)

CASH FLOWS FROM FINANCING ACTIVITIES
Partner distributions	(1,054,057)	(839,184)
Net cash used in financing activities	(1,054,057)	(839,184)

Net decrease in cash and cash equivalents	(231,020)	291,750

Cash at beginning of year	1,402,294	1,110,544

Cash at end of year	$1,171,274	$1,402,294

See accompanying notes to financial statements

DC&M PARTNERS, L.L.C.
Notes to Financial Statements
December 31, 2015 and 2014

NOTE 1 - NATURE OF OPERATIONS

DC&M Partners, L.L.C. (the “Company”), was formed in the State of Arizona on January 29, 2007. The Company provides clients with a wide range of SAP development, consultancy and management services.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Company has adopted the Financial Accounting Standards Board (“FASB”) Codification (“Codification” or “ASC”).  The Codification is the single official source of authoritative accounting principles generally accepted in the United States of America (“U.S. GAAP”) recognized by the FASB to be applied by nongovernmental entities.  All of the Codification’s content carries the same level of authority.

USE OF ESTIMATES

The  preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with FASB ASC 985-605-25-79. Revenue is derived from time and expense contracts and is recognized as the services are performed. Revenue received as reimbursements of billable expenses are reported gross within revenue and the related expenses are recorded in operating expenses. Unbilled revenue comprises of revenue recognized in relation to efforts incurred on time and expense contracts not billed at period end where services are performed in accordance with agreed terms. Customer advances represent payments received in advance of an engagement and are deferred until the service is performed.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

The Company routinely assesses the financial strength of its customers and debtors and believes that its accounts receivable credit risk exposure is limited. Accounts receivable are carried at the original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. An allowance is provided for known and anticipated credit losses, as determined by management in the course of regularly evaluating individual customer receivables. This evaluation takes into consideration a customer’s financial condition and credit history, as well as current economic conditions. Accounts receivable are considered delinquent when they are over 90 days past due and are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded in income when received.

DC&M PARTNERS, L.L.C.
Notes to Financial Statements
December 31, 2015 and 2014

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years.

Expenditures for maintenance and repairs are charged to income as incurred. Additions and betterments are capitalized. The cost of properties sold or otherwise disposed of, and the accumulated depreciation thereon, is eliminated from the property and reserve accounts, and gains and losses are reflected in the consolidated statements of operations.

INCOME TAXES

The Company elected to be taxed as a partnership for income tax purposes effective June 3, 2001. Accordingly, the members are responsible for income taxes and no provision for income taxes is included in these financial statements for the Company.

The Company’s policy is to distribute dividends to provide funds for members to pay income taxes on income reported by the Company. Periodically, additional distributions are paid to reduce equity in excess of management’s evaluation of the amount required for working capital. Management believes the payment of additional distributions will not negatively impact profitability or impair the operating needs of the Company. Equity distributions during the years ended December 31, 2015 and 2014 were $1,054,057 and $839,184, respectively.

The Company accounts for the effect of any uncertain tax positions based on a more likely than not threshold to the recognition of the tax positions being sustained based on the technical merits of the position under scrutiny by the applicable taxing authority. If a tax position or positions are deemed to result in uncertainties of those positions, the unrecognized tax benefit is estimated based on a cumulative probability assessment that aggregates the estimated tax liability for all uncertain tax positions. Interest and penalties assessed, if any, are accrued as income tax expense.

The Company has evaluated its tax positions and determined no uncertainty requires recognition. The Company files income tax returns in the U.S. federal jurisdiction, and various state jurisdictions, as well as the required foreign countries. The Company is generally no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2011.

NOTE 3 - ACCOUNTS RECEIVABLE

Amounts due for services rendered and billed:	2015	2014
Outstanding less than 90 days	$3,843,137	$2,763,589
Outstanding more than 90 days	97,016	(153,424)
	3,940,153	2,610,165
Less: allowance for doubtful accounts	-	-
Amounts due for services rendered and billed, net	3,940,153	2,610,165
Amounts due for services rendered not billed:
Accounts receivable, net	$3,940,153	$2,610,165

DC&M PARTNERS, L.L.C.
Notes to Financial Statements
December 31, 2015 and 2014

NOTE 4 - PROPERTY AND EQUIPMENT

	2015	2014

Office equipment	$54,829	$52,538
Fixed assets, gross	54,829	52,538
Less: accumulated depreciation	(53,049)	(52,538)
Fixed assets, net	$1,780	$-

Depreciation expense for the years ended December 31, 2014 and 2015 were $511 and $1,780, respectively.

NOTE 5 - INCOME TAXES

The Company accounts for income taxes under the provisions of the FASB ASC 740, Income Taxes. Although the Company’s management believes that their tax estimates are reasonable, there is no assurance that the final determination of tax liability will not be different from what is reflected in the Company’s income tax provisions and accruals.

Income tax expense for the years ended December 31, 2015 and 2014 were $87,180 and $34,660, respectively.

NOTE 6 - DEFERRED COMPENSATION

The Company reviews compensation for members on an annual basis and accrues deferred compensation for any excess of amounts owed versus amounts paid to members. As of December 31, 2015 and 2014, deferred compensation was $449,469 and $449,469, respectively.  All dues were paid off as of the report date.

NOTE 7 - RECENT ACCOUNTING PRONOUNCEMENTS

In August 2014, the FASB issued amended guidance related to disclosure of uncertainties about an entity’s ability to continue as a going concern. The new guidance requires management to evaluate whether there is substantial doubt about the entity’s ability to continue as a going concern and, as necessary, to provide related footnote disclosures. The guidance has an effective date of December 31, 2016. The Company believes that the adoption of this new standard will not have a material impact on its financial statements.

In May 2014, the FASB issued Accounting Standard Update, or ASU, 2014-09-Revenue from Contracts with Customers, which provides a single, comprehensive revenue recognition model for all contracts with customers. The core principal of this ASU is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. Early adoption is not permitted. The Company is currently evaluating the impact this ASU will have on its financial statements.

DC&M PARTNERS, L.L.C.
Notes to Financial Statements
December 31, 2015 and 2014

In January 2015, the FASB issued ASU 2015-01-Income Statement-Extraordinary and Unusual Items, which seeks to simplify income statement presentation by eliminating the concept of Extraordinary Items.  This ASU eliminates from U.S. GAAP the concept of extraordinary items.  Subtopic 225-20, Income Statement—Extraordinary and Unusual Items, required that an entity separately classify, present, and disclose extraordinary events and transactions. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption.

In November 20, 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes. The ASU is part of the FASB’s simplification initiative aimed at reducing complexity in accounting standards. Current U.S. GAAP requires the deferred taxes for each jurisdiction (or tax-paying component of a jurisdiction) to be presented as a net current asset or liability and net noncurrent asset or liability. This requires a jurisdiction-by-jurisdiction analysis based on the classification of the assets and liabilities to which the underlying temporary differences relate, or, in the case of loss or credit carryforwards, based on the period in which the attribute is expected to be realized. Any valuation allowance is then required to be allocated on a pro rata basis, by jurisdiction, between current and noncurrent deferred tax assets. To simplify presentation, the new guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. As a result, each jurisdiction will now only have one net noncurrent deferred tax asset or liability. Importantly, the guidance does not change the existing requirement that only permits offsetting within a jurisdiction – that is, companies are still prohibited from offsetting deferred tax liabilities from one jurisdiction against deferred tax assets of another jurisdiction.

NOTE 8 - OPERATING LEASES

The Company leases office space in Chandler, Arizona under net operating lease agreement. Lease expense for leased property has been accounted for under the operating lease method where ownership of the asset does not transfer to the lessee.

Operating lease expense was $46,709 and $29,991 for the years ended December 31, 2015 and 2014, respectively.

NOTE 9 - CONCENTRATION OF CREDIT RISK

For the years ended December 31, 2015 and 2014, approximately 62% and 64%, respectively, of the Company’s revenue was derived from five customers.   As of December 31, 2015 and 2014, approximately 79% and 72%, respectively, of the Company’s accounts receivable were due from five and four customers.

At times the Company may have bank deposits in excess of the maximum amount of U.S. federal deposit insured limits (FDIC). As of December 31, 2015 and 2014, the Company had approximately $1,081,000 and $1,312,000, respectively, in unsecured cash reserves on deposit in excess of the FDIC limit.

NOTE 10 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through October 11, 2016, the date the financial statements were available to be issued.

DC&M PARTNERS, L.L.C.
Notes to Financial Statements
December 31, 2015 and 2014

On July 29, 2015, the Company entered into a membership interest purchase agreement with Ameri Holdings Inc. (“AMERI”), which is based in Princeton, New Jersey, for the purchase of all of the outstanding membership interests of the Company for consideration of: (a) a cash payment in the amount of $3,000,000 at closing, (b) 1,600,000 shares of AMERI common stock, which are to be issued on July 29, 2018 or upon a change of control of AMERI (whichever occurs earlier), and (c) earn-out payments to be paid, if earned, in 2017 and 2018, all as more particularly outlined in the purchase agreement.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the registrant in connection with this offering.  All of the amounts shown are estimates except the Securities and Exchange Commission (the “SEC”) registration fee.

SEC Registration Fee	$4,471
Legal Fees and Expenses	35,000
Accounting Fees and Expenses	1,500
Other	500
Total	$41,471

We will bear all costs, expenses and fees in connection with the registration of these shares, including with regard to compliance with state securities or “blue sky” laws.  The selling security holder, however, will bear all commissions and discounts, if any, attributable to its sale of securities.

Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our Bylaws provide that, to the fullest extent permitted by Delaware law, we will indemnify, and advance expenses to, a director or officer in an action brought by reason of the fact that the director or officer is or was our director or officer, or is or was serving at our request as a director or officer of any other entity, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith. We may maintain insurance to protect a director or officer against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Delaware law.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

Item 15.  RECENT SALES OF UNREGISTERED SECURITIES

During the past two years, we sold the following securities without registration under the Securities Act:

Lone Star Value

For the purpose of financing the ongoing business and operations of our company following the Merger, on May 26, 2015 we completed the Private Placement, issuing the Convertible Note in the principal amount of $5,000,000, together with the Original Warrant, pursuant to the terms of the Securities Purchase Agreement with LSVI. The Convertible Note is unsecured and will become due on May 26, 2017, the second anniversary of the issue date. Prior to maturity, the Convertible Note will bear interest at 5% per annum, with interest being paid semiannually on the first day of each of the first and third calendar quarters. From and after an event of default and for so long as the event of default is continuing, the Convertible Note will bear default interest at the rate of 10% per annum. The Convertible Note can be prepaid by us at any time without penalty.

The Convertible Note is convertible into shares of our common stock at a conversion price of $1.80 per share, or an aggregate of 2,777,778 shares of common stock, subject to adjustment under certain circumstances. The Convertible Note ranks senior to all of our other obligations, except for trade payables in the ordinary course of business, purchase money asset financing and any inventory or receivables-based credit facility that we may obtain in the future, provided that the amount of the credit facility does not exceed 50% of eligible inventory and 80% of eligible receivables. The Convertible Note also includes certain negative covenants including, without LSVI’s approval, restrictions on debt and security interests, mergers and the purchase and sale of assets, dividends and other restricted payments, and investments.

The Original Warrant issued in the Private Placement gave LSVI the right to purchase up to 2,777,777 shares of common stock (equivalent to 100% warrant coverage in respect of the shares underlying the Convertible Note) at an exercise price equal to $1.80 per share.  The Original Warrant may be exercised on a cashless-exercise basis, meaning that, upon exercise, the holder would make no cash payment to us, and would receive a number of shares of our common stock having an aggregate value equal to the excess of the then-current market price of the shares issuable upon exercise of the Original Warrant over the exercise price of the Warrant. The Original Warrant expires on May 26, 2020.

On May 13, 2016, LSVI completed an early partial exercise of its Original Warrant for 1,111,111 shares of our common stock at a price of $1.80 per share, for total consideration to us of $2,000,000, and LSVI was issued a replacement warrant for the remaining 1,166,666 shares under the Original Warrant on the same terms as the Original Warrant.  LSVI also agreed to an amendment of the Convertible Note to extend the maturity of the Convertible Note for two years in exchange for (i) the right to request that the Board expand the size of the Board to nine directors from the current eight, with LSVI having the right to designate up to four of the nine directors, and (ii) the issuance of the Additional Warrant for the purchase of 1,000,000 shares of the Company’s common stock at a price of $6.00 per share, on substantively the same terms as the Original Warrant, except the Additional Warrant may only be exercised for cash.  LSVI’s Registration Rights Agreement, dated May 26, 2015, with the Company was also amended and restated to include the shares of common stock issuable under the Additional Warrant.

On December 30, 2016, the Company entered into the Exchange Agreement with LSVI, pursuant to which the Convertible Note was returned to the Company and cancelled in exchange for 363,611 shares of the Company’s Series A Preferred Stock, which is non-convertible and perpetual preferred stock of the Company. As a result of the exchange transaction, no principal or interest remained outstanding or payable under the Convertible Note and the Convertible Note was no longer convertible into shares of common stock of the Company.

Additional Issuances

On November 20, 2015, we issued 235,295 shares of our Common Stock to the former shareholders of Ameri Georgia as part of the total consideration for the acquisition of Ameri Georgia.

On April 20, 2016, we entered into a Stock Purchase Agreement with Dhruwa N. Rai, pursuant to which Mr. Rai purchased 500,000 unregistered shares of our Common Stock from us at a price per share of $6.00 for aggregate consideration to us of $3,000,000.

On July 22, 2016, we issued 101,250 shares of our Common Stock to the former sole member of Virtuoso as part of the total consideration for the acquisition of Virtuoso .The shares were issued with a value of $6.51 per share.

On July 29, 2016, we became obligated to issue 1,600,000 shares of our Common Stock to the former members of DCM as part of the total consideration for the acquisition of DCM.  The shares are to be issued on July 29, 2018 or upon a change of control of the Company (whichever occurs earlier).

On September 1, 2016, we issued 299,250 shares of Common Stock to Srinidhi “Dev” Devanur, our Executive Chairman, in connection with the completion of our acquisition of Ameri India on July 1, 2016, pursuant to the terms of a Stock Purchase Agreement dated May 26, 2015.

The foregoing issuances were exempt from registration under Section 4(a)(2) of the Securities Act as sales by an issuer not involving a public offering.  None of the foregoing issuances were registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.  Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

See the Exhibit Index, which follows the signature page and which is incorporated by reference herein.

Item 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on February 6, 2017.

Ameri Holdings, Inc.
(Registrant)

Date: February 6, 2017	By:	/s/ Giri Devanur
	Name	Giri Devanur
	Title:	Ameri Holdings, Inc. (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint jointly and severally, Giri Devanur and Carlos Fernandez, or either of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any or all amendments thereto (including without limitation any post-effective amendments hereto), and any Registration Statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, and to file each of the same, with all exhibits thereto, and other documents in connection therewith or herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Giri Devanur	President, Chief Executive Officer	February 6, 2017
Giri Devanur	and Director
(Principal Executive Officer)

/s/ Carlos Fernandez	Interim Chief Financial Officer	February 6, 2017
Carlos Fernandez	(Principal Financial Officer and Principal Accounting Officer)

/s/ Dimitrios J. Angelis	Director	February 6, 2017
Dimitrios J. Angelis

/s/ Venkatraman Balakrishnan	Director	February 6, 2017
Venkatraman Balakrishnan

/s/ Srinidhi Devanur	Director	February 6, 2017
Srinidhi Devanur

/s/ Jeffrey E. Eberwein	Director, Chairman	February 6, 2017
Jeffrey E. Eberwein

/s/ Dr. Arthur M. Langer	Director	February 6, 2017
Dr. Arthur M. Langer

/s/ Robert G. Pearse	Director	February 6, 2017
Robert G. Pearse

/s/ Dhruwa N. Rai	Director	February 6, 2017
Dhruwa N. Rai

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2.1
Agreement of Merger and Plan of Reorganization, dated as of May 26, 2015, among Spatializer Audio Laboratories, Inc., Ameri100 Acquisition, Inc. and Ameri & Partners Inc. (filed as Exhibit 2.1 to AMERI Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on May 26, 2015 and incorporated herein by reference).

2.2
Agreement of Merger and Plan of Reorganization, dated as of July 22, 2016, by and among Ameri Holdings, Inc., Virtuoso Acquisition Inc., Ameri100 Virtuoso Inc., Virtuoso, L.L.C. and the sole member of Virtuoso, L.L.C. (filed as Exhibit 2.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on July 27, 2016 and incorporated herein by reference).

2.3
Membership Interest Purchase Agreement, dated as of July 29, 2016, by and among Ameri Holdings, Inc., DC&M Partners, L.L.C., all of the members of DCM, Giri Devanur and Srinidhi “Dev” Devanur (filed as Exhibit 2.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on August 1, 2016 and incorporated herein by reference).

2.4
Share Purchase Agreement, dated as of November 20, 2015, by and among Ameri Holdings, Inc., Bellsoft, Inc., and all of the shareholders of Bellsoft (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on November 23, 2015 and incorporated herein by reference).

3.1
Amended and Restated Certificate of Incorporation of Ameri Holdings, Inc. (filed as Exhibit 3.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 23, 2016 and incorporated herein by reference).

3.2
Certificate of Designation of Rights and Preferences of 9.00% Series A Cumulative Preferred Stock (filed as Exhibit 3.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on January 4, 2017 and incorporated herein by reference).

3.3
Amended and Restated Bylaws of Ameri Holdings, Inc. (filed as Exhibit 3.2 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 23, 2016 and incorporated herein by reference).

4.1
Form of Certificate Representing Shares of Common Stock of Registrant (filed as Exhibit 4.1 to Ameri Holdings, Inc.’s Registration Statement on Form S-8 filed with the SEC on December 17, 2015 and incorporated herein by reference).

4.2
Form of Common Stock Purchase Warrant issued by Ameri Holdings, Inc. to Lone Star Value Investors, LP, dated May 26, 2015 (filed as Exhibit 4.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 1, 2015 and incorporated herein by reference).

4.3
Common Stock Purchase Warrant, dated May 12, 2016, issued by Ameri Holdings, Inc. to Lone Star Value Investors, LP, dated May 12, 2016 (filed as Exhibit 4.3 to Ameri Holdings, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on May 16, 2016 and incorporated herein by reference).

4.4
Amended and Restated Registration Rights Agreement, dated May 12, 2016, by and between Ameri Holdings, Inc. and Lone Star Value Investors, LP (filed as Exhibit 10.3 to Ameri Holdings, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on May 16, 2016 and incorporated herein by reference).

5.1+	Opinion of Olshan Frome Wolosky LLP.

10.1
Securities Purchase Agreement, dated as of May 26, 2015, by and between Ameri Holdings, Inc. and Lone Star Value Investors, LP. (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 1, 2015 and incorporated herein by reference).

10.2
Stock Purchase Agreement by and between Ameri Holdings, Inc. and the shareholders of Ameri Consulting Service Private Limited. (filed as Exhibit 10.3 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 1, 2015 and incorporated herein by reference).

10.3
Employment Agreement, dated as of May 26, 2015, between Giri Devanur and Ameri Holdings, Inc. (filed as Exhibit 10.4 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 1, 2015 and incorporated herein by reference).

10.4
Employment Agreement, dated as of May 26, 2015, between Srinidhi “Dev” Devanur and Ameri Holdings, Inc. (filed as Exhibit 10.5 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 1, 2015 and incorporated herein by reference).

10.5	Form of Indemnification Agreement. (filed as Exhibit 10.6 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 1, 2015 and incorporated herein by reference).

10.6	Form of Option Grant Letter. (filed as Exhibit 10.7 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 1, 2015 and incorporated herein by reference).

10.7*	2015 Equity Incentive Award Plan. (filed as Exhibit 10.8 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on June 1, 2015 and incorporated herein by reference).

10.8	Form of Restricted Stock Unit Agreement (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Quarterly Report on Form 8-K filed with the SEC on November 23, 2015 and incorporated herein by reference).

10.9
Securities Purchase Agreement, dated as of April 20, 2016, by and between Ameri Holdings, Inc. and Dhruwa N. Rai (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on April 21, 2016 and incorporated herein by reference).

10.10
Loan and Security Agreement, dated as of July 1, 2016, by and among Ameri and Partners Inc, BellSoft, Inc., Ameri Holdings, Inc., Linear Logics, Corp., Winhire Inc, Giri Devanur, the lenders which become a party to the Loan and Security Agreement, and Sterling National Bank, N.A. (a lender and as agent for the lenders) (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on July 7, 2016 and incorporated herein by reference).

10.11
Exchange Agreement, dated as of December 30, 2016, between Ameri Holdings, Inc. and Lone Star Value Investors, LP (filed as Exhibit 10.1 to Ameri Holdings, Inc.’s Current Report on Form 8-K filed with the SEC on January 4, 2017 and incorporated herein by reference).

21.1+	List of Subsidiaries.

23.1+	Consent of Ram Associates.

23.2+	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1)

24.1+	Power of Attorney (included in signature page hereto).

#101.INS	XBRL Instance Document.

#101.SCH	XBRL Taxonomy Extension Schema Document.

#101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

#101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

#101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

#101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

#  Pursuant to Rule 406T of Regulation S-T, this interactive data file is deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

* Includes compensatory plan or arrangement.

+ Filed herewith.